Exhibit 2.1

PURCHASE AGREEMENT
among
HARSCO CORPORATION
ON BEHALF OF ITSELF And the other Sellers NAMED HereIN,
BULLSEYE, INC.
ON BEHALF OF ITSELF AND THE OTHER BUYERS NAMED HEREIN,
BULLSEYE INVESTORS, INC.
and
CD&R BULLSEYE HOLDINGS, L.P.
dated as of September 15, 2013

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF TARGET SHARES AND TARGET ASSETS................	3
1.1 Purchase and Sale of Target Shares and Target Assets..................................................................	3
1.2 Consideration................................................................................................................................	3
1.3 The Closing...................................................................................................................................	5
1.4 UK Entity Closing.........................................................................................................................	5
1.5 Deferred India Entity Closing.......................................................................................................	6
1.6 Deferred China Entities Closing...................................................................................................	7
1.7 Deferred Baroom Closing.............................................................................................................	8
1.8 Deliveries at Closing.....................................................................................................................	9
1.9 Post Closing Purchase Price Adjustment......................................................................................	11
1.10 Purchase Price Allocation...........................................................................................................	14

ARTICLE II REPRESENTATIONS AND WARRANTIES OF HARSCO AND SELLERS............	15
2.1 Incorporation and Authority..........................................................................................................	15
2.2 Capitalization and Subsidiaries.....................................................................................................	16
2.3 No Conflict....................................................................................................................................	17
2.4 Consents and Approvals................................................................................................................	17
2.5 Financial Statements.....................................................................................................................	17
2.6 No Undisclosed Material Liabilities.............................................................................................	18
2.7 Litigation.......................................................................................................................................	19
2.8 Employee Benefits........................................................................................................................	19
2.9 Taxes.............................................................................................................................................	22
2.10 Absence of Charges.....................................................................................................................	23
2.11 Title to Assets; Sufficiency of Assets..........................................................................................	23
2.12 Real Property..............................................................................................................................	24
2.13 Intellectual Property....................................................................................................................	24
2.14 Contracts.....................................................................................................................................	26
2.15 Compliance with laws; Permits..................................................................................................	27
2.16 Anti-Corruption; Trade Controls.................................................................................................	28
2.17 Insurance.....................................................................................................................................	29
2.18 Environmental Matters................................................................................................................	29
2.19 Financial Advisors.......................................................................................................................	30
2.20 Transactions with Affiliates.........................................................................................................	30
2.21 Customers and Suppliers.............................................................................................................	31
2.22 Investment Intent.........................................................................................................................	31
2.23 Harsco Acknowledgment............................................................................................................	31
2.24 Disclaimer of Other Representations..........................................................................................	32

ARTICLE III REPREESENTATIONS AND WARRANTIES OF CD&R INVESTOR....................	32
3.1 Incorporation and Authority..........................................................................................................	32
3.2 No Conflict....................................................................................................................................	33
3.3 Consents and Approvals................................................................................................................	33
3.4 Litigation.......................................................................................................................................	34

i

3.5 Financial Advisors.........................................................................................................................	34
3.6 Financing.......................................................................................................................................	34
3.7 Guarantee......................................................................................................................................	35
3.8 Investment Intent...........................................................................................................................	35
3.9 CD&R Investor Acknowledgment................................................................................................	35
3.10 Agreements with CD&R Investor...............................................................................................	36
3.11 Disclaimer of Other Representations..........................................................................................	36

ARTICLE IV CERTAIN COVENANTS............................................................................................	36
4.1 Conduct of Business Prior to the Closing.....................................................................................	36
4.2 Cooperation...................................................................................................................................	39
4.3 Access to Information; Other Contacts.........................................................................................	41
4.4 Books and Records; Access; Assistance......................................................................................	42
4.5 Confidentiality...............................................................................................................................	42
4.6 Employees.....................................................................................................................................	43
4.7 WARN Act....................................................................................................................................	50
4.8 Intercompany Arrangements; Transactions..................................................................................	51
4.9 Insurance......................................................................................................................................	51
4.10 Financing....................................................................................................................................	53
4.11 Debt Financing Cooperation.......................................................................................................	54
4.12 Intellectual Property Assignments..............................................................................................	58
4.13 Internal IT Systems and Data Separation; Replication of Shared Contract................................	58
4.14 Certain Payments.......................................................................................................................	59
4.15 Further Assurances....................................................................................................................	59
4.16 Harsco House Lease..................................................................................................................	59
4.17 Harsco Letters of Credit;Other Obligations................................................................................	59
4.18 Indemnification and Insurance....................................................................................................	60
4.19 Brand Purchase Agreement.......................................................................................................	61
4.20 Options to Effect Sale of French Business.................................................................................	61
4.21 Netherlands Business.................................................................................................................	62
4.22 Real Property..............................................................................................................................	62
4.23 Middle East Arrangements.........................................................................................................	62
4.24 Repatriation Schedule................................................................................................................	63

ARTICLE V TAX MATTERS............................................................................................................	63
5.1 Tax Indemnification......................................................................................................................	63
5.2 Procedures Relating to Certain Tax Indemnification....................................................................	64
5.3 Tax Returns..................................................................................................................................	65
5.4 Transaction Taxes........................................................................................................................	66
5.5 Records Retention........................................................................................................................	66
5.6 Tax Sharing Agreements...............................................................................................................	66
5.7 Straddle Period.............................................................................................................................	67
5.8 Waiver of Loss Carrybacks...........................................................................................................	67
5.9 [Intentionally Omitted].................................................................................................................	67
5.10 Computational Matters; Indemnification Cap.............................................................................	67
5.11 Certain Tax Elections; Actions.....................................................................................................	67

5.12 Exclusivity...................................................................................................................................	69

ARTICLE VI CONDITIONS TO THE CLOSING............................................................................	69
6.1 Conditions to Obligations of the Sellers.......................................................................................	69
6.2 Conditions to Obligations of CD&R Investor and Buyer.............................................................	70
6.3 Frustration of Closing Conditions.................................................................................................	71

ARTICLE VII CERTAIN RESTRICTIONS.......................................................................................	71
7.1 Non Competition...........................................................................................................................	71
7.2 Non-Solicitation............................................................................................................................	72
7.3 Specific Performance....................................................................................................................	72
7.4 Severability...................................................................................................................................	73
7.5 Intellectual Property Matter..........................................................................................................	73

ARTICLE VIII INDEMNIFICATION.................................................................................................	75
8.1 Indemnification by CD&R Investor...............................................................................................	75
8.2 indemnification by Harsco.............................................................................................................	75
8.3 Indemnification by Buyer...............................................................................................................	77
8.4 Limitations on Indemnification......................................................................................................	78
8.5 Sole Remedy.................................................................................................................................	79
8.6 Computation of indemnity Payments.............................................................................................	80
8.7 Procedures for Indemnification.....................................................................................................	81
8.8 Treatment of Indemnification Payments........................................................................................	82

ARTICLE IX TERMINATION AND WAIVER.................................................................................	82
9.1 Termination...................................................................................................................................	82
9.2 Effect of Termination....................................................................................................................	83
9.3 Enforcement.................................................................................................................................	85
9.4 Waiver..........................................................................................................................................	86

ARTICLE X GENERAL PROVISIONS............................................................................................	86
10.1 Expenses....................................................................................................................................	86
10.2 Notices........................................................................................................................................	86
10.3 Severability.................................................................................................................................	88
10.4 Entire Agreement........................................................................................................................	88
10.5 Assignment.................................................................................................................................	88
10.6 No Third Party Beneficiaries......................................................................................................	89
10.7 Amendment................................................................................................................................	89
10.8 Governing Law; Jurisdiction.......................................................................................................	89
10.9 Public Announcements..............................................................................................................	90
10.10 Waiver Jury Trial......................................................................................................................	90
10.11 Disclosure Generally.................................................................................................................	90
10.12 No Presumption Against Drafting Party....................................................................................	91
10.13 Time Periods............................................................................................................................	91
10.14 Execution of Agreement...........................................................................................................	91
10.15 Harsco and CD&R Investor......................................................................................................	91

ARTICLE XI CERTAIN DEFINITIONS...........................................................................................	91
11.1 Certain Defined Terms................................................................................................................	91
11.2 Interpretation..............................................................................................................................	109

EXHIBIT A - LIST OF STOCK SELLERS AND STOCK BUYERS
EXHIBIT B - LIST OF ASSET SELLERS AND ASSET BUYERS
EXHIBIT C - FORM OF INVESTOR RIGHTS AGREEMENT
EXHIBIT D - FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT E - BRAND PURCHASE AGREEMENT
EXHIBIT F - PRE-CLOSING TRANSACTIONS
EXHIBIT G - CLOSING TRANSACTIONS
EXHIBIT H - NET WORKING CAPITAL STATEMENT METHODOLOGY
EXHIBIT I - CD&R CONSULTING AGREEMENT
EXHIBIT J - CD&R INDEMNIFICATION AGREEMENT
EXHIBIT K - HARSCO CONSULTING AGREEMENT
EXHIBIT L - HARSCO INDEMNIFICATION AGREEMENT
EXHIBIT M - FORM OF UPPER-TIER PARTNERSHIP AGREEMENT
EXHIBIT N - REPATRIATION SCHEDULE

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of September 15, 2013, is entered into by and among Harsco Corporation, a Delaware corporation (“Harsco”), on behalf of itself, the stock sellers set forth on Exhibit A (collectively, the “Stock Sellers”) and the asset sellers set forth on Exhibit B (collectively, the “Asset Sellers” and, together with the Stock Sellers and Harsco, the “Sellers”), Bullseye, Inc., a Delaware corporation (“Buyer”), on behalf of itself, the stock buyers set forth on Exhibit A (collectively, the “Stock Buyers”) and the asset buyers set forth on Exhibit B (collectively, the “Asset Buyers” and, together with the Stock Buyers and Buyer, the “Buyers”), Bullseye Investors, Inc., a Delaware corporation (the “Company”), and CD&R Bullseye Holdings, L.P., a Delaware limited partnership (“CD&R Investor” and, together with Buyer, the Company and Harsco, the “Parties”).
WHEREAS, the Stock Sellers will own immediately prior to the Closing the issued and outstanding shares of capital stock or other equity securities designated on Schedule 2.2(a) (the “Target Shares”) of the entities identified with an asterisk on Schedule 2.2(a) under the column titled “Target Entity”;
WHEREAS, the Asset Sellers own or will own immediately prior to the Closing all of the assets, properties and rights primarily used in the conduct of the Business by such Asset Sellers (the “Target Assets”);
WHEREAS, Buyer is, and immediately prior to Closing will be, an indirect, wholly-owned subsidiary of the Company, and the Company immediately prior to the Closing will be a wholly-owned subsidiary of Bullseye Holdings, L.P., a Cayman Islands exempted limited partnership (“Holdings Partnership”);
WHEREAS, immediately prior to Closing, (i) the sole limited partner of Holdings Partnership will be Bullseye Partnership, L.P., a Cayman Islands exempted limited partnership (“Upper-Tier Partnership”), (ii) the sole limited partner of Upper-Tier Partnership will be CD&R Investor and (iii) the general partner of each of Holdings Partnership and Upper-Tier Partnership will be Bullseye G.P., LLC, a Delaware limited liability company and a wholly-owned subsidiary of CD&R Investor.
WHEREAS, the Sellers and Buyers desire to enter into a series of transactions in connection with the Closing, pursuant to which: (i) the Sellers, the Target Entities and certain of the Sellers’ other Subsidiaries shall consummate the Pre-Closing Transactions (as defined below); (ii) the Sellers shall sell the Target Shares (other than the UK Shares) and the Target Assets to the Buyers in exchange for cash in the aggregate amount of three hundred million dollars ($300,000,000) (as adjusted pursuant to this Agreement) and 2,250,000 shares of common stock of the Company (less the Partnership Company Shares to be issued pursuant to Section 1.4) (the “Harsco Company Shares”); (iii) following the consummation of clause (i) and (ii) of this Recital, Harsco shall contribute the Harsco Company Shares to Upper-Tier Partnership in exchange for 1,914,930 Class B Units of Upper-Tier Partnership, which when combined with the Class B Units of Upper-Tier Partnership to be issued pursuant to Section 1.4, will represent an indirect 29% equity interest in the Company immediately following the Closing (excluding the effect of any equity held by management of the Company and its Subsidiaries) (the “Harsco Partnership Interests”); and (iv) following the consummation of clause (iii) of this Recital, Upper-Tier Partnership shall contribute the Harsco Company Shares to Holdings Partnership in exchange for 1,914,930 units of Holdings Partnership;
WHEREAS, immediately following the Closing, and as a result of the Transactions, (i) CD&R Investor will own 4,650,000 Class A Units of the Upper-Tier Partnership, which after taking into account the UK Entity Contribution to the Upper-Tier Partnership contemplated by Section 1.4, will represent an indirect 60% equity interest in the Company immediately following the Closing (excluding the effect of any equity held by management of the Company and its Subsidiaries) (the “CD&R Investor Partnership Interests”), and (ii) CD&R Investor and/or other investors (which, for the avoidance of doubt, may include management of the Company’s subsidiaries following the Closing who purchase or “roll over” equity) will collectively own 850,000 units of Holdings Partnership which, after taking into account the UK Entity Contribution to the Upper-Tier Partnership contemplated by Section 1.4, will represent an indirect 11% equity interest in the Company immediately following the Closing (excluding the effect of any equity held by management of the Company and its Subsidiaries);
WHEREAS, in connection with the Transactions, CD&R Investor and Harsco desire to enter into an Investor Rights Agreement substantially in the form attached as Exhibit C (the “Investor Rights Agreement”) to set forth the governance of the Company following the Closing and to provide for, among other things, transfer restrictions, preemptive rights, consent rights, registration rights and other obligations and rights, in each case, on the terms and conditions contained in the Investor Rights Agreement;
WHEREAS, in connection with the Transactions, Harsco and Buyer desire to enter into a transition services agreement in substantially the form attached as Exhibit D hereto (the “Transition Services Agreement”) to provide for certain services and other arrangements among Harsco and/or the Non-Company Affiliates, on the one hand, and Buyer and/or the Target Entities, on the other hand, following the Closing as more fully described herein and therein;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and material inducement to the Sellers’ execution of this Agreement, Clayton, Dubilier & Rice Fund IX, L.P., a Cayman Islands exempted limited partnership (the “Guarantor”) is executing and delivering to Harsco a limited guarantee, pursuant to which, and subject to the terms and conditions thereof, the Guarantor has guaranteed certain obligations of Buyer hereunder; and
WHEREAS, concurrently with the execution of this Agreement, Buyer and FR Brand Management L.P. (“FRC”) are entering into a Sale and Purchase Agreement, dated as of the date of this Agreement (together with all annexes and exhibits thereto, the “Brand Purchase Agreement”), a copy of which is attached as Exhibit E to this Agreement, pursuant to which Buyer will, upon the terms and subject to the conditions set forth in the Brand Purchase Agreement, acquire from FRC, and FRC will cause to be sold to Buyer, all of the issued and outstanding shares of capital stock of Brand Energy, Inc. (“Brand”).
NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF TARGET SHARES AND TARGET ASSETS
1.1    Purchase and Sale of Target Shares and Target Assets
(a)    Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Sellers shall sell, assign and transfer to the Buyers, and the Buyers shall purchase and acquire, all of such Sellers’ right, title and interest in and to, the Target Shares (other than the UK Shares) and the Target Assets, free and clear of all Encumbrances other than (A) Encumbrances that may be created by or on behalf of the Buyers, (B) any Encumbrance imposed by federal and state securities Laws, and (C) in the case of the Target Assets, Permitted Encumbrances.
(b)    Notwithstanding anything to the contrary herein, the assets and properties of Harsco, the Asset Sellers or Target Entities set forth on Schedule 1.1(b) (the “Excluded Assets”) shall (i) be retained by Harsco or the applicable Asset Seller, or (ii) will be transferred to Harsco or a Non-Company Affiliate, as elected by Harsco, prior to Closing.
1.2    Consideration
(a)    On the Closing Date and subject to the terms and conditions set forth in this Agreement:
(i)    first, in consideration of the sale, assignment and transfer of the Target Shares (other than the UK Shares) and the Target Assets to the Buyers, (x) the applicable Asset Buyers shall assume and thereafter pay, discharge and perform in accordance with their terms, all Liabilities of the applicable Asset Sellers to the extent arising from or relating to the Target Assets or the Business, irrespective of whether the same shall arise prior to, on, or following the Closing Date, other than the Excluded Target Liabilities (the “Assumed Target Liabilities”), (y) the applicable Buyer shall assign and transfer, or cause to be assigned and transferred, to Harsco, for the benefit of the applicable Seller, as set forth on Exhibit G, the Harsco Company Shares free and clear of Encumbrances (other than any Encumbrance imposed by federal and state securities Laws or the Ancillary Agreements) and (z) Buyer shall pay, or cause to be paid, to Harsco, for the benefit of the Sellers, by wire transfer of immediately available funds in dollars, an amount in cash (the “Initial Cash Purchase Price,” and, as adjusted pursuant to Section 1.9, and together with the Harsco Company Shares at the Closing, the “Purchase Price”) equal to the sum of:
(1)    three hundred million dollars ($300,000,000) less, (a) if the French Sale Option has not been exercised, $53,037,000 (which reflects the amount attributable to the purchase of the French Business) and (b) if the Consultations have not been completed pursuant to Section 4.21, $47,610,000 (which reflects the amount attributable to the purchase of the Netherlands Business); plus
(2)    the Estimated Closing Cash; minus
(3)    the Estimated Closing Indebtedness; plus

(4)    the excess, if any, of the Estimated Closing Net Working Capital over the Target Net Working Capital; minus
(5)    the excess, if any, of the Target Net Working Capital over the Estimated Closing Net Working Capital; minus
(6)    the Estimated Closing Cap Ex Shortfall; and
(ii)    second, following the consummation of the transactions set forth in clause (i) above, Harsco shall contribute the Harsco Company Shares to Upper-Tier Partnership in exchange for the Harsco Partnership Interests free and clear of Encumbrances (other than Encumbrances imposed by federal or state securities laws or the Ancillary Agreements).
(b)    At least three (3) Business Days prior to the Closing Date, Harsco shall deliver to Buyer (i) an estimate of the Closing Cash (the “Estimated Closing Cash”), (ii) an estimate of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) an estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and (iv) an estimate of the Closing Cap Ex Shortfall (the “Estimated Closing Cap Ex Shortfall”), in each case, calculated in good faith as of immediately prior to the Closing and assuming full completion of the Transactions. The items identified in clauses (i) through (iv), collectively, the “Estimated Closing Statement”.
(c)    Buyer shall not withhold any Tax from the Purchase Price actually paid to the Sellers pursuant to this Section 1.2 or Section 1.9 except to the extent that Buyer is required by applicable Law (taking into account any applicable Tax treaty) to withhold and remit to the applicable Tax Authority any such Tax (in which case any such amount withheld and remitted to the applicable Tax Authority shall be treated for all purposes of this Agreement as having been paid); provided, however, that if either party becomes aware that any amount is required to be so withheld, it shall promptly (in any event, no later than two (2) Business Days prior to any such withholding) notify the other party of any such required withholding and the Parties shall cooperate with each other in good faith (including by taking all reasonable actions requested by the other party to the extent such actions would not reasonably be expected to have a material adverse impact on the requested party) to minimize or eliminate such withholding Taxes; provided further that Buyer shall provide to Harsco within thirty (30) days of any such payment to the applicable Tax Authority a certified copy of a receipt issued by the Tax Authority evidencing the payment of such Taxes to the extent such a receipt is available, a copy of the return reporting the payment of such Taxes or other evidence of such payment reasonably satisfactory to Harsco. Notwithstanding the foregoing, the Purchase Price is exclusive of any amount arising in respect of any applicable VAT, which shall be payable to the relevant Seller at the same time as the Purchase Price, provided that, for the avoidance of doubt, any such VAT shall be borne by the Parties in accordance with Section 5.4.
(d)    For the avoidance of doubt, each of the Target Shares and each Target Asset to be acquired by a Buyer (as contemplated by the Closing Transactions) shall be transferred by the relevant Seller directly to such Buyer and such Buyer shall pay, in U.S. dollars, the portion of the Purchase Price that corresponds to the allocation to such Target Shares or Target Asset determined pursuant to Section 1.10 (as adjusted by Section 1.9) to Harsco for the benefit of the relevant Seller. Notwithstanding anything contained in this Agreement to the contrary, appropriate reconciliation payments shall be made between the relevant Buyer and Harsco, on behalf of the relevant Seller, to reflect the Final Closing Statement (as determined in good faith by the Parties, which reconciliation payments may be further adjusted as mutually agreed by the Parties). To the extent applicable, indemnity or Adjustment Amount payments required to be made under this Agreement shall be made between the relevant Buyer and Harsco, on behalf of the relevant Seller.
1.3    The Closing
Subject to Sections 1.4, 1.5 and 1.6, unless this Agreement shall have been terminated pursuant to ARTICLE IX, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. New York time at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, 10022, (i) on the third Business Day after each of the conditions set forth in ARTICLE VI has been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or written waiver of those conditions); provided that, if the Marketing Period has not ended as of such time, the Closing shall not occur until the earlier to occur of (1) a date during the Marketing Period specified by Buyer on not less than three (3) Business Days’ written notice to Harsco and (2) the third Business Day following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in ARTICLE VI as of the date determined pursuant to this proviso), or (ii) at such other date, time or place as is agreed to in writing by the Parties. The date on which the Closing occurs is the closing date (the “Closing Date”). Unless the Parties agree otherwise, the Closing will be deemed to have occurred at 11:59 p.m. local time in each applicable jurisdiction on the Closing Date.
1.4    UK Entity Closing
(a)    Notwithstanding anything to the contrary contained in this Agreement (other than ARTICLE IX), Harsco shall cause Harsco (UK) Group Ltd (“HUG”) to contribute all of HUG’s right, title and interest in and to, the issued and outstanding shares of capital stock or other equity securities (the “UK Shares”) of Harsco Infrastructure Middle East Limited, a company organized under the laws of the United Kingdom (the “UK Entity”), free and clear of all Encumbrances other than (A) Encumbrances that may be created by or on behalf of the Holdings Partnership and (B) any Encumbrance imposed by federal and state securities Law, to Holdings Partnership (the “UK Entity Contribution”) on the later of (i) the Closing Date and (ii) January 2, 2014 (the “UK Closing Date”) and, in exchange for such UK Entity Contribution, Holdings Partnership shall issue to HUG a number of units in Holdings Partnership (the “Holdings Units”) corresponding to the value of the UK Shares (as reflected on Schedule 1.10).
(b)    Immediately following the UK Entity Contribution, (i) Harsco shall cause HUG to contribute the Holdings Units to Upper-Tier Partnership (the “Partnership Contribution”) in exchange for a number of Class B Units in Upper-Tier Partnership corresponding to the value of the Holdings Units and (ii) Holdings Partnership shall contribute all of its right, title and interest in and to, the UK Shares to the Company (the “Company Contribution”) in exchange for shares of common stock of the Company corresponding to the value of the UK Shares (as reflected on Schedule 1.10) (the “Partnership Company Shares”). Immediately following the Company Contribution, the Company shall cause the UK Shares to be contributed to one or more (direct or indirect) wholly-owned subsidiaries of Company (the “Contributions”). If the UK Closing occurs on or before January 1, 2014, each of the Contributions shall be structured in a manner intended to qualify for tax free treatment under Section 351 of the Code.
(c)    The transactions contemplated by this Section 1.4 shall take place at a closing (the “UK Closing”) at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, 10022, on the UK Closing Date.

(d)    At the UK Closing, the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such documents and instruments as may be reasonably necessary to evidence the transfer of the equity interests in the UK Entity.
(e)    Notwithstanding anything contained herein to the contrary, if the Closing shall have occurred in 2013, (i) there shall be no conditions required to be satisfied or waived prior to the UK Closing in order to consummate the transactions contemplated by this Section 1.4, (ii) during the period between the Closing Date and the UK Closing Date, the Parties hereto shall, and shall cause their respective Affiliates to, cooperate fully and use commercially reasonable efforts to take such actions with respect to the UK Entity as may be reasonably requested by the other Party hereto in order to permit the transfer of the UK Entity in accordance with this Section 1.4 as promptly as practicable and (iii) from the Closing Date to the UK Closing Date, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the UK Entity and its Subsidiaries, be deemed to refer to the UK Closing or the UK Closing Date, as applicable, and the Parties hereto shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing in respect of the UK Entity.
(f)    Notwithstanding anything to the contrary contained herein, if the UK Closing occurs after the Closing Date, then, (i) for purposes of applying ARTICLE V of this Agreement with respect to the UK Entity, (A) the “Closing Date” shall be deemed to mean the UK Closing Date, (B) the “Closing” shall be deemed to mean the closing of the acquisition of the UK Entity on the UK Closing Date, (C) “Pre-Closing Tax Period” shall be deemed to mean (1) any Tax period ending on or before the UK Closing Date and (2) in the case of any Straddle Period, the portion of such period ending on and including the UK Closing Date, (D) “Post-Closing Tax Period” shall be deemed to mean (1) any Tax period ending after the UK Closing Date and (2) in the case of any Straddle Period, the portion of such period beginning after, but not including, the UK Closing Date and (E) “Straddle Period” shall be deemed to mean, as the context requires, any Tax period with respect to the UK Entity that begins before but ends after the UK Closing Date, (ii) any action taken by the UK Entity or any of its Subsidiaries in connection with the UK Closing shall be deemed to be a Pre-Closing Transaction and (iii) other appropriate adjustments shall be made to the application of this Agreement to give effect to the intent of this Section 1.4(f).
1.5    Deferred India Entity Closing
(a)    Notwithstanding anything to the contrary contained in this Agreement (other than ARTICLE IX), the assignment, transfer and delivery of the equity interests of the Deferred India Entity, shall occur on the later of (i) the Closing Date and (ii) the third Business Day after the consummation of the transactions and receipt of the consents set forth on Schedule 1.5(a) (the “Deferred India Closing Date”).
(b)    The assignment, transfer, conveyance and delivery of the Deferred India Entity shall take place at a closing (the “Deferred India Closing”) at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, 10022, on the Deferred India Closing Date.
(c)    At the Deferred India Closing, the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such documents and instruments as may be reasonably necessary to evidence the transfer of the equity interests in the Deferred India Entity.
(d)    Notwithstanding anything contained herein to the contrary, but subject to the consummation of the transactions and receipt of the consents set forth on Schedule 1.5(a) and Section 1.5

(h), if the Closing shall have occurred on an earlier date than the Deferred India Closing Date, there shall be no conditions required to be satisfied or waived prior to the Deferred India Closing in order to consummate the transactions contemplated by Section 1.5(b).
(e)    During the period between the Closing Date and the Deferred India Closing Date, the Parties hereto shall, and shall cause their respective Affiliates to, cooperate fully and use commercially reasonable efforts to take such actions with respect to the Deferred India Entity as may be reasonably requested by the other Party hereto in order to permit the transfer of the Deferred India Entity in accordance with Section 1.5(b) as promptly as practicable. The consummation of the transactions and receipt of the consents set forth in Item 2(a) of Schedule 1.5(a) shall be on terms no less favorable to the Target Entities than those contained in the draft documents provided to CD&R Investor as of the date hereof unless CD&R Investor provides written consent to the relevant terms (which consent shall not be unreasonably withheld or delayed) and the consummation of the transactions set forth in Item 2(b) of Schedule 1.5(a) shall be in accordance with the Shareholders Agreement (as defined in Schedule 1.5(a)).
(f)    Prior to the occurrence of the Deferred India Closing, the Deferred India Entity and the assets, operations and liabilities of the India Business shall be held for the account of Buyer and its subsidiaries.
(g)    From the Closing Date to the Deferred India Closing Date, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the Deferred India Entity and its Subsidiaries, be deemed to refer to the Deferred India Closing or the Deferred India Closing Date, as applicable, and the Parties hereto shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing in respect of the Deferred India Entity.
(h)    If the Deferred India Closing Date has not occurred by the later of (i) ninety (90) days following the Closing Date and (ii) May 14, 2014, the Parties shall, at the request of Buyer, take all actions necessary to unwind the purchase and sale of the Deferred India Entity and Seller shall, within five (5) Business Days, refund Buyer (or a subsidiary of Buyer selected by Buyer) the purchase price amount that was paid to a Stock Seller in respect of the Deferred India Entity pursuant to the Transactions (and in accordance with the allocations set forth in Schedule 1.10), together with interest thereon at the Prime Rate from and until the date of such payment. Following such unwinding and refund, no Party shall be obligated to consummate the Deferred India Closing.
1.6    Deferred China Entities Closing
(a)    Notwithstanding anything to the contrary contained in this Agreement (other than ARTICLE IX), the assignment, transfer and delivery of the equity interests in Harsco Infrastructure Equipment Leasing (Beijing) Co. Ltd., a company organized under the laws of the People’s Republic of China, and Harsco Infrastructure Zhejiang Co. Ltd., a company organized under the laws of the People’s Republic of China (collectively the “Deferred China Entities”), shall occur on the later of (i) the Closing Date and (ii) the third Business Day after receipt of the approval set forth in Schedule 1.6(d) (the “Deferred China Closing Date”).
(b)    The assignment, transfer, conveyance and delivery of the Deferred China Entities shall take place at a closing (the “Deferred China Closing”) at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, 10022, on the Deferred China Closing Date.

(c)    At the Deferred China Closing, the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such documents and instruments as may be reasonably necessary to evidence the transfer of the equity interests in the Deferred China Entities.
(d)    Notwithstanding anything contained herein to the contrary, but subject to receipt of the approval letters issued by the foreign investment administration authorities supervising the Deferred China Entities approving the aforesaid assignment, transfer and delivery of the equity interests in the Deferred China Entities and Section 1.6(h), there shall be no conditions required to be satisfied or waived prior to the Deferred China Closing in order to consummate the transactions contemplated by Section 1.6(b).
(e)    During the period between the Closing Date and the Deferred China Closing Date, the Parties hereto shall, and shall cause their respective Affiliates to, cooperate fully and use commercially reasonable efforts to take such actions with respect to the Deferred China Entities as may be reasonably requested by the other Party hereto in order to permit the transfer of the Deferred China Entities in accordance with Section 1.6(b) as promptly as practicable.
(f)    Prior to the occurrence of the Deferred China Closing, the Deferred China Entities and their assets, operations and liabilities shall be held for the account of the Buyer and its subsidiaries.
(g)    From the Closing Date to the Deferred China Closing Date, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the Deferred China Entities, be deemed to refer to the Deferred China Closing or the Deferred China Closing Date, as applicable, for the Deferred China Entity and the Parties hereto shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing in respect of the Deferred China Entities.
(h)    If the Deferred China Closing Date has not occurred within two hundred (200) days following the Closing Date, the Parties shall, at the request of Buyer, take all actions necessary to unwind the purchase and sale of the Deferred China Entities and Seller shall, within five (5) Business Days, refund Buyer (or a subsidiary of Buyer selected by Buyer) the purchase price amount that was paid to a Stock Seller in respect of the Deferred China Entities pursuant to the Transactions (and in accordance with the allocations set forth in Schedule 1.10), together with interest thereon at the Prime Rate from and until the date of such payment. Following such unwinding and refund, no Party shall be obligated to consummate the Deferred China Closing.
1.7    Deferred Baroom Closing
(a)    Notwithstanding anything to the contrary contained in this Agreement (other than ARTICLE IX), the assignment, transfer and delivery of the equity interests of Harsco (Bermuda) Ltd. (the “Deferred Baroom Entity”), shall occur on the later of (i) the Closing Date and (ii) the third Business Day after the consummation of the transactions and receipt of the consents and approvals set forth on Schedule 1.7(a) (the “Deferred Baroom Closing Date”).
(b)    The assignment, transfer, conveyance and delivery of the Deferred Baroom Entity shall take place at a closing (the “Deferred Baroom Closing”) at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, 10022, on the Deferred Baroom Closing Date.

(c)    At the Deferred Baroom Closing, the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such documents and instruments as may be reasonably necessary to evidence the transfer of the equity interests in the Deferred Baroom Entity.
(d)    Notwithstanding anything contained herein to the contrary, but subject to the consummation of the transactions and receipt of the consents set forth on Schedule 1.7(a) and Section 1.7(h), if the Closing shall have occurred on an earlier date than the Deferred Baroom Closing Date, there shall be no conditions required to be satisfied or waived prior to the Deferred Baroom Closing in order to consummate the transactions contemplated by Section 1.7(b).
(e)    During the period between the Closing Date and the Deferred Baroom Closing Date, the Parties hereto shall, and shall cause their respective Affiliates to, cooperate fully and use commercially reasonable efforts to take such actions with respect to the Deferred Baroom Entity as may be reasonably requested by the other Party hereto in order to permit the transfer of the Deferred Baroom Entity in accordance with Section 1.7(b) as promptly as practicable.
(f)    Prior to the occurrence of the Deferred Baroom Closing, the Deferred Baroom Entity and its assets, operations and liabilities shall be held for the account of Buyer and its subsidiaries.
(g)    From the Closing Date to the Deferred Baroom Closing Date, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the Deferred Baroom Entity and its Subsidiaries, be deemed to refer to the Deferred Baroom Closing or the Deferred Baroom Closing Date, as applicable, and the Parties hereto shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing in respect of the Deferred Baroom Entity.
(h)    If the Deferred Baroom Closing Date has not occurred within 250 days following the Closing Date, the Parties shall, at the request of Buyer, take all actions necessary to unwind the purchase and sale of the Deferred Baroom Entity and Seller shall, within five (5) Business Days, refund Buyer (or a subsidiary of Buyer selected by Buyer) the purchase price amount that was paid to a Stock Seller in respect of the Deferred Baroom Entity pursuant to the Transactions (and in accordance with the allocations set forth in Schedule 1.10), together with interest thereon at the Prime Rate from and until the date of such payment. Following such unwinding and refund, no Party shall be obligated to consummate the Deferred Baroom Closing.
1.8    Deliveries at Closing
(a)    At or prior to the Closing, Harsco shall deliver or cause to be delivered to Buyer the following:
(i)    other than in respect of Target Shares in the capital of companies registered in England and Wales, if the Target Shares are certificated, stock certificates (or the local legal equivalent) evidencing the Target Shares to be sold by Harsco and the other Stock Sellers duly endorsed in blank, or accompanied by stock powers duly executed in blank, and if the Target Shares are not certificated, evidence of appropriate changes to the applicable share register (or equivalent corporate record) or other evidence of transfer of the Target Shares to the applicable Buyer consistent with the Laws of the jurisdiction of the applicable Target Entity;

(ii)    in respect of Target Shares in the capital of companies registered in England and Wales, (A) unstamped transfers in favor of the applicable Buyers executed by the relevant Stock Sellers, (B) the relevant share certificates (or indemnities in the usual form in respect of any such share certificates that cannot be so delivered) and (C) powers of attorney in the usual form executed by the relevant Stock Sellers in respect of the Target Shares sold by such Stock Sellers appointing the applicable Buyers to be their lawful attorneys in respect of the relevant Target Shares pending registration of the transfer of such Target Shares;
(iii)    one or more assignment and assumption agreements (the “Assignment and Assumption Agreements”) evidencing the sale and transfer of the Target Assets from the Asset Sellers to the Asset Buyers and the assumption of the Assumed Target Liabilities by the Asset Buyers, in a form reasonably satisfactory to each of CD&R Investor and Harsco;
(iv)    one or more quitclaim deeds, bills of sale, transfer tax forms, and any other required filings and/or real estate conveyance documentation evidencing the sale and transfer of any Target Assets which are Owned Real Property or Leased Real Property, each (A) in form and substance customary in the applicable jurisdiction in which such Owned Real Property or Leased Real Property is located and (B) reasonably satisfactory to each of CD&R Investor and Harsco;
(v)    the duly executed certificate to be delivered by Harsco pursuant to Section 6.2(c);
(vi)    one or more certificates in form and substance reasonably acceptable to Buyer, duly executed and acknowledged, certifying any facts that would exempt the sale of Target Shares of any Target Entities that are domestic corporations for U.S. federal income tax purposes and the sale of any Target Asset that is a U.S. real property interest from withholding under Section 1445 of the Code;
(vii)    the Transition Services Agreement duly executed by Harsco;
(viii)    the Upper-Tier Partnership Agreement duly executed by Harsco;
(ix)    the Investor Rights Agreement duly executed by Harsco; and
(x)    each other Ancillary Agreement to which Harsco or its Affiliates is a party executed by a duly authorized representative of Harsco and/or its Affiliates, as applicable.
(b)    At or prior to the Closing, Buyer, on behalf of itself and the other Buyers, and CD&R Investor, on behalf of itself and Upper-Tier Partnership, shall deliver or cause to be delivered to Harsco the following:
(i)    the Initial Cash Purchase Price by wire transfer of immediately available funds to one or more accounts designated by Harsco at least two (2) Business Days prior to the Closing;
(ii)    stock certificates evidencing the Harsco Company Shares to be transferred to the Sellers by the Buyers duly endorsed in blank, or accompanied by stock powers duly executed in blank;

(iii)    the duly executed certificate to be delivered by CD&R Investor and Buyer pursuant to Section 6.1(c);
(iv)    the Transition Services Agreement duly executed by Buyer;
(v)    the Upper-Tier Partnership Agreement duly executed by CD&R Investor and General Partner;
(vi)    the Investor Rights Agreement duly executed by CD&R Investor, Holdings Partnership, the Company and Upper-Tier Partnership; and
(vii)    each other Ancillary Agreement to which CD&R Investor Holdings Partnership, the Company or any of the Buyers is a party executed by a duly authorized representative of CD&R Investor and/or such Buyer, as applicable.
1.9    Post-Closing Purchase Price Adjustment
(a)    As soon as reasonably practicable after the Closing Date and, in any event, within sixty (60) days thereof, Buyer shall prepare and deliver to Harsco (i) a calculation of the aggregate amount of Cash of the Target Entities (the “Closing Cash”), (ii) a calculation of the aggregate amount of Indebtedness of the Target Entities (the “Closing Indebtedness”), (iii) a calculation of Net Working Capital (the “Closing Net Working Capital”) and (iv) a calculation of the Cap Ex Shortfall (the “Closing Cap Ex Shortfall”), in each case, calculated in good faith as of immediately prior to the Closing and assuming full completion of the Transactions (the items identified in clauses (i) through (iv), collectively, the “Closing Statement”). The Closing Statement shall be prepared, and each Adjustment Amount shall be calculated, by aggregating each applicable and specified line item in the Closing Statement. Notwithstanding anything herein to the contrary, the Parties agree that the Estimated Closing Statement and the Closing Statement, and the component items thereof, shall take into account the Transactions and be prepared and calculated in a manner consistent with Exhibit H and the definitions of Cash, Indebtedness, Net Working Capital and Closing Cap Ex Shortfall and using the Agreed Calculation Principles. For purposes of calculating Closing Cash, Closing Indebtedness, Closing Net Working Capital and Closing Cap Ex Shortfall, any information available to any of the Parties as of the time of the delivery of the Closing Statement may be taken into account for purposes of such calculation.
(b)    From and after the receipt by Harsco of the Closing Statement, Buyer shall, and shall cause the Target Entities to, (i) assist Harsco and representatives of Harsco in their review of, and provide Harsco and representatives of Harsco with reasonable access upon reasonable notice during normal business hours to, the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, employees and auditors of the Target Entities for purposes of reviewing and verifying the Closing Statement and the items included therein, and preparing any Objection, and (ii) reasonably cooperate with Harsco and its representatives in connection therewith, including providing other information necessary in connection with such review, verification and preparation as is reasonably requested by Harsco and its representatives.
(c)    After receipt of the Closing Statement from Buyer, Harsco shall have forty-five (45) days to review the Closing Statement (the “Review Period”). The Closing Statement shall be binding and conclusive upon, and deemed accepted by, Harsco unless Harsco shall have notified Buyer in writing prior to the expiration of the Review Period of any dispute or objection thereto (any such written dispute or objection, the “Objection”), setting forth the basis for its dispute or objections and the specific adjustments (including dollar amounts) to the Closing Statement which Harsco believes in good faith should be made. Any items not disputed or objected to in an Objection shall be deemed to have been accepted by Harsco. If no Objection is delivered by Harsco to Buyer prior to the expiration of the Review Period, then the Closing Statement shall be deemed to have been accepted by the Parties and shall become final and binding upon the Parties. Harsco and Buyer shall, within thirty (30) days (or such longer period as Harsco and Buyer may agree in writing) following delivery of an Objection to Buyer (the “Resolution Period”), attempt in good faith to resolve their differences. Any items agreed to by Harsco and Buyer in writing, together with any items not disputed or objected to by Harsco in the Objection, are collectively referred to herein as the “Resolved Matters”.
(d)    If, at the end of the Resolution Period, Harsco and Buyer have been unable to resolve any differences that they may have with respect to the matters specified in the Objection, Harsco and Buyer shall refer all matters that remain in dispute with respect to the Objection (the “Unresolved Matters”) to an internationally recognized independent public accounting firm jointly selected by Harsco and Buyer or, if Harsco and Buyer are unable to agree within five (5) Business Days from the end of the Resolution Period, then such internationally recognized independent public accounting firm, which shall be independent of both Harsco and CD&R Investor, jointly selected by Harsco’s and Buyer’s independent accountants within five (5) Business Days thereafter (the “CPA Firm”). Harsco, on behalf of the Sellers, and Buyer, each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the CPA Firm. The CPA Firm shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of this Agreement, and only with respect to the Unresolved Matters so submitted, whether and to what extent the Closing Statement requires adjustment. Harsco and Buyer shall request the CPA Firm to use its commercially reasonable efforts to (i) render its final written determination within thirty (30) days after such firm’s engagement, and (ii) prepare the Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination of the CPA Firm of the Unresolved Matters) and calculate the applicable Adjustment Amount based on such Final Closing Statement. The final written determination of the CPA Firm shall be based only on the written submissions by Harsco and Buyer, and shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity. With respect to each Unresolved Matter, the CPA Firm’s determination, if not in accordance with the position of either Harsco or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Harsco or Buyer with respect thereto. The CPA Firm’s final written determination shall be conclusive and binding upon Harsco and Buyer. Harsco and Buyer shall make reasonably available to the CPA Firm, upon the CPA Firm’s request, all relevant books and records, any workpapers (including those of the Parties’ respective accountants) and supporting documentation relating to the Closing Statement and all other items reasonably requested by the CPA Firm (provided, that they shall contemporaneously provide a copy to the other party of any materials requested by, and provided to, the CPA Firm). None of Harsco, Buyer or any of their respective Affiliates shall have any ex parte communications or meetings with the CPA Firm regarding the subject matter hereof without the other party’s prior written consent.
(e)    The “Final Closing Statement” shall be (i) in the event that no Objection is delivered by Harsco to Buyer prior to the expiration of the Review Period with respect thereto, the Closing Statement delivered by Buyer to Harsco pursuant to Section 1.9(a), (ii) in the event that an Objection is delivered by Harsco to Buyer prior to the expiration of the Review Period and Harsco and Buyer are able to agree on all matters set forth in the Objection, the Closing Statement delivered by Buyer to Harsco pursuant to Section 1.9(a) as adjusted pursuant to the agreement of Harsco and Buyer in writing or (iii) in the event that an Objection is delivered by Harsco to Buyer prior to the expiration of the Review Period and Harsco and Buyer are unable to agree on all matters set forth in such Objection, the Closing Statement delivered by Buyer to Harsco pursuant to Section 1.9(a) as adjusted by the CPA Firm to be consistent with the Resolved Matters and the final determination of the CPA Firm of the Unresolved

Matters in accordance with Section 1.9(d). In the event that the Final Closing Statement is determined (x) pursuant to clause (i) or (ii) of the immediately preceding sentence, Buyer shall prepare the Final Closing Statement and calculate the applicable Adjustment Amount, in each case, in strict accordance with the terms of this Agreement (and as otherwise agreed amongst the Parties pursuant to this Section 1.9), and deliver such items to Harsco within three (3) Business Days following the determination thereof or (y) pursuant to clause (iii) of the immediately preceding sentence, the CPA Firm shall prepare the Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination of the CPA Firm of the Unresolved Matters) and calculate the applicable Adjustment Amount based on the Final Closing Statement, in each case, in strict accordance with the terms of this Agreement, and deliver such items to Harsco and Buyer within three (3) Business Days following the delivery of the final written determination of the CPA Firm to Harsco and Buyer.
(f)    All fees and disbursements of the CPA Firm shall be borne by Harsco, on the one hand, and Buyer, on the other hand, in the same proportion as the aggregate amount of the Unresolved Matters that is unsuccessfully disputed by each (as determined by the CPA Firm) bears to the total amount of the Unresolved Matters submitted to the CPA Firm.
(g)    The Sellers and Buyer agree that, after the Closing, the Initial Cash Purchase Price shall be adjusted as set forth below (each such adjustment, an “Adjustment Amount”):
(i)    if the Closing Cash (as set forth in the Final Closing Statement) is less than the Estimated Closing Cash, the Initial Cash Purchase Price shall be reduced by the difference between the Estimated Closing Cash and the Closing Cash;
(ii)    if the Closing Cash (as set forth in the Final Closing Statement) is greater than the Estimated Closing Cash, the Initial Cash Purchase Price shall be increased by the difference between the Closing Cash and the Estimated Closing Cash;
(iii)    if the Closing Indebtedness (as set forth in the Final Closing Statement) is greater than the Estimated Closing Indebtedness, the Initial Cash Purchase Price shall be reduced by the difference between the Closing Indebtedness and the Estimated Closing Indebtedness;
(iv)    if the Closing Indebtedness (as set forth in the Final Closing Statement) is less than the Estimated Closing Indebtedness, the Initial Cash Purchase Price shall be increased by the difference between the Estimated Closing Indebtedness and the Closing Indebtedness;
(v)    if the Closing Net Working Capital (as set forth in the Final Closing Statement) is less than the Estimated Closing Net Working Capital, the Initial Cash Purchase Price shall be reduced by the difference between the Estimated Closing Net Working Capital and the Closing Net Working Capital;
(vi)    if the Closing Net Working Capital (as set forth in the Final Closing Statement) is greater than the Estimated Closing Net Working Capital, the Initial Cash Purchase Price shall be increased by the difference between the Closing Net Working Capital and the Estimated Closing Net Working Capital;
(vii)    if the Closing Cap Ex Shortfall (as set forth in the Final Closing Statement) is less than the Estimated Cap Ex Shortfall, the Initial Cash Purchase Price shall be increased by the difference between the Estimated Closing Cap Ex Shortfall and the Closing Cap Ex Shortfall; and
(viii)    if the Closing Cap Ex Shortfall (as set forth in the Final Closing Statement) is greater than the Estimated Closing Cap Ex Shortfall, the Initial Cash Purchase Price shall be reduced by the difference between the Closing Cap Ex Shortfall and the Estimated Closing Cap Ex Shortfall.
(h)    Within five (5) Business Days following the delivery of the Final Closing Statement, Buyer shall deliver to Harsco a schedule setting forth the allocation of each Adjustment Amount among the Target Shares and Target Assets based upon the item to which such adjustment is attributable. Harsco shall have the right to review and object to such allocation in accordance with the procedures set forth in Sections 1.9(c) through 1.9(f), which shall apply mutatis mutandis; provided, however, that the “Review Period” shall be ten (10) Business Days. With respect to each Adjustment Amount, (A) if such Adjustment Amount results in an increase to the Initial Cash Purchase Price, Buyer shall cause the applicable Stock Buyers and/or Asset Buyers to pay or cause to be paid to Harsco (on behalf of the applicable Stock Sellers and/or Asset Sellers) such Adjustment Amount and (B) if such Adjustment Amount results in a decrease to the Initial Cash Purchase Price, Harsco (or its designees) shall pay to the applicable Stock Buyers and/or Asset Buyers such Adjustment Amount, in each case, by wire transfer of immediately available funds in Dollars, together with an amount computed as interest thereon at the rate declared by JPMorgan Chase Bank at its “base rate” on the Closing Date (the “Prime Rate”) calculated based on the number of days elapsed from the Closing Date to the date of such payment.
1.10    Purchase Price Allocation
The Parties have agreed to allocate the Purchase Price among the Target Shares (other than the Target Shares of any Target Entity that is treated as a flow-through entity for U.S. federal income tax purposes) and the Target Assets (including, for purposes of this Section 1.10, the assets of any Target Entity that is treated as a flow-through-entity for U.S. federal income tax purposes) as set forth in Schedule 1.10 to this Agreement. The Parties acknowledge and agree that, to the extent applicable, the provisions of Section 1060 of the Code shall govern the purchase of the Target Assets. In the event an adjustment to the Purchase Price is made pursuant to Section 1.9 or otherwise under this Agreement (and any distributions, refunds and/or other payments are made in connection therewith), the allocation of the Purchase Price shall be revised to allocate such adjustment to the Target Shares or Target Assets, as the case may be, based upon the item to which such adjustment is attributable. The Parties acknowledge and agree that, to the extent any such adjustment to the Purchase Price cannot be allocated to a specific asset or jurisdiction, such unallocated Purchase Price shall be allocated across such jurisdictions as the parties, acting in good faith, agree is most appropriate under the circumstances. To the extent permitted by Law, (i) this allocation shall be binding on the Parties for federal, state, local, foreign and other Tax reporting purposes, (ii) no party will assert or maintain a position inconsistent with this allocation and (iii) the applicable Tax Returns to be filed by any of the Parties or their Subsidiaries shall reflect this allocation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF HARSCO AND SELLERS
Except as set forth on the corresponding section or subsection of the Schedules attached hereto (collectively, the “Schedules”), Harsco, on behalf of itself, the other Sellers and the Target Entities, hereby represents and warrants to CD&R Investor and Buyer as of the date hereof (except in each case to the extent that such representations and warranties speak only as of another date or dates in which case, only as of such date(s)) as follows, provided, however, that disclosure in any section or subsection of the Schedules shall apply to any other section or subsection of the Schedules to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section or subsection of the Schedules:
2.1    Incorporation and Authority
Each of the Sellers and Target Entities is an entity duly organized, validly existing and (where such concept is applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation or incorporation, as applicable, and has all requisite corporate power and authority to conduct its business as currently conducted, except for the entities set forth on Schedule 2.1, which are being liquidated in accordance with applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Target Entity is duly qualified as a foreign corporation for the transaction of business and is (where such concept is applicable) in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification. Harsco has made available to CD&R Investor complete copies of the respective articles of incorporation or bylaws (or similar organizational documents) of each of the Target Entities as in effect as of the date hereof. Each of the Sellers and Target Entities has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution and delivery by Harsco of this Agreement and by the Sellers of the Ancillary Agreements to which they will be a party, and the consummation by the Sellers and the Target Entities of the transactions contemplated on their part hereby and thereby, have been duly authorized by all necessary company action on the part of each Seller and each Target Entity. This Agreement has been duly executed and delivered by Harsco, and, to the extent the Sellers are a party thereto, the Ancillary Agreements will at the Closing be, duly executed and delivered by the Sellers, as applicable, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes a legal, valid and binding obligation of Harsco, and when executed and delivered, to the extent the Sellers are a party thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Sellers, as applicable, enforceable against the Sellers, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.2    Capitalization and Subsidiaries
(a)    Set forth on Schedule 2.2(a) is (i) the jurisdiction of incorporation or legal organization of each of the Target Entities, (ii) the number of authorized, issued and outstanding shares or other equity securities of each of the Target Entities and the holders of all such shares or other equity securities (exclusive of the effects of the Transactions), and (iii) the number of authorized, issued and outstanding shares or other equity securities of each of the Target Entities and the holders of all such shares or other equity securities (immediately after giving effect to the Transactions) and, in the case of (ii) and (iii), except as set forth on Schedule 2.2(a), there are no other authorized, issued or outstanding shares of capital stock or other equity securities of the Target Entities. Except as set forth on Schedule 2.2(a), all of the issued and outstanding Target Shares are owned of record free and clear of any Encumbrances by the Stock Seller identified on Schedule 2.2(a) as owning such Target Shares. All of the issued and outstanding Target Shares and equity securities of each of the Target Entities have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights (to the extent such concepts are applicable). Except as set forth on Schedule 2.2(a), there are (and at the Closing, after giving effect to the Transactions, there will be) no outstanding options, warrants, calls, rights or any other agreements, trusts, proxies or similar arrangements affecting the sale, issuance or voting of any equity securities of any Target Entity, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity securities of any Target Entity. No Target Entity has any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with the stockholders of the Target Entities.
(b)    Immediately prior to the Closing, all of the issued and outstanding equity securities of each Target Entity will be owned of record, directly or indirectly, free and clear of any Encumbrances by one or more Stock Sellers, and all of such issued and outstanding equity securities will have been validly issued, fully paid and nonassessable.
(c)    None of the Target Entities has (or at the Closing, after giving effect to the Transactions, will have) any Subsidiaries or owns (or at the Closing, after giving effect to the Transactions, will own) any equity interests in any other Person, except as set forth on Schedule 2.2(a).
(d)    As of the date of this Agreement, Schedule 2.2(d) sets forth each Contract (including all modifications and amendments thereto) currently in effect between a JV Partner, on the one hand, and any Target Entity, Stock Seller or Asset Seller (to the extent relating to the Business), on the other hand. With respect to each such Contract, (i) Harsco has made available to CD&R Investor a true and complete copy of such Contract (including all modifications and amendments thereto and written waivers thereunder), (ii) such Contract is in full force and effect in accordance with its respective terms and is valid, binding and enforceable against the applicable JV Partner thereto in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) and (iii) the execution, delivery and performance by the Sellers of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the performance of the Transactions) will not result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give any JV Partner any right of termination, rescission, acceleration or cancellation of, or any right of notice or Consent with respect to such Contract.

2.3    No Conflict
The execution, delivery and performance by the Sellers of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the performance of the Transactions) and the Ancillary Agreements to which they will be a party do not and will not: (a) conflict with or violate the respective articles of incorporation or bylaws (or similar organizational documents) of any of the Sellers or any Target Entity; (b) assuming all Consents referred to in Section 2.4 have been obtained, conflict with or violate any Law applicable to any of the Sellers or any Target Entity, or to any of their respective properties, rights or assets; (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination, rescission, acceleration or cancellation of, or any right of notice or Consent with respect to, any material Contract to which any of the Target Entities (or any of their controlled Affiliates) is a party or by which any of the Target Assets or any properties or rights of any Target Entity are bound; (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets; or (e) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination, rescission, acceleration or cancellation of, or any right of notice or Consent with respect to, any Permit to which any of the Target Entities (or any of their controlled Affiliates) is a party or by which any of the Target Assets or any properties or rights of any Target Entity are bound except, in the case of clauses (b), (d), and (e), where such conflicts, violations, rescissions, accelerations, breaches, defaults, terminations, cancellations or failures to obtain such Consents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
2.4    Consents and Approvals
The execution and delivery by Harsco of this Agreement does not, and the execution and delivery by the Sellers of the Ancillary Agreements, solely to the extent they are a party thereto, will not, and the performance by the Sellers of this Agreement (including, for the avoidance of doubt, the Transactions) and the Ancillary Agreements, to the extent they are a party thereto, and the consummation of the transactions contemplated hereby and thereby will not, require any Seller or any Target Entity to seek or obtain any Consent from, or make any filing or notification with, any Governmental Body, except for (a) those Consents set forth on Schedule 2.4(a), (b) compliance with the applicable requirements of the HSR Act or any other Competition Laws of the jurisdictions set forth on Schedule 2.4(b) and (c) those Consents from, and filings with Governmental Bodies the failure of which to be made or obtained would not, individually or in the aggregate, be reasonably expected to materially impact the ability of any of the Sellers to consummate the transactions contemplated hereby or otherwise adversely affect the Business in any material respect.
2.5    Financial Statements
(a)    The audited combined balance sheets of the Business as at December 31, 2011 and December 31, 2012, and the related audited combined statements of operations, comprehensive loss, cash flows and changes in equity of the Business for the years ended December 31, 2011 and December 31, 2012, together with all related notes and schedules thereto, accompanied by the reports thereon of Harsco’s independent auditors (collectively, the “Audited Financial Statements”) and the unaudited combined balance sheets of the Business as at June 30, 2013 and June 30, 2012, and the related combined statements of operations, comprehensive loss, cash flows and changes in equity of the Business for the three (3) and six (6) month periods ended June 30, 2013 and June 30, 2012, together with all related notes and schedules thereto (together with the Audited Financial Statements, the “Financial Statements”) are included in Schedule 2.5(a). The Financial Statements (i) have been prepared based on the separate books and records of the Target Entities and Harsco (except as may be indicated in the notes thereto), (ii) have been prepared in accordance with GAAP consistently applied (subject, in the case of unaudited statements, to normal year end adjustments which will not be material in nature or amount to the Business taken as a whole), (iii) present fairly in all material respects the combined financial position, the results of operations and cash flows of the Business as of the respective dates thereof and for the respective periods indicated therein (and, except as set forth on Schedule 2.5(a), such fair presentation will not be affected by the Pre-Closing Transactions) and (iv) have been prepared in compliance with Regulation S-X of the SEC.
(b)    Harsco maintains, and has maintained since January 1, 2011, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Harsco has disclosed, based on the most recent evaluation undertaken in connection with Harsco’s financial statements, to its external accountants (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Harsco’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Harsco’s internal controls over financial reporting.
(c)    Since January 1, 2011, no director, officer, external auditor or external accountant of Harsco or its Affiliates (including the Target Entities) or, to the Knowledge of Harsco, any employee (other than officers) or representative of Harsco or its Affiliates (including the Target Entities), has received or otherwise been made aware of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Business or the Target Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Target Entity has engaged in questionable accounting or auditing practices.
(d)    Schedule 2.5(d) sets forth an accurate and complete copy of the capital expenditure budget for the Business on a combined basis for the fiscal year beginning January 1, 2013 and for January 1, 2014 through February 28, 2014 (the “Capital Expenditure Budget”).
2.6    No Undisclosed Material Liabilities
No Target Entity has, after giving effect to completion of the Transactions, any Liabilities, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case that are required under GAAP to be reflected in the Financial Statements or disclosed in the notes thereto, except (i) as set forth in Schedule 2.6, (ii) Liabilities disclosed or reserved against in the Financial Statements as at the Balance Sheet Date or disclosed in the notes thereto, (iii) Liabilities that were incurred after the Balance Sheet Date in the ordinary course of business, (iv) Liabilities which, individually or in the aggregate, would not be material to the Business, taken as a whole, (v) Liabilities that are Tax liabilities incurred in connection with the Transactions, to the extent Harsco has agreed to provide indemnification pursuant to Section 5.1, and (vi) Liabilities that are specifically contemplated by this Agreement and incurred after the date hereof. No Target Entity is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Target Entities, on the one hand, and any Non-Company Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

2.7    Litigation
(a)    As of the date hereof, there is no suit, action or proceeding (administrative or judicial) by or before any Governmental Body (“Proceeding”) pending or, to the Knowledge of Harsco, threatened against Harsco, any other Seller or the Target Entities, or any of their respective assets, rights or properties which bring into question the validity of this Agreement or that would reasonably be expected, individually or in the aggregate, to be adverse in any material respect to the Business, the Target Assets or the Target Entities, taken as a whole. There are no Governmental Orders seeking or purporting to enjoin or restrain the execution, delivery and performance by Harsco or any Seller of this Agreement, or the consummation by Harsco, any other Seller or the Target Entities of the transactions contemplated hereby or that would reasonably be expected to be adverse in any material respect to the Business or the Target Entities, taken as a whole.
(b)    Schedule 2.7(b) describes in reasonable detail each accident or incident where the Business operates or provides equipment, in each case occurring since January 1, 2010 and prior to the date hereof, that involves a death or serious bodily injury reasonably likely to result in Losses in excess of $100,000 where claims, or to the Knowledge of Harsco, potential claims from said accident or incident have not been fully settled.
2.8    Employee Benefits
(a)    Schedule 2.8(a) lists, as of the date of this Agreement, each Employee Plan (other than a Harsco Benefit Plan) that any Target Entity sponsors, maintains or contributes to, or is required to maintain or contribute to for the benefit of any current or former Business Employee (the “Target Entity Benefit Plans”). No Target Entity Benefit Plan that is not a Multiemployer Plan provides benefits to any individual other than current or former employees of the Target Entities, Persons who provide or have provided services in respect of the Business and any beneficiaries and dependents of the foregoing.
(b)    Schedule 2.8(b) lists, as of the date of this Agreement, each Employee Plan that Harsco or any Non-Company Affiliate sponsors, maintains or contributes to, or is required to maintain or contribute to as of the date hereof for the benefit of any current Business Employee (together with any persons formerly employed by any of the Target Entities) (the “Harsco Benefit Plans,” and, together with the Target Entity Benefit Plans, the “Business Benefit Plans”).
(c)    With respect to each Target Entity Benefit Plan that is not a Multiemployer Plan, Harsco has provided CD&R Investor, to the extent applicable, complete and correct copies of: all written plan documents and descriptions of all unwritten plans (and all amendments thereto); all trust agreements, insurance contracts or other funding arrangements therefor; the two most recent actuarial and trust reports; the two most recent Forms 5500 and all schedules thereto; the most recent IRS determination letters; and all current summary plan descriptions and summaries of material modification (or with respect to the foregoing items, the equivalent thereto required by any foreign Governmental Body).
(d)    The Target Entity Benefit Plans that are not Multiemployer Plans have been maintained and operated in material compliance with their terms and, to the extent applicable, provisions of ERISA, the Code and all other applicable Laws, domestic or foreign. None of the Target Entity Benefit Plans are, to the Knowledge of Harsco, presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Body, domestic or foreign. Other than routine claims for benefits, there are no material Proceedings pending or, to the Knowledge of Harsco, threatened with respect to any Target Entity Benefit Plan that is not a Multiemployer Plan.

(e)    Each Target Entity Benefit Plan, other than a Multiemployer Plan, that is intended to be qualified or otherwise receive favorable Tax treatment under applicable Law has, if necessary, been determined by the applicable Governmental Body or Tax Authority to be so qualified, and to the Knowledge of Harsco, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such qualification or entitlement to favorable Tax treatment under applicable Law except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Target Entities taken as a whole.
(f)    With respect to Business Employees (or persons formerly employed by the Target Entities), Harsco and its Affiliates (including the Target Entities) are in compliance with all applicable Laws respecting employment and labor, including workplace discrimination, harassment, workers’ compensation, classification of workers as exempt or non-exempt or as employees or independent contractors, unlawful retaliation, all titles of the Americans with Disabilities Act, meal and rest breaks, immigration, employee leave issues, wages and hours, occupational safety and health, fair labor standards and the WARN Act and any similar state, local or foreign laws, except such noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Target Entities taken as a whole.
(g)    Except as set forth on Schedule 2.8(g), no Target Entity Benefit Plan that is not a Multiemployer Plan is subject to Section 412 of the Code or Section 302 of ERISA. Schedule 2.8(g) lists each Target Entity Benefit Plan that is an unfunded pension plan or other retirement plan subject to minimum funding standards under applicable Law, and each such Target Entity Benefit Plan satisfies such standards, as applicable, and no waiver of such funding has been sought or obtained. None of the Business Employees is, immediately prior to Closing, a member of any section or sections of the Harsco Pension Scheme, other than Section G or Section M.
(h)    Except as set forth in Schedule 2.8(h), no Target Entity is a party to or bound by, and none of the Business Employees are covered by, any collective bargaining agreement, and there are no labor unions, employee representatives, works councils or other organizations representing or, to the Knowledge of Harsco, purporting to represent or attempting to represent any Business Employees. Since January 1, 2011, there has not occurred or, to the Knowledge of Harsco, been threatened any material strike, sympathy strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Business Employees. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $250,000 and there is no representation petition pending or, to the Knowledge of Harsco, threatened with respect to any Business Employee.
(i)    Schedule 2.8(i) sets forth:
(i)    Each Business Benefit Plan that constitutes a Multiemployer Plan to which Harsco or one of its ERISA Affiliates (including the Target Entities) currently has or in the past two years had an obligation to contribute with respect to the Business or any current or former Business Employees (each, an “Infrastructure Multiemployer Plan”), including each non-construction Multiemployer Plan (each, a “Non-Construction Multiemployer Plan”);
(ii)    Each Multiemployer Plan with respect to which Harsco or one of its ERISA Affiliates (including the Target Entities) has or previously had an obligation to contribute with respect to the Business or any current or former Business Employees and currently has any outstanding withdrawal liability obligation (whether resulting from a complete or partial withdrawal from a Multiemployer Plan), together with the outstanding amount owed for such withdrawal liability and, where available, the relevant payment schedule;
(iii)    The aggregate amounts that Harsco and its ERISA Affiliates (including the Target Entities) paid in contributions to all Infrastructure Multiemployer Plans in each of 2011 and 2012, respectively;
(iv)    A good-faith summary of the information provided to Harsco and its Subsidiaries by or on behalf of Infrastructure Multiemployer Plan administrators or otherwise provided to Harsco and its Subsidiaries through the date of this Agreement regarding the contributions and premiums paid by Harsco and its ERISA Affiliates with respect to Infrastructure Multiemployer Plans and an estimate of potential withdrawal liability with respect to each such Infrastructure Multiemployer Plan (which summary Harsco shall update, based on information received, using its commercially reasonable efforts, between the date of this Agreement and the Closing Date and provide to Buyer at its reasonable request), substantially in the form previously provided to Buyer; and
(v)    Each Business Benefit Plan that constitutes a non-U.S. defined-benefit pension plan for the benefit of employees of multiple unrelated employers to which Harsco or any of its ERISA Affiliates (including the Target Entities) contributes or is or has been required to contribute with respect to the Business or current or former Business Employees.
(j)    All contributions and premiums required to have been paid by Harsco and its Affiliates (including the Target Entities) or any of its ERISA Affiliates to any Target Entity Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Target Entities taken as a whole.
(k)    No Target Entity Benefit Plan other than a Multiemployer Plan provides welfare benefits after termination of employment except to the extent required by Section 4980B(f) of the Code or any similar provision of state, local or foreign Law.
(l)    Except as set forth on Schedule 2.8(l), neither this Agreement nor the consummation of the transactions contemplated thereby (either alone or in combination with any other event), including, for the avoidance of doubt, the Transactions, would reasonably be expected to (i) result in any payment becoming due or increase the amount of any compensation due to any current or former employee, officer or director of the Target Entities, (ii) increase any benefits otherwise payable under, or trigger any funding obligation under or to, any Target Entity Benefit Plan, (iii) result in the acceleration of time of payment or vesting of any such benefits, or (iv) result in any one person, or more than one person acting as a group, acquiring during a twelve (12) month period assets from a corporation that have a total gross fair market value equal to or more than one-third of the total gross fair market value of all of the assets of such corporation immediately prior to such acquisition or acquisitions within the meaning of Section 280G of the Code.
(m)    Except for any consultation of employees and/or employee representatives required by TUPE (or similar European legislation/regulations (including any national laws or regulations implementing the EU Acquired Rights Directive, Directive 2001/23)), or as otherwise set forth on

Schedule 2.8(m) or Schedule 4.6(b), the execution and delivery by Harsco of this Agreement and by Harsco of the Ancillary Agreements, as applicable, and the performance by Harsco of this Agreement and the Ancillary Agreements would not reasonably be expected to require Harsco or any of its Affiliates (including the Target Entities) or Buyer or CD&R Investor to seek or obtain any Consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any Business Employees or any representatives, labor unions, works councils or similar organizations representing Business Employees, or any Governmental Body with respect to Business Employees (except to the extent previously made or obtained prior to the date hereof).
2.9    Taxes
(a)    (i) All material Tax Returns required to be filed by or with respect to the Target Entities or the Target Assets have been filed in a timely manner (within any applicable extension periods) and all such Tax Returns are true, correct and complete in all material aspects and (ii) all Taxes shown due on such returns have been timely paid in full. No jurisdiction (whether within or outside the United States) in which any Target Entity has not filed a particular type of Tax Return has asserted in writing that such Target Entity is required to file such Tax Return in such jurisdiction.
(b)    There are no outstanding agreements or waivers extending the statutory period for assessment or collection of any material Taxes of the Target Entities or with respect to the Target Assets and no written powers of attorney with respect to any such Taxes. The time for filing any material Tax Return with respect to the Target Entities or the Target Assets has not been extended, other than any extension to which a Target Entity is entitled under applicable Law without the consent of the relevant Tax Authority or Governmental Body.
(c)    There are no material audits, Proceedings, investigations or other actions pending or threatened in writing against the Target Entities or the Target Assets in respect of Taxes or Tax Returns. No Tax Authority has asserted or threatened to assert, in each case in writing, any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Target Entities or with respect to the Target Assets for any taxable period for which the period of assessment or collection remains open.
(d)    None of the Target Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any installment sale or open transaction, (iii) any prepaid amount received or paid, or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.
(e)    None of the Target Entities during the five-year period ending on the date hereof, has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(f)    All material Taxes that the Target Entities were required to withhold or collect have been duly withheld or collected and have been paid, to the extent required by applicable Law, to the proper Tax Authority. The Target Entities have complied in all material respects with the rules and regulations relating to the withholding and remittance of Taxes.
(g)    None of the Target Entities (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon any Target Entity after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any Person (other than for any Target Entity excluding Asset Sellers) whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise.
(h)    None of the Target Entities has engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(i)    Schedule 2.9(i) lists all of the Target Entities for which an election to change the U.S. federal tax classification of such Target Entities has been made within the five-year period ending on the date of this Agreement.
(j)    Schedule 2.9(j) lists the Intracompany Obligations as of August 30, 2013.
2.10    Absence of Changes
Since December 31, 2012, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as set forth in Section 4.8, between December 31, 2012 and the date hereof (i) the Business has been conducted in the ordinary course consistent with past practices and (ii) except as set forth on Schedule 2.10, neither Harsco nor any of its Affiliates (including the Target Entities) has taken any action that would, if taken after the date hereof, require the consent of CD&R Investor under clauses (5), (7), (8), (11), (14) and (16) of Section 4.1(b), and neither Harsco nor any of its Affiliates (including the Target Entities) has taken any material action outside the ordinary course of business that would, if taken after the date hereof, require the consent of CD&R Investor under clause (6) of Section 4.1(b).
2.11    Title to Assets; Sufficiency of Assets
(a)    Except as would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Business or the Target Entities, taken as a whole, the Target Entities have good and valid (and, in the case of Owned Real Property, valid and marketable fee simple) title to, or have a valid leasehold or licensed interest in, all of the tangible and intangible assets, properties and rights (real and personal, including all Intellectual Property) that (i) are primarily used or held for use in connection with the Business, (ii) are reflected on the Financial Statements or (iii) were acquired by the Business after the Balance Sheet Date (collectively, the “Assets”), in each case, free and clear of all Encumbrances, except for Permitted Encumbrances, it being understood that this representation and warranty shall not apply to any Asset disposed of by the Target Entities (x) after the Balance Sheet Date and prior to the date hereof in the ordinary course of business or (y) after the date hereof and not in violation of this Agreement. This representation and warranty shall not apply to infringement of third party Intellectual Property, which is the subject of Section 2.13(c) hereof.
(b)    Except as set forth on Schedule 2.11, the Assets that will be owned, leased or licensed by Buyer and its Subsidiaries immediately after giving effect to the Transactions, together with the Shared Contracts (excluding any Replicated Contracts), Intellectual Property that will be licensed pursuant to Section 7.5 of this Agreement and the services and Intellectual Property that will be provided or licensed pursuant to the Transition Services Agreement, constitute all of the assets, properties and rights required for the conduct of the Business in all material respects as of (i) the Balance Sheet Date (other than such assets, properties and rights acquired or disposed of by the Target Entities in the ordinary course of business, after the Balance Sheet Date and prior to the date hereof) and (ii) the date of this Agreement (other than such assets, properties and rights acquired, or disposed of by the Target Entities in accordance with this Agreement, after the date of this Agreement). After giving effect to the Transactions, Harsco and the Non-Company Affiliates (including, for the avoidance of doubt, the Asset Sellers) will not own or have any interest in (other than to the extent resulting from their ownership of the Harsco Partnership Interests) any material tangible or intangible assets, material properties or rights (real or personal, including Intellectual Property) that are used or held for use in connection with the Business as of date hereof except for Intellectual Property that will be licensed pursuant to Section 7.5 of this Agreement, the services and Intellectual Property that will be provided or licensed pursuant to the Transition Services Agreement, the Shared Contracts, the Excluded Assets and as set forth on Schedule 2.11.
2.12    Real Property
(a)    Schedule 2.12(a) sets forth an accurate and complete list of each material real property owned by any Target Entity or that otherwise primarily relates to the Business and is owned by Harsco or any Non-Company Affiliate, in each case, as of the date hereof (together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, the “Owned Real Property”), including the address and owner of each parcel of such Owned Real Property.
(b)    Schedule 2.12(b) sets forth an accurate and complete list of each material real property leased, subleased or licensed by any Target Entity or that otherwise relates primarily to the Business and is leased, subleased or licensed by Harsco or any Non-Company Affiliate (the “Leased Real Property”), including all leases, subleases or licenses (together with any and all amendments and modifications thereto and any guarantees thereof) in effect as of the date hereof pursuant to which such Leased Real Property is leased, subleased or licensed by any Target Entity or Harsco (or any Affiliate thereof) as lessee, sublessee or licensee (collectively, the “Real Property Leases”), and identifying the landlord, tenant and address for each Real Property Lease. Harsco has delivered to CD&R Investor accurate and complete copies of each Real Property Lease.
(c)    Except as set forth on Schedule 2.12(c), neither Harsco nor any of its Affiliates (including the Target Entities) has leased, subleased or granted to any Person any material right to possess, lease or occupy any portion of the Owned Real Property or the Leased Real Property.
(d)    Except as set forth on Schedule 2.12(d), neither Harsco nor any of its Affiliates (including the Target Entities) holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any material Owned Real Property or any material Leased Real Property or any portion thereof or interest therein or any other material real property.
2.13    Intellectual Property
(a)    Schedule 2.13(a) sets forth an accurate and complete list of (i) all registered Intellectual Property and all applications for registration for Intellectual Property primarily used or primarily held for use by the Business (the “Registered Intellectual Property”) and (ii) all unregistered Marks that are material to the Business, in each case, owned, beneficially or of record, by (x) the Target Entities or (y) Harsco or any Non-Company Affiliates as of the date of this Agreement, and the owner thereof. The Registered Intellectual Property and each of the unregistered Marks, Copyrights and Trade Secrets that are owned by the Target Entities or the Asset Sellers and are material to the Business (collectively, the “Owned Intellectual Property”) are owned by such Target Entities or the Asset Sellers

(and upon the Closing will be owned by Buyer and its Subsidiaries) free and clear of all Encumbrances other than Permitted Encumbrances.
(b)    Other than as set forth on Schedule 2.13(b), there is no pending or, to the Knowledge of Harsco, threatened claim, action, opposition, interference, reexamination or proceeding that relates to the rights of any Target Entity, Harsco or any Non-Company Affiliates in respect of any Owned Intellectual Property primarily used in the conduct of the Business.
(c)    Other than as set forth on Schedule 2.13(c), (i) the conduct of the Business does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) to the Knowledge of Harsco, no Person is infringing, misappropriating or violating the Owned Intellectual Property, except in each case of (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the conduct of the Business, as currently conducted, following the Closing, the Target Entities have used (and Harsco and its Affiliates have otherwise in relation to the Business used) commercially reasonable efforts to ensure protection of the Owned Intellectual Property, including the confidentiality of their Trade Secrets. There is no patentable invention created by an employee or former employee of Harsco or its Affiliates that is material to the conduct of the Business for which Harsco or its Affiliates have sought, or wish to seek, patent protection for which Harsco or its Affiliates have not obtained an assignment agreement that effectively vests ownership of such invention in Harsco or its Affiliates (including the Target Entities) of such invention. There is no Intellectual Property created by an independent contractor of Harsco or its Affiliates that is material to the conduct of the Business which was intended to be owned by Harsco or its Affiliates for which Harsco or its Affiliates have not obtained an assignment agreement that effectively vests ownership of such Intellectual Property in Harsco or its Affiliates (including the Target Entities) of such Intellectual Property.
(e)    The Target Entities have implemented reasonable backup and disaster recovery arrangements to provide for the continued operation of the Business in the event of a disaster or business interruption. The Internal IT Systems owned by the Target Entities or that constitute Target Assets (i) are in good repair and operating condition and are adequate and suitable in all material respects for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation and (iii) do not contain any virus, Trojan, or other malicious code that would reasonably be expected to interfere in any material respect with the Business and that could have been discovered through use of reasonable efforts. The Target Entities have not (and Harsco and its Affiliates have not otherwise in relation to the Business), in the past three (3) years, experienced any data security breach or failure or unauthorized data release incident that has had a material adverse effect on the Business.
(f)    Solely relating to the Business, Harsco and each of its Affiliates (including the Target Entities) and each of their respective Assets is in compliance with all contractual and legal requirements pertaining to data protection or information privacy and security, including any privacy policy concerning the collection or use of data or information, except as would not, individually or in the aggregate, reasonably be expected to have an adverse effect in any material respect on the Business or the Target Entities, taken as a whole.

2.14    Contracts
(a)    Schedule 2.14(a) sets forth an accurate and complete list of all Contracts in effect as of the date hereof to which any Target Entity, Harsco or any Non-Company Affiliate (but with respect to Harsco and any Non-Company Affiliate, only such Contracts primarily relating to the Business), is a party (other than purchase orders or standard sales orders entered into by any Target Entity, as applicable, in the ordinary course of business) which by its terms:
(i)    is not terminable at will within six (6) months and requires future expenditures or other performance with respect to goods, equipment or services having an annual value in excess of, with respect to Contracts listed in Schedule 2.14(ii), $2,000,000, and with respect to such other Contracts, $250,000, in each case, other than any Business Benefit Plan or related Contract;
(ii)    relates to the obligation of the Target Entities or the Asset Sellers to purchase products, materials, supplies, goods, equipment, other assets or services pursuant to which payments of $2,000,000 or more were made during the 12-month period ending on December 31, 2012, other than any Business Benefit Plan or related Contract;
(iii)    relates to the obligation of the Target Entities or the Asset Sellers to sell products or services pursuant to which payments of $250,000 or more were received during the 12-month period ending on December 31, 2012;
(iv)    relates to any Indebtedness other than Intercompany Balances or Intracompany Obligations;
(v)    (i) limits the ability of any Target Entity to compete in any line of business that is material to the Business or with any Person in any geographic area and that would so limit the freedom of the Target Entities or any of their Affiliates after the Closing or (ii) contains exclusivity obligations binding on any Target Entity or the Asset Sellers;
(vi)    requires any capital commitment or capital expenditure (including any series of related expenditures) by the Target Entities or the Asset Sellers of greater than $250,000;
(vii)    relates to the acquisition or disposition of any business, assets, properties or rights under which the Target Entities have any future liability with respect to an “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation;
(viii)    constitutes a Contract (other than (x) purchase orders or standard sales orders entered into by any Asset Seller or Target Entity in the ordinary course of business, (y) Business Benefit Plans and related contracts and agreements, or (z) intercompany notes that will be terminated pursuant to Section 4.8(a)), to which one of the counterparties is Harsco or any Non-Company Affiliate or any officer, director, stockholder or other Affiliate of Harsco (other than the Target Entities) or any Non-Company Affiliate (each, an “Intercompany Contract”);
(ix)    constitutes an agreement that contains any indemnification obligations of any Target Entity or any Asset Seller, or credit support relating to such indemnification obligations, other than any of such indemnification obligations or credit support incurred in the ordinary course of business or that require credit support or indemnification obligations of less than $250,000 or that are Business Benefit Plans; or
(x)    is an Intellectual Property Contract that is material to the Business (excluding Intellectual Property Contracts for commercially available off-the-shelf Software that is not the subject of a negotiated agreement and for which the aggregate annual amounts paid or payable to or by the Target Entities related to such Contract are less than $250,000), including the Contracts with Oracle Corporation for the benefit of the Target Entities; or
(xi)    is a Real Property Lease (the Contracts described in clauses (i) through (xi), the “Material Contracts”).
Harsco has made available to CD&R Investor a true and complete copy of (x) each Material Contract (including all modifications and amendments thereto and written waivers thereunder) and (y) all form purchase orders or contracts of the Target Entities and the Asset Sellers that are material to the Business. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract to which Harsco or any of its Affiliates (including the Target Entities), as applicable, is a party is in full force and effect in accordance with its respective terms. Each Material Contract is valid, binding and enforceable against Harsco or such Affiliate, as applicable, and, to the Knowledge of Harsco, each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) and except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Business or the Target Entities, taken as a whole. Neither Harsco nor any of its Affiliates (including the other Sellers and Target Entities) is in default, violation or breach in any material respect under (or, to the Knowledge of Harsco, is alleged to be in default or breach in any material respect under) any such Material Contract to which it is a party, or has within the last 12 months provided or received notice of any intention to terminate any such Material Contract. To the Knowledge of Harsco, no event or circumstance has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute, a default, violation or breach in any respect under any such Material Contract by any party thereto, or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss by Harsco or any of its Affiliates (including the Target Entities) of any benefit thereunder, in each case, except for such defaults, breaches, violations, terminations, accelerations or changes as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Schedule 2.14(b) sets forth an accurate and complete list of all Shared Contracts in effect as of the date of this Agreement (excluding any Business Benefit Plan and Contracts for commercially available off-the-shelf Software that is not the subject of a negotiated agreement and for which the aggregate amounts paid or payable to or by Harsco or any of its Affiliates related to such Contract are less than $250,000).
2.15    Compliance with Laws; Permits
Other than as set forth on Schedule 2.15, each Asset Seller (solely with respect to the Business) and each Target Entity is, and since January 1, 2012, has been, in compliance with all Laws applicable to it, except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Business or the Target Entities, taken as a whole. The Target Entities hold all

Permits that are required for the conduct of the Business as now being conducted, except where the failure to have any such Permits would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Business or the Target Entities, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all such Permits are in full force and effect, (ii) no violations are recorded in respect of any such Permits and (iii) no Proceedings are pending, or to the Knowledge of Harsco, threatened to revoke, suspend, cancel or limit any such Permit. Neither Harsco nor any of its Affiliates (including the Target Entities) makes any representation or warranty in this Section 2.15 with respect to Tax matters, which are governed exclusively by Section 2.9, or environmental matters, which are governed exclusively by Section 2.18.
2.16    Anti-Corruption; Trade Controls
(a)    With respect to the Sellers, solely relating to the Business, the Sellers and the Target Entities, and each of their respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of the Business, have not directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-corruption or anti-bribery Laws applicable to the Target Entities or the Business (collectively, the “Anti-Corruption Laws”).
(b)    With respect to the Sellers, solely relating to the Business, the Sellers and the Target Entities, and each of their respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of the Business, have not directly or indirectly taken any act in furtherance of an offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value provided to a Government Official for the purpose of inducing such Government Official to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Body in order to affect any act or decision of such Governmental Body for the purpose of assisting any Person to obtain or retain any business, or to facilitate efforts of any Person to transact business or for any other improper purpose (e.g., to obtain a tax rate lower than allowed by Law).
(c)    To the Knowledge of Harsco, there is no investigation, allegation, request for information, or other inquiry by any Governmental Body regarding the Target Entities’ or the Business’s actual or possible violation of the Anti-Corruption Laws.
(d)    To the Knowledge of Harsco, none of the officers, directors or employees, agents (or their employees) involved in the Business is a Government Official or consultant to any Government Official, and there is no existing family relationship between any officer, director, employee, agents (or their employees) member of the Target Entities or any Subsidiary and any Government Official.
(e)    With respect to the Sellers, solely relating to the Business, the Sellers and the Target Entities, and each of their respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of the Business, have not directly or indirectly (i) circumvented the internal accounting controls of Harsco or any of the Target Entities, (ii) falsified any of the books, records or accounts of Harsco or any of the Target Entities, or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of Harsco or any of the Target Entities.
(f)    With respect to the Sellers, solely relating to the Business, the Sellers and the Target Entities, and each of their respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of the Business (the “Relevant Persons”), have not in the course of their actions for, or on behalf of, any Seller or Target Entity or any of their respective Subsidiaries or controlled Affiliates, engaged directly or indirectly in transactions connected with any of North Korea, Cuba, Iran, Syria, Myanmar or Sudan, or otherwise engaged directly or indirectly in transactions connected with any government, country or other entity or Person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or any applicable UN, EU or other international sanctions regime, including specially designated nationals and blocked persons designated by the OFAC and no Relevant Person is any such person.
2.17    Insurance
Schedule 2.17 contains an accurate and complete list of all material policies of insurance maintained as of the date of this Agreement with respect to any Target Entity (each, a “Company Policy”), together with, with respect to Company Policies identified as “Global Policies” on Schedule 2.17, the limits and any deductible or retention amounts of each such Company Policy. Except as would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Business and the Target Entities, taken as a whole, (a) no Target Entity is in default with respect to its obligations under any Company Policy and (b) no Target Entity has received, since the time any Company Policy was last renewed or issued (whichever is later), written notice of termination, cancellation or non-renewal of any such Company Policy from any of its insurance brokers or carriers. As of the date hereof, there is no material claim by any Target Entity pending under any Company Policy as to which coverage has been denied or disputed by the underwriters of such Company Policy. To the Knowledge of Harsco, Harsco and its Affiliates have properly reported all material claims, acts, omissions, events, circumstances, occurrences and losses relating to the Business to the extent required under each Company Policy except those not reported in the ordinary course and consistent with past practice.
2.18    Environmental Matters
(a)    Each Target Entity and each Asset Seller (solely with respect to the Business) complies and, while owned by Harsco, has complied with all applicable Environmental Laws, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Each Target Entity and each Asset Seller (solely with respect to the Business) holds and is in compliance with all Permits required under applicable Environmental Law to operate as it currently operates, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    No Target Entity, nor any Asset Seller (solely with respect to the Business), has received any written notice from any Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or alleged liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, the subject of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    There is no Governmental Order, pursuant to any Environmental Laws, under which a Target Entity or the Business has outstanding obligations that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    No Release of Hazardous Substances has occurred on, at, under or from or is affecting any property currently owned or leased by any Target Entity and no Target Entity, Asset Seller

(solely with respect to the Business) nor to the Knowledge of Harsco, has any of their predecessors or Affiliates has caused the Release of Hazardous Substances on, at, under or from any property formerly owned or leased by a Target Entity, in any case, in a manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)    No Target Entity has, during the period of Harsco’s ownership of such Target Entity, and to the Knowledge of Harsco, no Target Entity has, during any period prior to Harsco’s ownership of any such Target Entity disposed of or arranged for the disposal of any Hazardous Substance that has resulted, or would reasonably be expected to result, in investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under or pursuant to any applicable Environmental Laws, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(g)    To the Knowledge of Harsco, Harsco has made available to CD&R Investor all environmental assessments, investigations and studies in the possession, custody or control of Harsco or any of its Affiliates (including the Target Entities) prepared since January 1, 2009, and prior to the date hereof (other than those subject to attorney-client privilege), which identify issues at properties owned, leased or operated by any Target Entity or the Business that would, individually or in the aggregate, reasonably be expect to be material to the Target Entities, taken as a whole.
(h)    Notwithstanding any other provisions of this ARTICLE II, other than as set forth in Section 2.4 (Consents and Approvals) and this Section 2.18, Harsco makes no representations or warranties, either express or implied, with respect to matters arising under any Environmental Law or concerning any Hazardous Substance.
2.19    Financial Advisors
Other than Robert W. Baird & Co. Incorporated and Credit Suisse Securities (USA) LLC, whose expenses will be paid by Harsco or the Non-Company Affiliates, no Person has acted, directly or indirectly, as an agent, broker, investment banker, finder or financial advisor for Harsco or any of its Affiliates in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from any Target Entity in respect thereof. Except as otherwise agreed in writing by CD&R Investor or as expressly contemplated by this Agreement or the Ancillary Agreements, no Target Entity has paid or agreed to pay, reimburse or otherwise indemnify any Person for, any costs, fees or expenses incurred prior to the date of this Agreement by Harsco or any Non-Company Affiliate in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.
2.20    Transactions with Affiliates.
To the Knowledge of Harsco, no officer, director or employee of any Target Entity, or any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset or other property primarily used in or held for use in the Business or (B) any Person that is a supplier, customer or competitor of the Business or any Target Entity, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any Target Entity or (iii) is a debtor or creditor of any Target Entity.

2.21    Customers and Suppliers
Schedule 2.21(a) lists the names of the five largest customers in each of the eleven countries that account for the largest shares of the Business’s revenue, as determined by annual revenue to the Business for the 2012 fiscal year (the “Major Customers”). Schedule 2.21(b) lists the names of the 20 largest suppliers of the Business, based on payments made by the Business during the 2012 fiscal year (the “Major Suppliers”). As of the date of this Agreement, no Seller or Target Entity (nor Harsco on their behalf) has received written notice that any Major Customer or Major Supplier has terminated or threatened in writing to terminate any material agreement with any Seller or Target Entity.
2.22    Investment Intent
Harsco is acquiring the Harsco Partnership Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Harsco Partnership Interests in a manner that would violate the registration requirements of the Securities Act or any similar provisions of any applicable Law. Harsco agrees that the Harsco Partnership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Harsco is able to bear the economic risk of holding the Harsco Partnership Interests for an indefinite period (including total loss of its investment), and (either alone or together with its representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
2.23    Harsco Acknowledgment
Harsco acknowledges that it has made its own assessment of the present condition and the future prospects of the Company and, following the Closing, its Subsidiaries (including the Target Entities) and the Business and is sufficiently experienced to make an informed judgment with respect thereto. Harsco acknowledges that, except as explicitly set forth herein, neither CD&R Investor nor any of its Affiliates has made any representation or warranty, express or implied, as to the Company or any of its Subsidiaries (including the Target Entities) or the Business following the Closing (including the prospects thereof or their profitability for Harsco), or with respect to any forecasts, projections or business plans or other information prepared by or on behalf of CD&R Investor and delivered to Harsco in connection with Harsco’s review of its acquisitions of the Harsco Partnership Interests and the negotiation and the execution of this Agreement and the Ancillary Agreements.

2.24    Disclaimer of Other Representations. Except for the representations and warranties contained in this ARTICLE II, or in any certificate pursuant to this Agreement or in any Ancillary Agreement, neither Harsco nor any of its Affiliates makes any representation or warranty, express or implied, statutory or otherwise, in respect of Harsco or any of its Affiliates (including the other Sellers and the Target Entities) or any of the assets, liabilities or operations of any of the foregoing Persons or the Business, and any such other representation or warranty and liability and responsibility for such representation or warranty are expressly disclaimed. Harsco and its Affiliates make no representations or warranties regarding the probable future success or profitability of the Business, the Target Entities or the Target Assets.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CD&R INVESTOR
CD&R Investor hereby represents and warrants to Harsco as of the date hereof (except in each case to the extent that such representations and warranties speak only as of another date or dates in which case, only as of such date(s)) as follows:
3.1    Incorporation and Authority
(a)    Each of the Buyers, CD&R Investor, the Company and each other Person owned directly or indirectly by the Company and having a direct or indirect equity interest in Buyer (each an “Intermediate Company”) is a corporation or other business organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Buyers, CD&R Investor, the Company and each Intermediate Company has all requisite corporate or other power and authority to own its assets, properties and rights and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license.
(b)    Immediately after giving effect to the Closing, the equity interests of the Upper-Tier Partnership will consist of (x) the CD&R Investor Partnership Interests owned by CD&R Investor free and clear of any Encumbrances (other than any Encumbrance imposed by federal and state securities Laws or the Ancillary Agreements), which, after taking into account the Class B Units of Upper-Tier Partnership to be issued pursuant to Section 1.4, will represent an indirect 60% equity interest in the Company immediately following the Closing (excluding the effect of any equity held by management of the Company and its Subsidiaries) and (y) the Harsco Partnership Interests owned by Harsco free and clear of any Encumbrances (other than any Encumbrance imposed by federal and state securities Laws or the Ancillary Agreements), which when combined with the Class B Units of Upper-Tier Partnership to be issued pursuant to Section 1.4, will represent an indirect 29% equity interest in the Company immediately following the Closing (excluding the effect of any equity held by management of the Company and its Subsidiaries). All of the issued and outstanding shares of Buyer are owned, directly or indirectly, beneficially and of record free and clear of any Encumbrances, by the Company, and all of such issued and outstanding shares have been validly issued and fully paid and nonassessable. Except as contemplated by this Agreement and the transactions contemplated hereby (including the Transactions), there currently are no, and, immediately following the Closing, there will be no, outstanding options, warrants, calls, rights or any other agreements, trust, proxies or similar arrangements affecting the sale, issuance or voting of any shares of capital stock or equity interests of each of Buyer, CD&R Investor, the

Company or the Intermediate Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or equity interests of each of Buyer, CD&R Investor, the Company or the Intermediate Companies. None of Buyer, CD&R Investor, the Company or the Intermediate Companies has any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with the equity holders of Buyer, CD&R Investor, the Company or the Intermediate Companies. Each of Buyer, CD&R Investor, the Company and the Intermediate Companies were formed solely for the purpose of engaging in the transactions contemplated hereby and none of Buyer, CD&R Investor, the Company or the Intermediate Companies has conducted any operations, or has any liabilities, in each case other than in connection with this Agreement and the transactions contemplated hereby.
(c)    At the Closing, (i) all of the issued and outstanding shares of each of the Stock Buyers and Asset Buyers will be owned, directly or indirectly, free and clear of any Encumbrances, by Buyer, and all of such issued and outstanding shares have been validly issued and fully paid and nonassessable, (ii) there will be no, outstanding options, warrants, calls, rights or any other agreements, trust, proxies or similar arrangements affecting the sale, issuance or voting of any shares of the capital stock of any Stock Buyer or Asset Buyer, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any Stock Buyer or Asset Buyer, and (iii) none of the Stock Buyers or Asset Buyers will have any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with the stockholders of any Stock Buyer or Asset Buyer; and (iv) each Stock Buyer and Asset Buyer were formed solely for the purpose of engaging in the transactions contemplated hereby and none of them will have conducted any operations, or have any liabilities, in each case other than in connection with this Agreement and the transactions contemplated hereby.
3.2    No Conflict
The execution, delivery and performance by CD&R Investor and Buyer of this Agreement and the Ancillary Agreements do not and will not: (i) conflict with or violate the constituent documents of CD&R Investor or Buyer; (ii) assuming all Consents referred to in Section 3.3 have been obtained, conflict with or violate any Law applicable to CD&R Investor, Buyer or their respective Affiliates, or to any of their respective properties, rights or assets; or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination, rescission, acceleration or cancellation of, or any right of notice or Consent with respect to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument to which CD&R Investor or Buyer is a party or by which any of the properties, rights or assets of CD&R Investor or Buyer is bound or affected except, in the case of clauses (ii) and (iii), where such conflicts, violations, rescissions, accelerations, breaches, defaults, terminations, cancellations or failures to obtain such Consents would not, individually or in the aggregate, be reasonably expected to materially impair the ability of CD&R Investor or Buyer to consummate the transactions contemplated hereby and by the Ancillary Agreements.
3.3    Consents and Approvals
The execution and delivery by CD&R Investor and Buyer of this Agreement does not, and the execution and delivery by CD&R Investor or Buyer of the Ancillary Agreements to which any of them is a party will not, and the performance by CD&R Investor and Buyer of this Agreement and the Ancillary Agreements to which it is or they are a party or parties and the consummation of the transactions contemplated hereby and thereby will not, require CD&R Investor or Buyer to seek or obtain any Consent from, or make any filing or notification with, any Governmental Body, except for (i) those Consents set forth on Schedule 3.3(i), and (ii) compliance with the applicable requirements of the HSR Act or any other Competition Laws of the jurisdictions set forth on Schedule 3.3(ii).
3.4    Litigation
As of the date hereof, there is no Proceeding pending or, to the knowledge of CD&R Investor, threatened against CD&R Investor, Buyer or any of their respective Affiliates or any of their respective properties, rights and assets, which bring into question the validity of this Agreement or that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the performance by CD&R Investor or Buyer of their obligations hereunder or under any Ancillary Agreement. Neither CD&R Investor nor Buyer, nor any of their respective Affiliates, is subject to any order, writ, judgment, injunction, decree or award that, individually or in the aggregate, would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or by any Ancillary Agreement.
3.5    Financial Advisors
Except as set forth in Schedule 3.5, no Person has acted, directly or indirectly, as an agent, broker, investment banker, finder or financial advisor for CD&R Investor in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from CD&R Investor in respect thereof.
3.6    Financing
CD&R Investor has delivered to Harsco true, complete and correct copies of: (i) the executed commitment letter, dated as of the date hereof by and among Morgan Stanley Senior Funding, Inc. (“MSSF”), Citigroup Global Markets Inc. (“CGMI”), Goldman Sachs Bank USA (“GS”), UBS Securities LLC (“UBSS”) and UBS Loan Finance LLC (“UBSLF”, collectively and together with MSSF, CGMI, GS and UBSS and with any Additional Commitment Lender (as defined in the Debt Commitment Letter), the “Debt Commitment Parties”) and Bullseye MergerSub (the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, MSSF, CGMI, GS and UBSLF have agreed to lend the amounts set forth therein to Bullseye MergerSub (the “Debt Financing”); (ii) the executed equity commitment letter, dated as of the date hereof among Buyer, Guarantor and the other parties thereto (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which, upon the terms and subject to the conditions set forth therein, Guarantor has committed to invest the cash amount in Buyer set forth in its Equity Financing Commitment (the “Equity Financing” and together with the Debt Financing, the “Financing”); (iii) the fee letter executed in connection with the Debt Financing Commitment (the “Fee Letter”); (iv) the engagement letter in connection with the potential offering of high yield bonds in lieu of a portion of the Debt Financing (the “Engagement Letter”) and (v) the fee credit letter executed in connection with the Engagement Letter (the “Fee Credit Letter”). None of the Financing Commitments, the Fee Letter , the Engagement Letter or the Fee Credit Letter has been amended or modified prior to the date of this Agreement (provided that the existence or exercise of the “flex” provisions contained in the Fee Letter shall not constitute an amendment or modification of the Financing Commitments), and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been reduced, withdrawn, terminated or rescinded in any respect. There are no other agreements, side letters, contracts or arrangements, whether written or oral, pursuant to which CD&R Investor or any of its Affiliates is a party relating to any the Financing Commitments. As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid, binding and enforceable obligations of CD&R Investor or any of its Affiliates, as applicable, and, to the knowledge of CD&R Investor, the other parties thereto (subject in each case to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general equity principles, whether considered in Proceedings in equity or at law) and are not subject to any conditions that are not set forth in the copies of the Financing Commitments. Other than as expressly set forth in the Financing Commitments or as set forth in any such documents amended after the date hereof and not in violation of the provisions hereof, there are no conditions precedent related to the funding of the full net proceeds of the Financing (including any “flex” provisions) under any agreement relating to the Financing to which CD&R Investor or any of its Affiliates is a party. As of the date hereof, no event has occurred which with or without notice, lapse of time or both would constitute a breach of any covenants or other obligations by each of CD&R Investor or any of its Affiliates under the Financing Commitments, to the knowledge of CD&R Investor, or the other parties to the Financing Commitments. Bullseye MergerSub has fully paid or caused to be fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments. As of the date hereof, CD&R Investor has no reason to believe that any of the conditions to the funding of the Financing Commitments will not be satisfied or that the Financing Commitments will not be made available to Bullseye MergerSub and Buyer on or prior to the Closing Date. Assuming the accuracy of the representations and warranties set forth in ARTICLE II and performance by the Sellers of their respective obligations hereunder, upon receipt of the proceeds contemplated by the Financing Commitments, CD&R Investor and Buyer will have access as of the Closing to sufficient cash funds to pay all amounts contemplated by this Agreement to be paid by them and to perform their respective obligations hereunder and to have sufficient cash funds to cover the immediate liquidity needs of the Company.
In no event shall the receipt or availability of the Financing Commitments or any other funds or financing by CD&R Investor or any Affiliate be a condition to any of Buyers’ and CD&R Investor’s obligations hereunder.
3.7    Guarantee
Concurrently with the execution of this Agreement, the Guarantor has delivered to Harsco the Guarantee, dated as of the date hereof, in favor of Harsco. The Guarantee is in full force and effect and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor.
3.8    Investment Intent
Buyers are purchasing the Target Shares for their own account and solely for investment, with no intention to sell, transfer or distribute any Target Shares to any other Person. At Closing, each Buyer will be an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Each Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Target Shares. Each Buyer acknowledges that none of the Target Shares are registered under the Securities Act or under any state or foreign securities laws, and Buyers will not sell, transfer or distribute any Target Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Law.
3.9    CD&R Investor Acknowledgement
CD&R Investor acknowledges that it has made its own assessment of the present condition and the future prospects of Target Entities, the Target Assets and the Business and is sufficiently experienced to make an informed judgment with respect thereto. CD&R Investor acknowledges that, except as explicitly set forth herein, neither Harsco nor any of its Affiliates has made any representation or warranty, express or implied, as to Target Entities, the Target Assets or the Business (including the prospects thereof or their profitability for CD&R Investor), or with respect to any forecasts, projections or business plans or other information prepared by or on behalf of Harsco and delivered to CD&R Investor in connection with CD&R Investor’s review of Target Entities, the Target Assets and the Business and the negotiation and the execution of this Agreement and the Ancillary Agreements.
3.10    Agreements with CD&R Investor
As of the date hereof, there are no agreements, arrangements or understandings (other than as provided in this Agreement, the Brand Purchase Agreement and a confidentiality agreement) between the CD&R Investor or its Affiliates, on the one hand, and FRC or its Affiliates, on the other hand. True and complete copies of the Brand Purchase Agreement and such confidentiality agreement have been delivered to Harsco.
3.11    Disclaimer of Other Representations.
Except as expressly set forth in this ARTICLE III, in any certificate pursuant to this Agreement or in any Ancillary Agreement, neither CD&R Investor nor any of its Affiliates makes any representation or warranty, express or implied, statutory or otherwise, in respect of CD&R Investors or any of its Affiliates (including the Buyers) or any of the assets, liabilities or operations of any of the foregoing Persons, and any such other representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, CD&R Investor and Buyer acknowledge that neither Harsco nor any other Person makes any representation or warranty with respect to any projections, estimates, statements, or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business.
ARTICLE IV

CERTAIN COVENANTS
4.1    Conduct of Business Prior to the Closing
(a)    Except as expressly permitted or contemplated by this Agreement, including pursuant to Section 4.8, as set forth on Schedule 4.1(b) or with respect to such further matters as may be consented to by CD&R Investor in writing, such consent not to be unreasonably withheld, conditioned or delayed, between the date hereof and the Closing Date, Harsco shall, and shall cause the Target Entities and the Non-Company Affiliates to the extent relating to the Business (which, for the avoidance of doubt, does not include any matter relating to the funding of the Harsco Pension Scheme, which shall be the sole responsibility of Harsco and the Non-Company Affiliates) to, conduct the Business in the ordinary course of business, consistent with past practices.
(b)    Without limiting the generality of Section 4.1(a), except (i) as expressly permitted or contemplated by this Agreement, including pursuant to Section 4.8, (ii) with respect to Harsco and the Non-Company Affiliates to the extent not relating to the Business, (iii) as required by applicable Law or (iv) as set forth on Schedule 4.1(b), between the date hereof and the Closing Date, Harsco shall not, and shall not permit its Affiliates (including the Target Entities) to, do any of the following unless the prior written consent of CD&R Investor (which shall not be unreasonably withheld, delayed or conditioned) has been obtained:
(1)    amend or otherwise modify the respective articles of incorporation or bylaws (or similar organizational documents) of any Target Entity or enter into, amend or modify any Contract with a JV Partner;
(2)    incur, guaranty or assume any Indebtedness or debt obligation other than Intercompany Obligations and obligations under Contracts, in each case, incurred in the ordinary course of business consistent with past practices;
(3)    cancel, forgive, pay, discharge, satisfy, compromise or settle any material debt, claim or obligation of any Target Entity other than (A) in the ordinary course of business or as required pursuant to any Contract in effect as of the date hereof or (B) any Intercompany Contract, Intercompany Balance or Intracompany Obligations, in each case incurred in the ordinary course of business consistent with past practice;
(4)    create or otherwise incur any Encumbrance on any material Asset of any Target Entity other than Permitted Encumbrances and other than such Encumbrances that will be released in full prior to the Closing;
(5)    acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets, properties or rights of, or by any other manner, any business of any Person or any division thereof, or (B) any capital stock, assets, properties or rights of any other Person, in each case, other than those acquired in the ordinary course of business consistent with past practices;
(6)    except (A) as required pursuant to the terms of any Business Benefit Plan or by Law, (B) for increases in annual base salary or hourly base wages in the ordinary course of business and consistent with past practice for employees (other than the President of the Business and his direct reports) or (C) as may be required by any applicable collective bargaining, works council or similar agreement as in effect on the date hereof, (i) grant to any Business Employee any material increase in compensation or benefits, including any retention or change in control bonus, (ii) grant to any Business Employee any increase in severance or termination pay, (iii) enter into or amend in any material respect any employment, consulting, indemnification, severance or termination agreement with any Business Employee, (iv) enter into or amend any collective bargaining agreement with any Business Employee, except to transfer collective bargaining agreements to Buyer or a Target Entity, (v) establish, adopt, enter into or amend or terminate any Target Entity Benefit Plan or, with respect to Business Employees, any Harsco Benefit Plan, in a manner that would increase the liability of any Target Entity or (vi) accelerate the vesting, material payment or funding of any compensation or benefits under any Target Entity Benefit Plan or, if it would result in liability to Buyer or a Target Entity, under any Harsco Benefit Plan; provided, however, that the foregoing restrictions shall not restrict or prohibit any Target Entity from entering into with, or making available to, newly hired employees or to employees in the context of promotions based on job performance and workplace requirements (but, in each case, excluding the President of the Business and his direct reports and any employees hired for or promoted to such a position), any plan, agreement, benefit or compensation arrangement that does not contain change in control provisions and is made in the ordinary course of business consistent with past practices;

(7)    make any (i) change in any material accounting principles, methods or practices followed by any Target Entity, or any material change in amortization policies or rates, or (ii) revaluation of any material Asset, in any such case in clause (i) or (ii), other than as required by applicable Law or GAAP, as then in effect;
(8)    (A) sell, lease, encumber, exclusively license or otherwise dispose of any material properties, rights or Assets, except operational assets (i.e., excluding real property) in the ordinary course of business and non-exclusive licensing of Owned Intellectual Property, or (B) acquire any real property;
(9)    make any loans, advances or capital contributions to, or investments in, any Person (other than pursuant to any existing obligations under any Contract) other than the advancement of trade credit to customers and expenses to employees or other than between or among Sellers, Non-Company Affiliates and any Target Entity in the ordinary course of business consistent with past practices;
(10)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of any Target Entity, or amend any of the terms of any such securities or make any changes (by combination, reorganization or otherwise) in the equity capital structure of any Target Entity;
(11)    incur any capital expenditures or commitments or additions to property, plant or equipment, other than (i) those capital expenditures that are paid in full prior to the Closing with cash or pursuant to financing lease commitments in the aggregate amount set forth on Schedule 2.5(d) and (ii) any individual expenditure or commitment or addition in an amount less than $1,000,000;
(12)    make any material payments or grant any material discounts to customers or suppliers of any Target Entity, other than those in the ordinary course of business consistent with past practices;
(13)    fail to pay or satisfy when due any material account payable or other material liability of any Target Entity incurred in the ordinary course of business consistent with past practices (including, in each case, the timing of any such payments), other than any such liability that is being contested in good faith by any Target Entity;
(14)    amend, cancel, compromise or waive any material claim or right of any Target Entity;
(15)    (i) enter into (other than extensions at the end of a term in the ordinary course of business), transfer or terminate any Contract pursuant to which payments of $3,000,000 or more are or will be made or received in a 12-month period (other than any Business Benefit Plan or related Contract) or materially modify or amend any such Contract, (ii) waive any right of material value under any Material Contract or other Contract that, if in effect on the date hereof, would have been a Material Contract or (iii) enter into any fixed price contracts in excess of $3,000,000 relating to the provision of equipment, goods or services by the Business;

(16)    except as otherwise required by Law, and other than in respect of a Consolidated Tax Return relating to income Taxes, (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) amend any material Tax Returns or file any claims for material Tax refunds, (v) enter into any material closing agreement, or (vi) settle any material Tax claim, audit or assessment; provided that Harsco or any of its Affiliates (including the Target Entities) may take any such action described in clauses (i) through (vi) hereof without the prior written consent of CD&R Investor so long as Sellers indemnify and hold harmless the Buyer Indemnified Parties from and against any Taxes incurred as a result of any such action;
(17)    amend or modify the Capital Expenditure Budget;
(18)    (i) terminate, cancel, materially amend or modify any insurance policy maintained for the benefit of the Target Entities or the Business or any of their respective properties, in each case, in a manner that would have the effect of reducing coverage available to the Business with respect to periods prior to the Closing Date or (ii) allow any of the Target Entities to enter into any new insurance policy (other than any renewals of any insurance policy in effect on the date hereof) outside of the ordinary course of Business to the extent such policy would be in effect following the Closing; or
(19)    authorize or announce an intention to do any of the foregoing, or enter into any Contract or arrangement to do any of the foregoing or any other action which would reasonably be expected to prevent or materially delay or materially impede the consummation of the Closing or the other transactions contemplated by this Agreement.
4.2    Cooperation
(a)    On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur (subject to the limitation in the proviso to Section 4.2(c)), including taking all actions reasonably necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, including proffering and consenting to a Governmental Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of any Party or its Affiliates (including any assets, categories of assets or lines of business held by Buyer after Closing), in order to remedy any material competition concerns that any Governmental Body may have; provided, however, that any such action is conditioned upon the consummation of the transactions contemplated in this Agreement; and, provided, further, that notwithstanding anything in this Agreement to the contrary, (x) no Seller shall agree to any such action with respect to the Target Entities, the Target Assets or the Business without the consent of CD&R Investor and (y) no Party shall be obligated to take or agree to take any such action that would, individually or in the aggregate with any other such action, reasonably be expected to have a material adverse effect on (1) the Business taken as a whole or (2) the Company and its Subsidiaries (immediately after giving effect to the Transactions), taken as a whole (a “Regulatory Material Adverse Effect”). The entry of any Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of any Party or its Affiliates (including any assets, categories of assets or lines of business held by Buyer after Closing), to be held separate thereafter shall not be deemed a failure to satisfy the conditions specified in Section 6.1(d) and Section 6.2(d), provided that satisfying such requirement would not result in a Regulatory Material Adverse Effect.

(b)    Without limiting the terms of this Section 4.2, Harsco and CD&R Investor shall (i) as soon as practicable after the date of this Agreement (and in any event within five (5) Business Days following the date hereof) make any filings required by any Governmental Body pursuant to the HSR Act or other Competition Laws in connection with the transactions contemplated hereunder, (ii) respond promptly to inquiries from the applicable Governmental Bodies in connection with such filings, including providing any supplemental information that may be requested by such Governmental Bodies and (iii) provide to the other copies of any filings made under the HSR Act or other Competition Laws at the time they are filed with the applicable Governmental Bodies, excluding any information included in any such filings that the party reasonably determines it needs to keep confidential. Harsco and CD&R Investor shall cooperate and use their respective best efforts to oppose any motion or action for temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement and the Ancillary Agreements. For the avoidance of doubt, except as otherwise required by applicable Law, CD&R Investor shall have the primary responsibility for making any such filings and seeking necessary approvals, and Harsco shall cooperate with CD&R Investor to complete such filings or applications at the reasonable request of CD&R Investor. The Parties hereto shall furnish to each other such necessary information and reasonable assistance as the others may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other Competition Laws. Each party hereto shall keep the other apprised of the status of any communications with, and any inquiries or request for additional information from, Governmental Bodies pursuant to the HSR Act or any other Competition Laws, and each party hereto shall use all reasonable efforts to defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby. Except as otherwise provided herein, CD&R Investor shall be responsible for all fees and all costs and submissions of all regulatory filings related to any required governmental or regulatory approvals, including the HSR Act, with respect to the Applicable Non-U.S. Antitrust Approvals and with respect to any other applicable Laws.
(c)    In connection with the matters contemplated by this Agreement, Harsco shall, and shall cause its Affiliates to, use commercially reasonable efforts prior to the Closing Date to give all notices to third parties and to obtain all third party Consents and assignments in connection with the transactions contemplated hereby and by the Ancillary Agreements and the Debt Financing Commitments, provided, however, that Harsco and its Affiliates shall not be required to pay or commit to pay any material amount to (or incur any extraordinary or unreasonable obligation in favor of) any Person from whom any such Consent or assignment may be required (excluding, for the avoidance of doubt, nominal filing or application fees) or agree to any material amendments to any Contract. To the extent that Harsco is unable to obtain any required third party Consents prior to the Closing despite such efforts, each of Harsco, Buyer and each of their respective Affiliates shall use its respective commercially reasonable efforts to obtain (or cause to be obtained), as promptly as practicable following the Closing, all such Consents and to complete any relevant transfers, leases or assignments following obtaining those Consents; provided, however, that no Person shall be required to pay or commit to pay any amount to (or incur any extraordinary or unreasonable obligation in favor of) any Person from whom any such Consent or assignment may be required (other than nominal filing or application fees) or agree to any amendments to any Contract except that, in respect of the Leased Real Property in the UK, the Buyer must provide a guaranty, rent deposit or other form of security to the relevant landlord if legally required by any of the leases as a valid condition or circumstance of obtaining consent. With respect to any Contract requiring a third party Consent after the Closing, Harsco and the Non-Company Affiliates shall use their commercially reasonable efforts to cooperate with Buyer and the Target Entities in any lawful and economically feasible arrangement (including by license) to provide Buyer and the Target Entities with the benefits under such Contract; provided that Buyer and the Target Entities shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer and the Target

Entities would have been responsible therefor if such Consent had been obtained prior to the Closing. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to contribute, convey, assign, transfer or deliver to the Buyers any Target Shares or Target Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted contribution, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent of a third party (including any Government Body), would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of Buyer (as assignee or transferee of the applicable transferor, or otherwise), any other Target Entity thereto or thereunder.
(d)    Each party hereto shall use its reasonable best efforts to finalize the terms of all Ancillary Agreements to be entered into at or prior to the Closing.
(e)    Each party hereto shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of written notices or other written communications received by CD&R Investor, on the one hand, or Harsco, on the other hand, as the case may be, or any of its Affiliates or representatives, from any Governmental Body with respect to the transactions contemplated by this Agreement or any Ancillary Agreement or from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.
4.3    Access to Information; Other Contacts
(a)    From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, Harsco shall allow CD&R Investor and its accountants, counsel and other representatives, at CD&R Investor’s expense, to make such reasonable investigation of the business, operations and properties of the Business and the Target Entities as reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Target Entities, and Harsco and the Non-Company Affiliates to the extent related to the Business, and the properties and books and records of the Target Entities and Harsco and the Non-Company Affiliates to the extent related to the Business. The Target Entities, Harsco and the Non-Company Affiliates, shall furnish CD&R Investor and its representatives with such financial, operating and other data and information and copies of documents with respect to the Target Entities, or Harsco or the Non-Company Affiliates to the extent related to the Business, or any of the transactions contemplated by this Agreement as CD&R Investor shall from time to time reasonably request. All access and investigation pursuant to this Section 4.3 shall occur only upon reasonable notice and during normal business hours. Notwithstanding anything to the contrary in this Agreement, Harsco and its Affiliates, including the Target Entities, shall not be required to disclose any information to CD&R Investor if such disclosure would reasonably be expected to (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or Contract entered into prior to the date hereof.
(b)    During the period between the date hereof and the Closing, Buyer and its representatives may contact or communicate with the customers and suppliers of the Business in connection with the transactions contemplated hereby only with the prior written consent of Harsco (which shall not be unreasonably withheld but may be conditioned upon a designee of Harsco being present at any meeting or conference or included in any communication). For the avoidance of doubt, nothing in this Section 4.3 shall prohibit CD&R Investor’s Affiliates from contacting the customers, suppliers and licensors of the Business in the ordinary course of the businesses of CD&R Investor’s

Affiliates for the purpose of selling such Affiliates’ products or for any other purpose unrelated to the Business and the transactions contemplated by this Agreement and the Ancillary Agreements.
4.4    Books and Records; Access; Assistance
(a)    Subject to Section 5.5, for a period of seven years after the Closing Date, subject to their document retention policies and procedures, Harsco and Buyer shall preserve and retain (or cause to be preserved and retained) all accounting, legal, auditing and other books and records (including any documents relating to any Proceedings arising out of or with respect to the operation or conduct of the Business) over which it has control to the extent relating to the conduct of the Business prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, any party (and its Affiliates) may dispose of any such books and records that are offered to, but not accepted by, the other party.
(b)    From and after the Closing, if, in order to properly prepare documents required to be filed with Governmental Bodies (including Tax Authorities) or its financial statements, or for any other reasonable business purpose (including in connection with any securities offering), it is necessary that Harsco (or its Affiliates or its or their successors), on the one hand, or CD&R Investor (or its Affiliates or its or their successors), on the other hand, be furnished with additional information of the type described in Section 4.4(a) above, and such information is in the possession of the other party, except as would, in such party’s reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or Contract, such other party agrees to use its commercially reasonable efforts to furnish such information to the party that requires such information and provide reasonable access to any employees or other relevant personnel that may be reasonably required to be consulted with in connection with any such purpose, in each case, at the cost and expense of the party being furnished such information or access to such employees or personnel, as applicable.
(c)    Nothing in this Section 4.4 shall be deemed to modify or diminish any information rights to which a party is entitled pursuant to the Investor Rights Agreement.
4.5    Confidentiality
(a)    Each of CD&R Investor and Buyer acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon the Closing, the obligations under the Confidentiality Agreement shall terminate except with respect to provisions regarding disclosure and use of confidential information not related to either the Business or the Target Entities, which shall continue in accordance with the terms of the Confidentiality Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    Except as required by applicable Law, CD&R Investor and Buyer shall, and shall cause the Target Entities after the Closing, and shall direct their other representatives, to, to the extent any of them has any nonpublic information relating to Harsco and its Subsidiaries, but excluding information relating to either the Business or the Target Entities (any such information, “Harsco Information”), (i) treat the Harsco Information strictly confidentially, (ii) not use the Harsco Information for any purpose other than to consummate the transactions contemplated hereby and (iii) return to Harsco or destroy (at CD&R Investor’s option) any Harsco Information that is documented or exists in written, photographic or other physical form (and any copies made thereof) upon Harsco’s request; provided, however that in the event any disclosure of Harsco Information is required pursuant to applicable Law, to the extent permissible under applicable Law, CD&R Investor shall notify Harsco prior to the disclosure of such Harsco

Information pursuant to the terms of the Confidentiality Agreement and otherwise comply with Section 2.3 of the Confidentiality Agreement.
(c)    Except as required by applicable Law, Harsco shall, and shall cause its Subsidiaries after the Closing, to the extent any of them has any nonpublic information relating to the Business, to treat such information strictly confidentially; provided, however, that in the event any disclosure of such confidentiality information is required pursuant to applicable Law, to the extent permissible under applicable Law, Harsco shall notify Buyer prior to the disclosure thereof.
4.6    Employees
(a)    Subject in each case to all applicable Laws and the provisions of any applicable collective bargaining, works council or similar agreement and Section 4.20, effective no later than immediately prior to the Closing (or, in the case of any individuals employed in the UK, on Closing), Harsco shall cause the employment of all Business Employees employed in the U.S., the UK or the Netherlands and all shared employees mutually agreed by Buyer and Harsco prior to the Closing Date to transfer from the applicable Seller or Non-Company Affiliate to a Buyer or a Target Entity (and such individuals shall be Business Employees). Buyer shall use commercially reasonable efforts to cooperate with Harsco to effectuate such employment transfers; provided that Buyer shall have no obligation to agree to any terms or conditions with respect to such employment that are materially different from the terms and conditions applicable to such Business Employees as of the date hereof except to the extent required by applicable local Law. Harsco shall bear and be responsible for, and indemnify CD&R Investor, Buyer and the Target Entities and each of their respective Affiliates from and against any and all Liabilities:
(i)    relating to any severance or termination payment or benefits payable or due to Business Employees employed in the U.S., the UK or the Netherlands or shared employees mutually agreed by CD&R Investor and Harsco prior to the Closing Date (who will transfer prior to or at Closing from the applicable Seller or Non-Company Affiliate to a Buyer or a Target Entity) required under the Business Benefit Plans solely as a result of the transfer of such employees, if any;
(ii)    solely with respect to Liabilities arising on or prior to the Closing Date, such Liabilities arising from or relating to the Harsco Infrastructure Executive Retention Plan, any other Business Benefit Plans listed on Schedule 2.8(l) or any other retention, severance or change in control agreement entered into with Business Employees prior to the Closing Date, including, without limitation, all Liabilities in respect of retention bonuses, guaranteed annual bonuses, enhanced severance pay and equity awards and other long-term incentives granted by Harsco and its Affiliates prior to the Closing Date and all associated employment taxes, except, in each case, for (x) any such Liabilities accrued as a liability in Closing Net Working Capital and (y) severance pay to the extent otherwise due under an applicable Business Benefit Plan generally applicable to Business Employees as in effect on the date hereof; and
(iii)    relating to any claims for failure to inform and/or consult with such employees or their representatives as required by applicable Laws, whether pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) or any other provisions under national laws or regulations implementing the EU Acquired Rights Directive, Directive 2001/23) (“TUPE-Equivalent Regulations”), except that Harsco shall not bear or be responsible for or indemnify CD&R Investor and/or any Buyer and/or Target

Entity and/or each of their respective Affiliates against any Liabilities arising out of any failure by any Buyer or Buyer Affiliate to provide information to any Seller, Target Entity or Non-Company Affiliate that is required under regulation 13(4) of TUPE or any other similar provisions under TUPE-Equivalent Regulations), and Buyer shall indemnify all Sellers and/or all Non-Company Affiliates from any Liabilities arising from any failure by any Buyer or Buyer Affiliate to provide such information required under regulation 13(4) of TUPE or any other similar provisions under TUPE-Equivalent Regulations.
The Parties agree that it would not be reasonable for any Buyer or Buyer Affiliate or Target Entity to enforce any of its or their rights against any Seller or Non-Company Affiliate in relation to “employee liability information” under regulations 11 and/or 12 of TUPE or any other similar provision under TUPE-Equivalent Regulations relating to any Business Employees employed in the UK or the Netherlands or any shared employees mutually agreed by CD&R Investor and Harsco prior to the Closing Date (who will transfer prior to or at Closing from any Seller or a Non-Company Affiliate to a Buyer or any Target Entity) and, consequently, Buyer shall hold harmless all Sellers and/or all Non-Company Affiliates against any Liabilities solely to the extent arising out of any claim by any Buyer or Buyer Affiliate or Target Entity against any Seller or Non-Company Affiliate in respect of the foregoing.
In the event that the employment of any individual other than a Business Employee is found or alleged to have transferred to Buyer or a Target Entity by operation of Law pursuant to the transactions contemplated hereby, then Buyer or the relevant Target Entity may terminate the employment of such individual and Harsco shall indemnify the relevant Buyer or Target Entity against all Liabilities arising from the employment of such individual, or its termination, provided that Harsco shall not bear or be responsible for or indemnify any Buyer or Target Entity if: (i) the relevant Buyer or Target Entity does not first allow Harsco or (at the option of Harsco) a Non-Company Affiliate a period of twenty-one (21) days to offer employment to any such individual before terminating the employment of such individual; and/or (ii) the relevant Buyer or Target Entity does not terminate the employment of any such individual within thirty (30) days following the expiration of the twenty-one (21) day period described in clause (i) above.
(b)    Except as otherwise set forth on Schedule 4.6(b) or where any failure to do so arises as a result of any failure by any Buyer or Buyer Affiliate to provide any information it is required by applicable Laws to provide, prior to the Closing, the relevant Seller or Target Entity or Non-Company Affiliate will notify, or, where applicable, will consult with (and Harsco will cause them to do so), all employees, employee representatives, work councils, unions, labor boards and relevant government agencies where such notification or consultation is required by applicable Law or any relevant agreement, regarding the transactions contemplated hereby, and will use its reasonable best efforts to complete such consultation as soon as reasonably possible. The relevant Seller or Target Entity or Non-Company Affiliate will use reasonable endeavors to keep CD&R Investor reasonably informed about all material steps in the notification and/or consultation processes in the jurisdictions concerned. Reasonably in advance of any meeting between Harsco or its representatives and the Works Council at the level of the Netherlands (the “Works Council”), Harsco and CD&R Investor shall consult in good faith as to whether it is appropriate for a representative of CD&R Investor to attend such meeting, which Harsco shall decide in its reasonable discretion. All notifications and consultations pursuant to this Section 4.6(b) shall be made in accordance with the requirements of applicable Laws. To the extent required by, and in accordance with, applicable Law, and as otherwise set forth on Schedule 4.6(b), Harsco will observe, and will cause the relevant Seller or Target Entity or Non-Company Affiliate to observe, the rules that apply to the information and consultation of any works council (including, without limitation in France and the Netherlands) in relation to the transactions contemplated by this Agreement. In connection with these consultations and notifications, Harsco shall not and shall cause the relevant Sellers, Target Entities and Non-Company Affiliates not to, make or accept any commitments, obligations or undertakings which could materially affect or prejudice the financial, legal or other position of Buyer, CD&R Investor or the Target Entities, without the prior written consent of CD&R Investor.
(c)    (1) Effective immediately after the Closing and subject to and without prejudice to the requirements of applicable Laws including the provisions of TUPE and/or TUPE Equivalent Regulations, the relevant Buyer or Target Entity shall continue the employment of all Persons who are Business Employees as of the Closing; provided that Harsco shall bear and be responsible for, and indemnify CD&R Investor, Buyer and the Target Entities and each of their respective Affiliates from and against, all Liabilities to any Business Employee who, as of the Closing, is on long-term disability leave or other long-term leave and who is not on the payroll of Harsco or one of its Affiliates (an “Inactive Employee”), to the extent such Liability arises on or after the Closing Date, but prior to the date on which such Inactive Employee presents himself or herself to Buyer or any Target Entity for reemployment and has been cleared for a return to active employment (including with any reasonable accommodation) with Buyer or Target Entities (the “Return Date”), including without limitation Liabilities (a) arising out of or related to (i) the loss of eligibility for or entitlement to disability payments or continued coverage under the long-term disability plans of Harsco or its Affiliates (other than Buyer and Target Entities) for such Inactive Employee or related medical or life insurance coverage and (ii) the loss of long-term disability benefits or coverage or related medical or life insurance coverage of any Inactive Employee currently on long-term disability, in each case, to the extent caused by or resulting from the consummation of the transactions contemplated in this Agreement or any action taken by Harsco or its Affiliates following the Closing Date (any event described in either clause (i) or (ii), a “Loss of Coverage”), (b) for severance or termination payment or benefits for such Inactive Employee required under the Business Benefit Plans or applicable Laws borne by Buyer or the Target Entities following the Closing Date, or (c) any compensation payable to such Inactive Employees by Buyer or the Target Entities. For the avoidance of doubt, (A) in the event of a Loss of Coverage, Harsco shall pay to Buyer or the Target Entities the payments that the affected employee (or his dependents) would have been entitled to receive under the arrangement with respect to which the Loss of Coverage occurred and (B) Harsco shall bear no responsibility for any costs or Liabilities with respect to an Inactive Employee arising on or after the Return Date. Notwithstanding any provision of this Section 4.6(c)(1), to the extent that any applicable non-U.S. Law mandates a different treatment than as provided in this Section 4.6(c)(1), the requirements of such Law shall supersede this Section 4.6(c)(1).
(2)    As of the Closing Date and until December 31, 2014, Buyer or its Affiliates (including any Target Entities) shall provide the Transferred Employees (other than any Transferred Employees whose employment is demoted or terminated for any reason following the Closing) with compensation (including short-term target incentive bonus opportunities) and other employee benefits (but excluding equity-based incentives, retention bonuses and other change in control entitlements and retirement compensation and benefits, other than under a defined contribution plan) that are substantially comparable in the aggregate to, in Buyer’s discretion, (i) the compensation and benefits (subject to the same exclusions) provided to each Transferred Employee immediately prior to the Closing Date, (ii) the compensation and benefits (subject to the same exclusions) that Buyer or its Affiliate is then providing to similarly-situated non-union-represented employees of Brand Energy, Inc. and its Subsidiaries or (iii) some combination of the foregoing; provided that for any Transferred Employee who is demoted at or following the Closing, the level of compensation and benefits (subject to the exclusions described above to be provided to such Transferred Employee pursuant to this Section 4.6(c)(2) shall be determined by the position of such Transferred Employee after giving effect to such demotion, and provided, further, that changes to the annual cash bonus plan(s) of Buyer and the Target Entities that are approved by the board of directors of the Company, including the approval of at least one “Harsco Director” (as defined in the Investor Rights Agreement), shall be disregarded for purposes of the application of this Section 4.6(c)(2).
(3)    In the event that prior to the Closing Date, the Parties agree in writing to an employee leasing arrangement from Harsco to Buyer and its Subsidiaries with respect to some or all of the Business Employees in the U.S. (“Leased Employees”) for a specified period following the Closing Date (the “Leasing Period”), then the employment of the Leased Employees will not transfer to Buyer until the conclusion of the Leasing Period (or as otherwise agreed by the Parties), subject, in all respects, to terms and conditions to be mutually agreed by the Parties.
(d)    Buyer agrees that it will cause, and Harsco shall cooperate with Buyer to cause, the Target Entities or the Buyer’s Affiliates to assume, effective as of the Closing Date, the collective bargaining, works council and similar agreements that, as of immediately prior to the Closing, are applicable to, pertain to or cover the Business Employees and are listed on Schedule 4.6(d) (each, a “Labor Agreement,” and collectively, the “Labor Agreements”), and Buyer further agrees that it will comply and will cause the Target Entities to comply, in all material respects, with all of the terms and conditions set forth in each such Labor Agreement through the duration of each such agreement. For the avoidance of doubt, the compensation and benefits of Business Employees covered by each Labor Agreement following the Closing will be those set forth in the relevant Labor Agreement.
(e)    To the extent not paid prior to the Closing Date, Transferred Employees who are employed by Harsco and its Affiliates on the Closing Date shall be vested (i.e., no further employment requirement) in respect of any portion of the annual bonuses attributable to the portion of the 2013 calendar year prior to closing, determined on a pro rata basis based on actual results.   Any such bonuses (together with the bonus earned for the remainder of the calendar year) shall be payable to Transferred Employees by the Buyer or a Target Entity in the ordinary course of business (but in no event later than the later of (x) two and a half months after the end of the applicable fiscal year, and (y) subject to compliance with Section 409A of the Code, thirty (30) days after the Closing).  All such pro rata portions of the 2013 bonuses (and associated employment taxes) will be accrued as a liability in Closing Net Working Capital to the extent not paid prior to the Closing.  Notwithstanding any provision of this Section 4.6(e), to the extent that any applicable non-U.S. Law mandates a different treatment than as provided herein, the requirements of such Law shall supersede this Section 4.6(e).
(f)    Buyer and the Target Entities shall (i) give each Transferred Employee credit under each employee benefit plan and personnel policy that covers such Transferred Employee after the Closing Date (including any vacation, sick leave and severance policies) for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for such Transferred Employee’s service with Harsco and its Affiliates prior to the Closing Date, but in each case not for purposes of benefit accrual under any defined benefit plan (except to the extent required by applicable Law or a Target Entity Benefit Plan as in effect on the date hereof), (ii) allow such Transferred Employee to participate in each plan providing welfare benefits (including, but not limited to, medical, dental, vision, life and disability insurance) without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on such Transferred Employee by the corresponding Business Benefit Plans immediately prior to the Closing, and (iii) credit such Transferred Employee with any expenses that were covered by the Business Benefit Plans immediately prior to Closing for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans, except in each case of clauses (i) - (iii) above, (A) where such crediting would result in duplicate benefits with respect to the same period of service and only to the same extent such service was credited under the applicable Business Benefit Plan immediately prior to the Closing and (B) to the extent such credit or participation is not permitted by the terms and conditions of the employee benefit or welfare plan that covers such Transferred Employee following the Closing.
(g)    Buyer and the Target Entities shall credit each Transferred Employee all vacation and personal holiday pay that such Transferred Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and Buyer and each Target Entity shall assume all Liability for the payment of such amounts. Prior to or on the Closing Date, Harsco will pay, or cause to be paid, all accrued vacation and personal holiday pay of Business Employees (including employees covered by a collective bargaining agreement) employed in the State of California or any other jurisdiction where applicable Law requires such payment in connection with the Closing, other than any such Business Employees who have requested in writing prior to the Closing that their accrued vacation pay balances transfer to Buyer or a Target Entity.
(h)    Buyer and the Target Entities shall (i) on and following the Closing, for the avoidance of doubt, be solely responsible for any severance-type benefits owed to any individual who was a Business Employee employed by the Target Entities prior to the Closing Date and whose employment terminated prior to the Closing Date and (ii) from the Closing Date until December 31, 2014, provide each Transferred Employee with a severance policy comparable in the aggregate to either, in Buyer’s discretion, (x) the severance policy provided by Harsco and its Affiliates with respect to such Transferred Employee immediately prior to the Closing Date and set forth in Schedule 4.6(h) or (y) the severance policy provided by Brand Energy, Inc. and its Subsidiaries to their similarly-situated non-union-represented employees. All such severance-type benefits described in clause (i) of this Section 4.6(h) and associated employment taxes will be accrued as a liability in Closing Net Working Capital to the extent not paid prior to the Closing.
(i)    After the Closing, Buyer and the Target Entities shall permit Harsco (and its Affiliates) to have access to Business Employees that Harsco or its Affiliates may reasonably need in order to defend or prosecute any legal or administrative action to which Harsco or any of its Affiliates is a party and which relates to the conduct of the Target Entities prior to the Closing (except to the extent CD&R Investor, Buyer or the Target Entities or their respective Affiliates are an opposing party in such action), provided that such access will not interfere with such employee’s work obligations and provided, further, that Harsco shall pay for any travel or other expenses incurred by such employee in connection with such access and reimburse CD&R Investor for the loss of such employee’s services for the period of such access at a rate to be mutually agreed. After the Closing, Buyer will, and will cause the Target Entities to, cooperate with Harsco (and its Affiliates) in providing access to relevant data and employment records of Business Employees reasonably necessary to administer the benefits of Business Employees under any Business Benefit Plan, subject to any limitations imposed under applicable Law.
(j)    After the Closing, Harsco and its Affiliates will permit CD&R Investor, Buyer and the Target Entities (and their respective Affiliates) to have access to employees of Harsco and its Affiliates that CD&R Investor, Buyer and the Target Entities (or their respective Affiliates) may reasonably need in order to defend or prosecute any legal or administrative action to which CD&R Investor, Buyer and the Target Entities (or their respective Affiliates) is a party and which relates to the conduct of the Target Entities prior to the Closing (except to the extent Harsco or its Affiliates (other than the Target Entities) are an opposing party in such action), provided that such access will not interfere with such employee’s work obligations and provided, further, that CD&R Investor, Buyer and the Target Entities, as the case may be, shall pay for any travel or other expenses incurred by such employee in connection with such access and reimburse Harsco for the loss of such employee’s services for the period of such access at a rate to be mutually agreed. After the Closing, Harsco (and its Affiliates) will cooperate with CD&R Investor, Buyer and the Target Entities (and their respective Affiliates) in providing access to relevant data and employment records of Transferred Employees reasonably necessary to administer the benefits of Transferred Employees under any Business Benefit Plan or other employee benefit plan, agreement or arrangement, subject to any limitations imposed under applicable Law.
(k)    As of the Closing Date, or other such date as agreed upon by CD&R Investor and Harsco in writing, the active participation of each Transferred Employee in the Harsco Benefit Plans set forth on Schedule 4.6(k) (the “Harsco Defined Contribution Plans”) shall cease.  Prior to the Closing Date, Harsco will fully fund, or cause to be fully funded, through the Closing Date, all employee contributions and employer matching contributions required under the Harsco Defined Contribution Plans with respect to Transferred Employees. As soon as reasonably practical following the Closing Date, or other such date as agreed upon by CD&R Investor and Harsco in writing, Buyer or one of its Affiliates shall designate or establish a tax-qualified defined contribution retirement plan(s) (the “Buyer 401(k) Plan”) and, to the extent permitted under applicable Law, Buyer shall take reasonable steps to cause the trustee of such plan(s), if requested by the Transferred  Employee, to accept a direct “rollover” in cash of all or a portion of such Transferred Employee’s distribution in accordance with the terms and conditions of such applicable Harsco Defined Contribution Plan.  In the case of a Transferred Employee with an outstanding loan under the Harsco Defined Contribution Plan, Buyer shall take all reasonable actions, to the extent permitted by applicable Law and the terms of the Buyer 401(k) Plan, to permit the Transferred Employee to rollover such outstanding loan balance to the Buyer 401(k) Plan; provided, however, that any such outstanding loans shall be transferred only if the relevant Transferred Employee elects to rollover all of his or her entire account balance under the Harsco Defined Contribution Plan to the Buyer 401(k) Plan.
(l)    [Intentionally Omitted.]
(m)    Unless the Parties mutually agree in writing on or before the date that is thirty (30) days before the end of the current plan year of any Multiemployer Plan, the parties intend that Section 4204 of ERISA should apply to this transaction with respect to each such Multiemployer Plan, and the following provisions (i) through (vi) shall be applicable with respect to each such Multiemployer Plan; provided, however, the Parties agree that no Section 4204 of ERISA election shall be made with respect to the Central States, Southeast and Southwest Areas Pension Fund (“Central States”) and Harsco or its Affiliates shall be solely responsible for withdrawal liability imposed in connection with such withdrawal. Notwithstanding any other provisions of this Agreement, Buyer shall not be obligated to participate in, or to continue participation in, Central States with respect to Business Employees.
(i)    Buyer agrees to make contributions after the Closing Date to such Multiemployer Plan with respect to the operations of the Business, for substantially the same number of contribution base units for which Harsco has an obligation immediately prior to the Closing to contribute to such Multiemployer Plan, as described in Section 4204(a)(1)(A) of ERISA, and Buyer agrees to assume the applicable collective bargaining agreements related to such Multiemployer Plan;
(ii)    Harsco and Buyer shall take all necessary steps, including complying with the provisions of Section 4204 of ERISA, to prevent the transactions contemplated by this Agreement from being treated as a full or partial withdrawal from such Multiemployer Plan;
(iii)    Prior to the first plan year of such Multiemployer Plan beginning after the Closing Date, Harsco and Buyer jointly shall seek a variance from the requirement of

Section 4204(a)(1)(B) of ERISA that a bond be obtained or an amount be held in escrow as provided in said Section. In the event such Multiemployer Plan determines that the request does not qualify for a variance, Buyer shall obtain any required bond or establish any required escrow as of the first plan year beginning after the Closing Date and shall maintain such bond or escrow until the earliest of (A) the date a variance is obtained from such Multiemployer Plan; (B) the date a variance or exemption is obtained from the Pension Benefit Guaranty Corporation; or (C) the last day of the fifth plan year commencing after the Closing Date. Harsco shall reimburse and indemnify Buyer for 50% of the cost of such application for variance and 50% of the cost of any bond or escrow that may be required hereunder with respect to any Multiemployer Plan for which Harsco has requested application of Section 4204 pursuant to the first sentence of this Section 4.6(m);
(iv)    If, at any time during the first five plan years of such Multiemployer Plan beginning after the Closing Date, Buyer withdraws from such Multiemployer Plan or fails to make a contribution when due to such Multiemployer Plan, the amount owed to such Multiemployer Plan (or, if less, the total amount payable through the bond, escrow or letter of credit) shall be paid to that Multiemployer Plan through the bond, escrow or letter of credit described in subsection (iii) above;
(v)    If, during the first five plan years of such Multiemployer Plan beginning after the Closing Date, Buyer withdraws from such Multiemployer Plan in a complete or partial withdrawal with respect to operations of the Business, Harsco shall be secondarily liable for any withdrawal liability it would have had to such Multiemployer Plan with respect to the Business but for this Agreement, if and to the extent that the liability of Buyer with respect to such Multiemployer Plan is not paid either by Buyer or pursuant to the bond, escrow or letter of credit described in subsection (iii) above; and
(vi)    In the event Buyer withdraws from a Multiemployer Plan for which Harsco has requested application of Section 4204 pursuant to the first sentence of this Section 4.6(m) in a complete or partial withdrawal during the plan year in which the Closing occurs or during the next four plan years (which period shall be extended if and to the extent that Harsco’s contribution history continues to affect Buyer’s withdrawal liability under the allocation method adopted by such Multiemployer Plan), Harsco shall reimburse Buyer for the portion of Buyer’s withdrawal liability attributable to Harsco’s contribution history assumed by Buyer as a result of the application of Section 4204 of ERISA to the transaction contemplated by this Agreement; provided, however, that such reimbursement shall not apply to any withdrawal resulting from an action or determination by Buyer or one of its Affiliates that has not been approved by the board of directors of the Company, including the approval of at least one “Harsco Director” (as defined in the Investor Rights Agreement). For the avoidance of doubt, the Parties agree that the refusal to approve such action or determination by a “Harsco Director” shall be deemed not to be a breach of fiduciary duties by such director, regardless of the circumstances.
As soon as practicable after the date of this Agreement, Buyer and Harsco shall cooperate to determine whether the transactions contemplated by this Agreement would otherwise result in the imposition of full or partial withdrawal liability with respect to any Multiemployer Plan, and to fulfill any requirements such Multiemployer Plan may set in order to ensure that the transactions contemplated by this Agreement comply with Section 4204 of ERISA if the transactions otherwise would result in the imposition of withdrawal liability.

(n)    Harsco and the Non-Company Affiliates shall remain responsible for all Liabilities under each Harsco Benefit Plan whether arising prior to, on or after the Closing Date, except to the extent such Liabilities are expressly assumed by Buyer or Target Entities under this Agreement (including, for avoidance of doubt, Liabilities relating to current and former employees of the Business), and Harsco shall indemnify CD&R Investor, Buyer and the Target Entities and each of their respective Affiliates (other than Harsco and the Non-Company Affiliates) against all and any liabilities, obligations, costs, claims or payments which CD&R Investor, Buyer and the Target Entities or any of their respective Affiliates may incur or make in relation to any such Harsco Benefit Plan, and any liabilities arising solely out of the status of any of the Target Entities as an ERISA Affiliate of Harsco or any of its Affiliates (other than Buyer and the Target Entities) (“ERISA Affiliate Liabilities”). Without limiting the foregoing, if it is established that Rule 4.3 of Section G of the rules relating to the Harsco Pension Scheme applies with respect to any Business Employees following the Closing, Harsco and the Seller of the UK Business shall procure that the “principal employer” of the Harsco Pension Scheme shall not give its consent to the granting of any enhanced early retirement benefits (payable on redundancy or otherwise) under Rule 4.3 thereof, and neither Buyer nor the Target Entities and neither Harsco nor any Non-Company Affiliate shall communicate with or make any statement to the Business Employees in respect of early retirement pension rights under the Harsco Pension Scheme without the prior written consent of Harsco and the Seller of the UK Business, and neither Buyer nor the Target Entities shall encourage any Business Employee to request that any party consent or otherwise agree to an enhanced early retirement pension under or in respect of benefits accrued pre-Closing in the Harsco Pension Scheme. For the avoidance of doubt, the Target Entities shall retain all responsibility and Liabilities under each Target Entity Benefit Plan whether arising prior to, on or after the Closing Date, except to the extent retained by Harsco or its Affiliates.
(o)    This Section 4.6 shall survive the Closing and shall be binding on all successors and assigns of Harsco, CD&R Investor, Buyer and the Target Entities. Nothing set forth in this Section 4.6 shall confer any rights or remedies upon any employee or former employee of the Target Entities, any Business Employee or upon any other Person other than the Parties hereto and their respective successors and assigns or shall constitute an amendment to any Business Benefit Plan or any other plan or arrangement covering the Business Employees or employees of Harsco. Nothing in this Section 4.6 shall obligate CD&R Investor, Buyer and the Target Entities to continue the employment of any Transferred Employee following the Closing for any specific period or in any specific position, title or level of employment.
4.7    WARN Act
(a)    Buyer shall not, and shall cause the Target Entities not to, at any time prior to ninety (90) days after the Closing Date, effectuate a “Plant Closing” or “Mass Layoff”, as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee with respect to the Business, and regardless of whether the employment losses occur before or after the Closing Date, without complying with the notice requirements and all other provisions of the WARN Act. Harsco agrees that between the date hereof and the Closing Date, it will cause the Target Entities and the Business not to effect or permit a “Plant Closing” or “Mass Layoff” as these terms are defined in the WARN Act without notifying CD&R Investor in advance and without complying with the notice requirements and all other provisions of the WARN Act.
(b)    A breach by Buyer, the Target Entities or Harsco of their respective obligations under this Section 4.7 shall give rise to an obligation by the breaching party to indemnify, defend and hold harmless the non-breaching Parties from and against any and all damages incurred thereby or caused thereto under or pursuant to the WARN Act based on, arising out of, resulting from or relating to any act or omission to act by or of the breaching party with regard to any single site of employment, facility, operating unit or employee of the breaching party.
4.8    Intercompany Arrangements; Transactions
(a)    Harsco shall cause (i) each Intercompany Balance, other than intercompany trade payables and receivables arising in the ordinary course of the Business, to be eliminated or transferred to a Non-Company Affiliate prior to the Closing, and (ii) each Intercompany Contract, other than this Agreement, the Ancillary Agreements and those agreements and arrangements set forth in Exhibit F, to be terminated prior to or at the Closing without any obligation under any Intercompany Contract surviving such termination. Harsco shall use commercially reasonable efforts to distribute any Cash out of the Target Entities prior to Closing, provided that Harsco may cause the Target Entities to engage in one or more transactions designed to reduce repatriation tax costs so long as such transactions (including the repayment or creation of any debt) will not (directly or indirectly) increase the repatriation tax costs out of the Target Entities to Buyer or its Affiliates for any post-Closing period (as compared to what such costs would have been if such transactions had not been undertaken and such cash had been distributed prior to the Closing).
(b)    Prior to or substantially concurrently with the Closing, Harsco shall (and shall cause its Affiliates to) complete the Pre-Closing Transactions and the Parties shall (and shall cause their Affiliates to) complete the Closing Transactions, in each case in the sequence set forth in Exhibit F or Exhibit G, as applicable; provided that (i) Harsco may modify or supplement the Pre-Closing Transactions in a manner that does not materially and adversely affect Buyer and its Subsidiaries at or following the Closing (but Harsco shall consult with CD&R Investor about any such modification or supplement) and (ii) the Parties may modify the Closing Transactions with, and only with, the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Unless otherwise expressly set forth in ARTICLES II, IV or V, (i) the satisfaction or termination of any Intercompany Balance, (ii) the termination of any Intercompany Contract or (iii) the implementation or completion of the Transactions pursuant to this Section 4.8 shall not be deemed a breach or violation of any provision of this Agreement.
4.9    Insurance
(a)    The Target Entities will use commercially reasonable efforts to continue to carry their existing insurance up to the Closing, including renewing any policies expiring during such period, and shall not cause any breach, default or cancellation (other than expiration and replacement of policies in the ordinary course of business consistent with past practices) of such insurance policies or agreements that have had or would reasonably be expected to have a material and adverse effect on the Business or the Target Entities, taken as a whole.
(b)    From and after the Closing Date, the Target Entities, Target Assets, Assumed Liabilities, Business Employees and former employees of the Target Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of the Sellers’ or their respective Subsidiaries’ and/or Affiliates’ insurance policies or any of their self-insured programs (for purposes of this Section 4.9, “Sellers” shall include, where appropriate to the context, their respective Subsidiaries and/or Affiliates), other than with respect to any claim, act, omission, event, circumstance, occurrence or loss that both (i) occurred or existed on or prior to the Closing Date (and then only to the extent that such claim, act, omission, event, circumstance, occurrence or loss occurred or existed on or prior to the Closing Date) and (ii) was properly reported in accordance with the then-applicable reporting requirements of the applicable insurance policy, as the same may be modified from time to time in accordance with Section 4.9(d) below (a “Triggering Event”).
(c)    Notwithstanding subparagraph (b) above, with respect to any Triggering Event relating to the Target Entities, the Target Assets, Assumed Liabilities, Business Employees or former employees of the Target Entities that would be covered by any of the Sellers’ occurrence-based (but not claims-made or occurrence-reported) insurance policies (the “Available Insurance Policies”), the Buyers, on behalf of the Target Entities, may access, make and settle claims on, claim benefits from or seek coverage under such policies following the Closing Date subject to the terms and conditions of such policies and programs and this Agreement and in each case provided that:
(i)    the Buyers shall, or shall cause the Target Entities to, as promptly as reasonably practicable notify the Sellers’ Corporate Insurance department of all such claims and/or efforts to seek benefits or coverage and shall cooperate with the Sellers in pursuing all such claims, provided that the Buyers and the Target Entities shall be solely responsible for complying with all policy conditions for such claims. The Buyers shall, or shall cause the Target Entities to, keep Harsco reasonably informed of any settlements or proposed settlements of $1,000,000 or more under or in connection with any Available Insurance Policies. In addition, the Buyers shall cause the Target Entities to pursue or cause to be pursued any rights of recovery against third parties with respect to Triggering Events and shall cooperate with the Sellers with respect to pursuit of such rights. To the extent permitted by the applicable policies, the order of priority of any such recoveries shall inure first to the Sellers to reimburse any and all costs incurred by the Sellers directly or indirectly as a result of such claims or losses.
(ii)    the Sellers shall have the right but not the duty to monitor and/or associate with coverage claims or requests for benefits asserted by the Buyers or the Target Entities under any Available Insurance Policies (collectively, “Coverage Claims”), including the coverage positions and arguments asserted therein;
(iii)    the Buyers and the Target Entities (A) shall notify the Sellers as far in advance as reasonably practicable of asserting any Coverage Claims, (B) shall be liable for any out-of-pocket fees, costs and expenses incurred by or on behalf of any Seller and any Affiliates thereof (as evidenced by reasonable documentation thereof) relating to any Coverage Claim, and (C) shall not assign in whole or in part any Available Insurance Policies or any rights, interests or claims thereunder; and
(iv)    the Buyers and the Target Entities shall exclusively bear and be liable (and the Sellers shall have no obligation to repay or reimburse the Target Entities or the Buyers) for all deductibles and retentions and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with any Coverage Claims, whether made by or on behalf of the Buyers, the Target Entities or their employees or third parties.
(d)    Notwithstanding anything contained herein, the Sellers shall retain exclusive right to control all of their insurance policies and programs, including the Available Insurance Policies, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder, notwithstanding whether any such policies or programs apply to any Liabilities and/or claims the Buyers or the Target Entities has made or could make in the future, including coverage claims with respect to

Triggering Event(s); provided that this paragraph shall not limit the rights of Buyer set forth in Section 4.9(c) above, and the Sellers shall not amend, modify, terminate or waive any coverage under any Available Insurance Policies with respect to periods prior to the Closing Date in a manner that would impair coverage thereunder available for Coverage Claims; provided, further, that the Buyers and the Target Entities shall cooperate with the Sellers and share such information as is reasonably necessary in order to permit the Sellers to manage and conduct their insurance matters as the Sellers deem appropriate and that the Buyers and the Target Entities hereby give consent for the Sellers to inform any affected insurer of this Agreement and to provide such insurer with a copy hereof.
(e)    Nothing in this Agreement is intended to waive or abrogate in any way the Sellers’ own rights to insurance coverage for any liability, whether relating to the Target Entities or otherwise.
4.10    Financing
(a)    Subject to the terms and conditions of this Agreement (including Harsco’s compliance with Section 4.11), CD&R Investor shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for Bullseye MergerSub to obtain the Debt Financing at or prior to the Closing subject to the terms and conditions of, and on terms no less favorable than those described in, the Debt Financing Commitments (including any “flex” provisions) and the Fee Letter, including using its reasonable best efforts to (i) except as otherwise permitted by this Section 4.10, maintain in effect the Debt Financing Commitments in accordance with the terms and subject to the conditions thereof, (ii) assist in the satisfaction on a timely basis (giving effect to the anticipated timing of the Marketing Period) of all conditions applicable to Bullseye MergerSub in obtaining the Debt Financing at the Closing set forth therein (including consummating the Equity Financing on the terms and subject to the conditions set forth in the Equity Financing Commitment at or prior to Closing), (iii) negotiate definitive agreements (the “Definitive Agreements”) with respect to the Debt Financing on the terms and conditions (including any “flex” provisions) contemplated by the Debt Financing Commitments and the Fee Letter (provided that, upon request by Harsco, CD&R Investor shall provide copies thereof to Harsco on a current basis and otherwise keep Harsco reasonably informed on a current basis of the status of its efforts to arrange the Debt Financing) and (iv) consummate the Debt Financing Commitments at or prior to the Closing Date. CD&R Investor shall give Harsco prompt written notice of (A) any material breach by any party to any Financing Commitment of which it or its Affiliates become aware or (B) the receipt, on or prior to the Closing Date, of any written notice or other written communication from any financing source with respect to any breach, default, event of default, termination or repudiation by any party to any Financing Commitment or pursuant to which the investors or lenders thereunder have indicated that they will not perform their obligations to make the investments or loans and other extensions of credit thereunder at or prior to the Closing. Neither CD&R Investor nor any of its Affiliates shall agree with Guarantor to, enter into any amendment, supplement or other modification of, or waive any of its rights under, the Equity Financing Commitment. Neither CD&R Investor nor any of its Affiliates shall be permitted to amend, amend and restate, assign, modify, supplement, substitute or replace any of the Debt Financing Commitments without the written consent of Harsco; provided that CD&R Investor or its Affiliates may, without the consent of Harsco, (x) amend, amend and restate, modify supplement or replace the Debt Financing Commitments to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities or (y) otherwise amend, supplement, replace, or consent to any waiver of any provision or remedy under, the Debt Financing Commitments, so long as such amendment, amendment and restatement, restatement, assignment, modification, supplement, replacement or waiver does not (A) reduce the aggregate principal amount of the Financing, or (B) impose new or additional conditions, or otherwise expand, amend or modify any of the conditions, to the receipt of Debt Financing in a manner that would reasonably be expected to, (I) hinder, delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) extend or permit the extension of the Marketing Period. For the avoidance of doubt, nothing contained herein shall prevent CD&R Investor from reallocating the Debt Financing among the Term Loan Facility (as defined in the Debt Financing Commitment) and the Bridge Facility (as defined in the Debt Financing Commitment), in each case in accordance with the terms of the Debt Financing Commitment or reducing the total amount of funds available under the Debt Financing, provided that, in either case, the representation and warranties set forth in the last sentence of Section 3.6 remain true and correct. CD&R Investor shall obtain the Equity Financing contemplated by the Equity Financing Commitment upon satisfaction or waiver of the conditions to closing in Section 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and subject to and in accordance with the terms of the Equity Financing Commitment). Subject to the terms and conditions of this Agreement (including Section 4.11), in the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, CD&R Investor shall promptly notify Harsco and shall use its reasonable best efforts to arrange for alternative financing (an “Alternative Financing”) from alternative sources in an amount such that the aggregate funds that would be available to Buyer at the Closing will be sufficient to perform its obligations hereunder; provided that CD&R Investor shall not be required to accept any Alternative Financing that is materially less favorable to it than the Debt Financing. CD&R Investor shall promptly (upon reasonable request by Harsco) deliver to Harsco true and complete copies of all drafts of any Alternative Financing commitments and all final agreements pursuant to which any such alternative source shall have committed to provide CD&R Investor with any portion of the Debt Financing. In furtherance and not in limitation of the foregoing, in the event that (i) all or any portion of the Debt Financing Commitment structured as high yield financing has not been consummated, (ii) all closing conditions contained in Section 6.2 shall have been satisfied or waived (other than those conditions that by their nature are satisfied at the Closing) and (iii) the bridge facilities described in or contemplated by the Debt Financing Commitments (or Alternative Financing obtained in accordance with this Section 4.10) are available on terms and conditions described in or contemplated by the Debt Financing Commitments (or Alternative Financing obtained in accordance with this Section 4.10), then CD&R Investor shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of such bridge financing (or such Alternative Financing) to replace such high yield financing no later than the last day of the Marketing Period. For purposes of this Section 4.10, Section 3.6 and Section 4.11, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted by this Section 4.10 to be amended, modified or replaced by Alternative Financing and any financing in lieu of the Debt Financing Commitments, and references to “Debt Financing Commitments” and “Fee Letter” shall include such documents as permitted by this Section 4.10 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement and any analogous documents contemplated by the immediately preceding sentence.
4.11    Debt Financing Cooperation
(a)    Prior to the Closing, Harsco shall, and shall cause its Affiliates (including the Target Entities) to, and shall use its reasonable best efforts to cause its and their representatives to, provide to CD&R Investor such cooperation reasonably requested by CD&R Investor to assist CD&R Investor in causing the conditions in the Debt Financing Commitment to be satisfied and such cooperation as is otherwise necessary or reasonably requested by CD&R Investor or the Financing Sources in connection with the Buyers obtaining the Debt Financing in accordance with its terms, including cooperation that consists of:

(1)    participating in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;
(2)    providing authorization letters to Financing Sources authorizing the distribution of information to prospective lenders or investors (including customary 10b-5 and material non-public information representations);
(3)    causing the Target Entities to execute and deliver any securities purchase agreement, credit agreement, indentures, notes, guarantees, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, a certificate of the chief financial officer of Harsco or another officer of Harsco or its subsidiaries with respect to the solvency of the Target Entities and Target Assets on a consolidated basis, and other customary certificates or documents and back-up therefor in connection with the legal opinions of Buyer’s counsel as may be reasonably requested by CD&R Investor or Financing Sources and otherwise reasonably facilitating the pledging of collateral; provided that none of the Target Entities or any of their respective officers or employees shall be required to or execute any document in connection with this Section 4.11(a)(3), which document would be effective at any time before the time that will be immediately prior to the Closing;
(4)    (A) furnishing CD&R Investor and its Financing Sources as promptly as practicable with (x) audited combined balance sheets of the Business for the two most recent completed fiscal years ended at least ninety (90) days prior to the Closing Date, statements of operations, comprehensive loss, cash flows and changes of the Business for the two most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, together with all related notes and schedules thereto, accompanied by the reports thereon of the independent auditors and (y) unaudited combined balance sheets and related combined statements of operations, comprehensive loss, cash flows and changes in equity of the Business prepared in accordance with GAAP for the six months ended June 30, 2013, and for any subsequent interim Financing period (e.g., the nine months ended September 30, 2013) ended at least forty five (45) days prior to the Closing Date and for the comparable quarter of the prior fiscal year, together with all related notes and schedules thereto, in the case of each of clauses (x) and (y), prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rule 3-10 and 3-16 of Regulation S-X and, with respect to any subsequent interim Financing period, other than the fact that such statements will not show quarter-to-quarter comparability (e.g., for the three months ended September 30, 2013)) promulgated under the Securities Act, (B) furnishing CD&R Investor and its Financing Sources as promptly as practicable with all financial statements and pro forma financial information (including for the most recent four fiscal quarter period ended at least forty five (45) days prior to the Closing Date) prepared in accordance with GAAP, financial data, audit reports and other information regarding the Business of the type that would be required by Regulation S-X (including Item 3-05 thereof, but excluding Rule 3-10 and 3-16 of Regulation S-X and, with respect to any subsequent interim Financing period, other than the fact that such statements will not show quarter-to-quarter comparability (e.g., for the three months ended September 30, 2013)) and Regulation S-K (other than Item 402 of Regulation S-K) promulgated under the Securities Act for a registered public offering of non-convertible debt securities of Buyer (including for Buyer’s preparation of pro forma financial statements), in each case to the extent the same is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent accountants of the Business (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by the independent accountants of the Business as provided in AU 722, (the authorization letter referred to in clause (2) and all such information in this clause (4), together with any replacements or restatements thereof, and supplements thereto, if any such information would go stale or otherwise be unusable for such purposes the “Harsco Required Information”);
(5)    cooperating with CD&R Investor and CD&R Investor’s efforts to obtain customary and reasonable corporate and facilities ratings, legal opinions, surveys and title insurance (including providing reasonable access to CD&R Investor and its representatives to all owned Real Property and Leased Real Property) as reasonably requested by CD&R Investor;
(6)    facilitating the granting and/or pledging of collateral (it being understood that no pledge shall be required to be effective until the Closing occurs);
(7)    taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by a Financing Source to permit the consummation of the Debt Financing;
(8)    obtaining customary payoff letters, Encumbrance terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness (other than that comprising the Debt Financing);
(9)    furnishing CD&R Investor and its Financing Sources promptly with all documentation and other information which any lender providing or arranging Debt Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;
(10)    furnishing CD&R Investor and its Financing Sources promptly with drafts of customary comfort letters that the independent accountants of the Business (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) are prepared to deliver upon “pricing” of any high-yield bonds being issued in lieu of all or a portion of the Debt Financing; and
(11)    assisting CD&R Investor in the preparation of customary rating agency presentations, lender presentations and high yield road show presentations or memoranda, customary bank offering memoranda, syndication memoranda, private offering memoranda, and other marketing materials or memoranda, including business and financial projections reasonably requested by CD&R Investor, in each case, required in connection with the Debt Financing (the “Offering Materials”), and consents of accountants for use of their unqualified audit reports in any materials relating to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing.
provided that (u) nothing in this Section 4.11(a) shall require such cooperation to the extent it would require Harsco to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses, in each case that is not contingent upon the Closing or for which it has not received prior reimbursement by or on behalf of CD&R Investor (except to the extent CD&R Investor has provided the indemnities set forth in Section 4.11(c)), (v) nothing herein shall require such cooperation from Harsco or its Affiliates to the extent it would unreasonably interfere with the ongoing operations of Harsco or its Affiliates, (w) except to the extent CD&R Investor has provided the indemnities set forth in Section 4.11(c), none of Harsco or any of its Affiliates or any of their respective representatives shall have any liability under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing except upon the Closing, (x) except for the authorization letter set forth in clause (2) above and representation letters required by the Business’ auditors in connection with the delivery of “comfort” letters, neither Harsco nor its Affiliates shall be required to commit to take any action that (i) is not contingent upon the Closing, (ii) would be effective prior to the Closing, (iii) would encumber any assets of Harsco or its Affiliates prior to the Closing, or (iv) will conflict with or violate Harsco’s or its Affiliates’ organizational documents or any laws or result in a violation or breach, default or event of default under, any contract to which Harsco or its Affiliates is a party, (y) results in any officer or director of Harsco or its Affiliates incurring any personal liability with respect to any matters relating to the Financing (except to the extent CD&R Investor has provided the indemnities set forth in Section 4.11(c)) or (z) requires Harsco or its Affiliates to enter into any financing or purchase agreement for the Financing that would be effective prior to the Closing Date.
(b)    CD&R Investor shall promptly, upon request by Harsco, reimburse Harsco for all of its and its Affiliates’ documented and reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) incurred by Harsco and its Affiliates in connection with the cooperation of Harsco and its Affiliates contemplated by this Section 4.11.
(c)    Harsco, its Affiliates and their respective officers, advisors and representatives shall be indemnified and held harmless by CD&R Investor for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of Harsco or any of its Affiliates) to the fullest extent permitted by applicable Law, other than to the extent any of the foregoing arises as a result of (i) the willful misconduct, gross negligence or material breach of the obligation of any of Harsco, its Affiliates (including Target Entities) or its or their respective directors, officers, employees, attorneys, accountants or other advisors or representatives or (ii) any information provided by or on behalf of Harsco or any of its Affiliates (including the Target Entities) in connection with the Debt Financing to the extent such information is the subject of any of the representations or warranties set forth in ARTICLE II and where such information would constitute a breach of any such representation or warranty.
(d)    Harsco shall or shall cause the Target Entities and Non-Company Affiliates’ (if applicable) to supplement the Required Information on a reasonably current basis to the extent that any such Required Information, to the Knowledge of Harsco or the Target Entities, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

(e)    The Target Entities’ logos may be used in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Target Entities or the reputation or goodwill of any Target Entity.
4.12    Intellectual Property Assignments
As soon as practicable after the Closing Date, Harsco shall (and shall cause the Non-Company Affiliates and the Target Entities to), at Harsco’s expense, prepare or cause to be prepared and shall file or cause to be filed, and thereafter use commercially reasonable efforts to pursue in the United States Patent and Trademark Office and those other foreign trademark and patent registries or domestic or foreign registries set forth in Schedule 4.12, assignment documents in substance and form reasonably satisfactory to CD&R Investor and Harsco with respect to the registered and applied for Marks, Patents and Domain Names, as applicable, listed on Schedule 4.12, and to record a Target Entity or other Subsidiary of Buyer, as determined by Buyer, as the record and beneficial owner of such registered or applied for Marks, Patents and Domain Names. If any Marks, Patents or Domain Names that are used primarily by the Business as of the Closing but that are not owned by a Target Entity as of the date hereof or as of the Closing (after giving effect to the Transactions) are not included on Schedule 4.12, and are not Marks or Domain Names which incorporate a Harsco Designation (defined in Section 7.5(c) below), Schedule 4.12 shall be deemed to include such Marks, Patents or Domain Names. If any other Intellectual Property is owned by Harsco or any Non-Company Affiliate and is used primarily in the Business as of the date hereof or as of the Closing, and does not incorporate a Harsco Designation, Harsco shall, or shall cause such Non-Company Affiliate, as applicable, to assign all such party’s right, title and interest in and to such Intellectual Property to a Target Entity or other Subsidiary of Buyer, as determined by Buyer, free and clear of all Encumbrances except Permitted Encumbrances.
4.13    Internal IT Systems and Data Separation; Replication of Shared Contracts
(a)    As soon as practicable after the date hereof, Harsco shall (and shall cause its Affiliates to), in consultation with CD&R Investor, separate logically and physically the Internal IT Systems and data of Harsco and the Non-Company Affiliates from the Internal IT Systems and data of the Target Entities at the expense of Buyer with respect to costs paid to third parties by Harsco and its Affiliates in connection with this Section 4.13(a), in such a manner that the Internal IT Systems and data of the Target Entities are not accessible to Harsco and the Non-Company Affiliates and the Internal IT Systems and data of Harsco and the Non-Company Affiliates are not accessible to the Target Entities, in each case, after such separation date, except as and to the extent otherwise set forth in or required by the Transition Services Agreement and subject to any restrictions or requirements in any agreements concerning the Internal IT Systems, including licenses to Software which may comprise Internal IT Systems.
(b)    Upon the request of CD&R Investor, Harsco shall, and shall cause its Affiliates to, at Harsco's expense, except with respect to any amounts paid to counterparties to the Replicated Contracts (which shall be at the expense of Buyer), (i) use commercially reasonable efforts, with the reasonable cooperation of Buyer, to either (A) cause the counterparty to any Replicated Contract to enter into a new agreement with Buyer or its designee with respect to matters addressed by such Replicated Contract, on terms substantially similar to such Replicated Contract, including with respect to pricing, or (B) if possible, assign to Buyer or its designee the benefits and obligations under such Replicated Contract as they relate to the Business, or (ii) until such time as a new agreement or assignment can be arranged pursuant to this Section 4.13(b)(i), with the reasonable cooperation of Buyer and at Buyer’s expense, take such other commercially reasonable action as may be necessary and feasible in order for Buyer or its designee to be placed in a substantially similar position as if Buyer or its designee were a party to such

Replicated Contract, it being understood and agreed that any transition services which may be performed under any Replicated Contract shall be governed by the Transition Services Agreement.
4.14    Certain Payments
(a)    At least three (3) Business Days prior to the Closing, CD&R Investor shall deliver to Harsco a schedule setting forth a reasonable, good faith estimate of the CD&R Investor Transaction Expenses, and, after Closing and upon reasonable request, supporting invoices relating to such estimate.
(b)    At the Closing, Buyer shall, without duplication, (a) pay the CD&R Deal Fee to Clayton, Dubilier & Rice, LLC, and (b) pay or, as appropriate, reimburse CD&R Investor for the CD&R Investor Transaction Expenses, (including all fees and other amounts required to be paid to the Financing Sources pursuant to the Debt Financing Commitments or otherwise in connection with the Debt Financing (the “Debt Financing Fees and Expenses”)), in each case by wire transfer of immediately available funds in Dollars to the account (or accounts) designated in writing by CD&R Investor or the Financing Sources, as the case may be, at least two (2) Business Days prior to the Closing.
(c)    At least three (3) Business Days prior to the Closing, Harsco shall deliver to CD&R Investor a schedule setting forth a reasonable, good faith estimate of the reasonable, out-of-pocket incremental transaction expenses of Harsco and its Affiliates described on Schedule 4.14(c) (the “Harsco Incremental Transaction Expenses”), and, after Closing and upon reasonable request, supporting invoices relating to such estimate.
(d)    At the Closing, Buyer shall (a) pay the Harsco Deal Fee to Harsco and (b) pay or, as appropriate, reimburse Harsco for the Harsco Incremental Transaction Expenses up to an aggregate amount of $2,500,000, by wire transfer of immediately available funds in Dollars to the account (or accounts) designated in writing by Harsco at least two (2) Business Days prior to the Closing.
4.15    Further Assurances
Following the Closing, each of CD&R Investor, on the one hand, and Harsco, on the other hand, shall (and shall cause their Affiliates and their representatives to) from time to time, at the other’s reasonable request, execute and deliver, or cause to be executed and delivered, such further instruments, documents, conveyances or assurances and perform such further acts, as such other party may reasonably require in order to fully effect the Transactions and to otherwise consummate the transactions contemplated by this Agreement.
4.16    Harsco House Lease
Prior to the Closing, Harsco and CD&R Investor shall use reasonable best efforts to cause their Affiliates to enter into a sublease, subleasing one floor of Harsco House to Harsco or its designee.  Subject to Section 4.2, Harsco shall use its reasonable best efforts to cause the applicable landlord under the Harsco House Sublease to grant any and all consents required in connection therewith.
4.17    Harsco Letters of Credit; Other Obligations
Within three months following the Closing, Buyer shall, (a) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace any letters of credit, guarantees, surety bonds, performance bonds and other contractual obligations entered into by or on behalf of Harsco or any of the Non-Company Affiliates solely for the benefit of the Business that are either (i) entered into prior to the date hereof and set forth on Schedule 4.17 or (ii) entered into between the date hereof and the Closing

Date in the ordinary course of business consistent with past practices (collectively, the “Harsco Letters of Credit”) that are outstanding as of immediately prior to the Closing or (b) assume all obligations under each Harsco Letter of Credit and obtain from the creditor or other counterparty a full release (in a form reasonably satisfactory to Harsco) of all Sellers or Non-Company Affiliate liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under such Harsco Letters of Credit. Buyer further agrees that to the extent the beneficiary or counterparty under any such Harsco Letter of Credit does not accept any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer, Buyer shall indemnify, defend and hold harmless Harsco against, and reimburse Harsco for, any and all amounts paid, including costs or expenses in connection with such Harsco Letters of Credit, including Harsco’s reasonable and documented out of pocket expenses in maintaining such Harsco Letter of Credit, whether or not any such Harsco Letter of Credit is drawn upon or required to be performed, and shall in any event promptly reimburse Harsco to the extent any such Harsco Letter of Credit is called upon and Harsco or the Non-Company Affiliates make any payment or are obligated to reimburse the party issuing such Harsco Letter of Credit.
4.18    Indemnification and Insurance
(a)    Following the Closing, Buyer agrees that all rights to exculpation, advancement of expenses, and indemnification with respect to acts or omissions occurring at or prior to Closing (including any matters arising in connection with the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, existing in favor of the current or former directors and officers of the Target Entities (collectively, the “D&O Indemnitees”) by virtue of any provision of the articles of incorporation, by-laws or comparable organizational documents of the Target Entities or any indemnification or other agreement shall survive the consummation of the transactions contemplated hereby and shall continue in full force and effect following the Closing. Following the Closing, Buyer shall maintain in effect (A) the current provisions regarding exculpation, advancement of expenses, and indemnification of officers and directors contained in the articles of incorporation, by-laws or other comparable organizational documents of the Target Entities and (B) any indemnification agreements of the Target Entities with any of their respective directors, officers and employees existing as of the date hereof.
(b)    Buyer shall either (A) for a period of six (6) years from and after the Closing Date, maintain, or cause the Target Entities to maintain, directors’ and officers’ liability insurance, on terms and amounts no less favorable than those liability insurance policies of Harsco and the Target Entities in effect on the date of this Agreement, for current or former directors and officers of the Target Entities covering acts or omissions occurring prior to the Closing Date to the extent relating to the Business; provided, however, that if such insurance policies are not available at an annual cost not greater than three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement under such policy (the “Insurance Cap”), then Buyer shall maintain, or shall cause the Target Entities to maintain, as much comparable insurance as can reasonably be obtained in Buyer’s good faith judgment at a cost up to but not exceeding the Insurance Cap or (B) obtain a six (6) year tail policy for the Persons currently covered by the Harsco’s directors’ and officers’ liability insurance policy providing for terms that are consistent with those set forth in clause (A) above and with policy limits commercially reasonable for the Target Entities.
(c)    The D&O Indemnitees to whom this Section 4.18 applies shall be third party beneficiaries of this Section 4.18. The provisions of this Section 4.18 are intended to be for the benefit of each D&O Indemnitee and his or her heirs. Following the Closing, the obligations of Buyer under this Section 4.18 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 4.18 applies without the consent of each such affected D&O Indemnitee.

(d)    If Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, as the case may be, shall assume the obligations set forth in this Section 4.18.
4.19    Brand Purchase Agreement
(a)    Without the prior written consent of Harsco, Buyer shall not amend, modify or waive any provision of the Brand Purchase Agreement in a manner that would (i) increase the purchase price to be paid by Buyer to FRC or its designees under the Brand Purchase Agreement or any ancillary agreement related thereto or (ii) following the Closing, disproportionally affect Harsco relative to CD&R Investor. Subject to the foregoing, the CD&R Investor shall deliver promptly to Harsco copies of all amendments, modifications and waivers to the Brand Purchase Agreement.
(b)    Except as otherwise prohibited by Law, the CD&R Investor shall (i) keep Harsco informed on a current basis in reasonable detail of the status of the satisfaction of the conditions to closing set forth in the Brand Purchase Agreement, (ii) promptly notify Harsco of the commencement of the BEI Marketing Period and of any suspension thereof and (iii) promptly inform Harsco if it becomes aware that the closing of the transactions contemplated by the Brand Purchase Agreement is not reasonably expected to occur prior to January 24, 2014.
(c)    Buyer shall comply in all material respects with its material obligations under the Brand Purchase Agreement (including, for the avoidance of doubt, its obligations to use efforts to consummate the Brand Closing thereunder), provided, for the avoidance of doubt, that nothing herein shall require Buyer to waive any of its rights, or conditions to its obligations to close, under the Brand Purchase Agreement.
4.20    Options to Effect Sale of French Business.
Buyer hereby irrevocably offers to Harsco that, at any time after the date the consultation process with the works councils applicable to the Business Employees in France is completed in accordance with applicable Law and Section 4.6(b), Harsco may, at its sole option (the “French Sale Option” with respect to Harsco Infrastructure France SAS and the Business in Luxembourg and Algeria (collectively, the “French Business”)), by delivery of a written notice to CD&R Investor, include step 4.1on Exhibit G as part of the Closing Transactions and effect such step as part of the Closing Transactions pursuant to Section 4.8(a). Upon the exercise of the French Sale Option, step 4.1 set forth on Exhibit G shall be deemed a part of the Closing Transactions for all purposes of this Agreement, and the exercise of the French Sale Option may not be revoked without CD&R Investor’s written consent.  If the Closing occurs prior to Harsco’s exercise of the French Sale Option, then Buyer shall, at the Closing, extend an irrevocable offer to purchase the French Business at any time within one hundred and seventy (170) days following the Closing Date, at a price equal to $53,037,000, and on substantially the same terms as would have been provided if Harsco had exercised the French Sale Option, as the case may be, prior to the Closing or on such other terms as may be agreed upon by Buyer and Harsco, in their sole and absolute discretion, after careful consideration of the notification and consultation process with the works councils applicable to the Business Employees in France (the “Irrevocable Offer”).  Harsco agrees that it shall not directly or indirectly sell or commit to sell Harsco Infrastructure France SAS or the related business to any other Person so long as the French Sale Option or the Irrevocable Offer remain outstanding. Notwithstanding anything to the contrary herein, Harsco shall not be required to exercise the French Sale Option or accept the Irrevocable Offer.

4.21    Netherlands Business.
The Parties agree that the inclusion of step 13.1 set forth on Exhibit G regarding the Business in the Netherlands (together with the terms and conditions that apply thereto in accordance with this Agreement, the “Netherlands Transaction”), which, for the avoidance of doubt, shall include the shares held by Harsco Infrastructure Industrial Services B.V. in Harsco Infrastructure Industrial Services SA (the “Netherlands Business”), will be subject to the completion by the management of the Netherlands Business of its obligations under and in accordance with the Dutch Works Council Act (Wet op de Ondernemingsraden) in connection with the Netherlands Transaction (the “Consultations”), pursuant to the terms and conditions set forth in Schedule 4.21, to the extent not already fulfilled or complied with by the date of this Agreement. Except as set forth on Schedule 4.21, upon completion of the Consultations, step 13.1 set forth on Exhibit G shall automatically be deemed to be part of the Closing Transactions. Buyer and Seller shall, and shall cause their Subsidiaries to, use reasonable best efforts to complete the Consultations prior to the Closing (or as soon as reasonably practicable following the Closing) and, subject to completion of the Consultations, to consummate step 13.1 set forth on Exhibit G at the Closing (or as soon as reasonably practicable following the Closing).
4.22    Real Property.
(a)    With respect to each of the properties listed on Schedule 4.22, at the Closing, (i) if such property is owned or leased by Harsco or a Non-Company Affiliate, such party will retain ownership and/or its leasehold interest in such property and (ii) if such property is owned or leased by a Target Entity, the property will be transferred to a Seller or Non-Company Affiliate (as designated by Harsco). An amount equal to the aggregate of the Fair Market Value of each of the properties listed on Schedule 4.22 shall be included in the definition of Indebtedness for purposes of Sections 1.2 and Section 1.9. At the Closing, Harsco shall, or shall cause its Subsidiary which owns or leases the relevant property, subject to Section 4.2(c), to lease or sublease each of the properties listed on Schedule 4.22 to one of the Target Entities for Market Rent. Each such lease shall (A) have an initial term of ten (10) years, (B) be renewable at tenant’s option for up to two additional five-year terms and (C) contain other customary terms and conditions for a lease reasonably acceptable to both Harsco and CD&R Investor.
(b)    As soon as practicable following the date hereof, each of Harsco and CD&R Investor shall select a third-party appraiser to determine (i) the fair market value and (ii) a market rent, in each case, as of the Closing, based on current use of each of the properties listed on Schedule 4.22. The “Fair Market Value” or “Market Rent” of each property shall be the average of the two (2) valuations (the “Original Valuations”) unless the valuations differ by more than 5%, in which case, the two appraisers must mutually agree and select a third independent and reputable appraiser to conduct an appraisal (the “Third Valuation”), and the Fair Market Value or Market Rent for that property will be the average of the Third Valuation and the Original Valuation which is closest to the Third Valuation.
4.23    Middle East Arrangements. From the date hereof through the Closing Date, Seller shall, and from and after the Closing Date, CD&R Investor and Buyer shall, and Buyer shall cause its Subsidiaries to, use reasonable best efforts to resolve, as promptly as practical, the matters set forth on Schedule 8.2(e)(ii).

4.24    Repatriation Schedule. Harsco and Buyer shall, prior to the Closing, cooperate in good faith and acting reasonably to revise the Repatriation Schedule so that it reflects the applicable tax rate for each non-U.S. jurisdiction in which the Target Entities have Cash taken into account in computing the Repatriation Costs.
ARTICLE V

TAX MATTERS
5.1    Tax Indemnification
(a)    Indemnification by Harsco. From and after the Closing, the Sellers, on a joint and several basis, agree to indemnify the Buyer Indemnified Parties against, and to pay and hold the Buyer Indemnified Parties harmless from, all Losses arising out of (i) any Taxes of or payable by any Target Entity or with respect to the Business or the Target Assets, in each case, with respect to any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing on Taxes described in this clause (i); (ii) any Liability of any Target Entity for the Taxes of any Person by reason of (A) being a transferee or successor to such Person prior to the Closing Date, (B) pursuant to Section 1.1502-6 of the Treasury Regulations (or comparable provision under any other applicable Law) by reason of being affiliated with such Person prior to the Closing or (C) any Contract entered into by such Target Entity prior to the Closing (other than by reason of any customary provisions contained in (1) any Contract for the provision of goods or services entered into in the ordinary course of business or (2) commercial lending arrangements entered into with third parties), including any secondary liability for Taxes imposed in connection with any such Contract; (iii) any Taxes attributable to any inaccuracy of or breach by Harsco of any representation or warranty made by Harsco in Section 2.9(d), (g),(i) or (j); (iv) any Taxes attributable to any failure by Harsco to perform or comply with any covenant or agreement in this Agreement relating to Taxes; (v) any Taxes that arise as the result of any inclusion under Section 951 of the Code at the end of the taxable year of any Target Entity that is a controlled foreign corporation (as defined under Section 957 of the Code) that includes the Closing Date to the extent such inclusion results from any transactions or activities occurring between the beginning of the taxable year of such controlled foreign corporation that includes the Closing Date and through the Closing; (vi) subject to Section 5.4, any Taxes that arise from the Transactions and any other transactions or activities contemplated by Section 4.8; and (vii) any Transaction Taxes that are the responsibility of Sellers pursuant to Section 5.4; provided, however, that Harsco in all events shall have no obligation to indemnify the Buyer Indemnified Parties under this Section 5.1(a) from and against any Taxes to the extent such Taxes are taken into account on the Final Closing Statement (and assuming full completion of the Transactions) as finally determined pursuant to Section 1.9. The amount of any payments required to be made pursuant to this Section 5.1(a) shall be computed without regard to any net operating loss, net capital loss or other Tax deduction, credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 8.4 shall not apply to this Section 5.1(a).
(b)    Indemnification by Buyer. From and after the Closing Date, Buyer agrees to indemnify CD&R Investor, Harsco and the Non-Company Affiliates against, and to pay and hold CD&R Investor, Harsco and the Non-Company Affiliates harmless from, all Losses arising out of (i) any Taxes attributable to any failure by any Target Entity to perform or comply with any covenant or agreement in this Agreement after the Closing related to Taxes, (ii) any Transaction Taxes that are the responsibility of the Buyer pursuant to Section 5.4, (iii) any Taxes to the extent such Taxes are taken into account on the

Final Closing Statement (and assuming full completion of the Transactions) as finally determined pursuant to Section 1.9 and (iv) notwithstanding Section 5.1(a), any Taxes attributable to any transaction undertaken by Buyer or any Target Entity outside of the ordinary course of business occurring after the Closing on the Closing Date and not contemplated by this Agreement or directed by Harsco or any Non-Company Affiliate prior to the Closing.
(c)    Indemnification by CD&R Investor. From and after the Closing Date, CD&R Investor agrees to indemnify Harsco and the Non-Company Affiliates against, and to pay and hold Harsco and the Non-Company Affiliates harmless from, any Transaction Taxes that are allocated to the CD&R Investor under Section 5.4.
5.2    Procedures Relating to Certain Tax Indemnification
(a)    If a claim for Taxes, including notice of a pending audit, shall be made by any Tax Authority in writing, which, if successful, might result in an indemnity payment pursuant to Section 5.1 (any such claim, a “Tax Claim”), the party which receives such notice shall notify the other party in writing of the Tax Claim within fifteen (15) Business Days after receipt of such Tax Claim. If the party seeking indemnification (the “Tax Indemnified Party”) does not give notice of a Tax Claim to the other party (the “Tax Indemnifying Party”) within such period or in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party’s position is prejudiced as a result thereof.
(b)    Harsco shall control all proceedings in connection with any Tax Claim (including selection of counsel) related to a Consolidated Tax Return and, without limiting the foregoing, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may either pay the Tax Claim and sue for a refund where applicable Law permits such refund suits or contest such Tax Claim in any permissible manner; provided, however, that (i) Harsco shall keep the relevant Tax Indemnified Party regularly informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Tax Authority) to the extent such proceedings relates to, or could have an impact on, the Business, a Target Asset or a Target Entity and (ii) Harsco shall not settle or otherwise compromise such Tax Claim without the relevant Tax Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless Harsco indemnifies and holds harmless the Tax Indemnified Party from and against such Taxes actually incurred as a result of such settlement or compromise. With respect to any Tax Claim (or proceeding arising therefrom) relating exclusively to a Pre-Closing Tax Period (other than any such claim or proceeding related to a Consolidated Tax Return), Harsco shall control all proceedings in connection with any such Tax Claim (including selection of counsel) and, without limiting the foregoing, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may either pay the Tax Claim and sue for a refund where applicable Law permits such refund suits or contest such Tax Claim in any permissible manner; provided, however, that (i) Harsco shall keep the relevant Tax Indemnified Party regularly informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Tax Authority) and such Tax Indemnified Party shall have the right to review and comment on any correspondence from Harsco to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (ii) Harsco shall not settle or otherwise compromise such Tax Claim without the relevant Tax Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless Harsco indemnifies and holds harmless the Tax Indemnified Party from and against such Taxes actually incurred as a result of such settlement or compromise. With respect to any Tax Claim (or proceedings arising therefrom) relating to a Straddle Period, Buyer shall control such proceedings; provided, however, that (x) Buyer shall keep Harsco reasonably informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Tax Authority) and Harsco shall have the right to review and comment on any correspondence from Buyer to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (y) Buyer shall not settle or compromise such Tax Claim without Harsco’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless Buyer indemnifies and holds harmless Harsco from and against such Taxes actually incurred as a result of such settlement or compromise.
5.3    Tax Returns
(a)    Harsco shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities (i) all Tax Returns required under applicable Law to be filed (taking into account any applicable extensions) on or prior to the Closing Date by or with respect to any Target Entity and (ii) all Tax Returns required under applicable Law to be filed (taking into account any applicable extensions) after the Closing Date that are Consolidated Tax Returns. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by applicable Law. After the Closing Date, Buyer shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all other Tax Returns required to be filed with respect to Buyer or any Target Entity, and to the extent such Tax Returns are for Pre-Closing Tax Periods, such Tax Returns shall be prepared on a basis consistent with past practices and prior Tax reporting positions (except as otherwise required by applicable Law). Buyer shall provide Harsco, at least twenty (20) Business Days prior to the applicable deadline for filing any such Tax Return with respect to a Pre-Closing Tax Period, a copy of the Tax Return for Harsco’s review and comment. Harsco shall have ten (10) Business Days to provide Buyer with a statement of any disputed items with respect to such Tax Return. If the disputed items are not resolved by Harsco and Buyer within five (5) calendar days following Harsco’s submission of its statement of disputed items, the matter shall be submitted to one or more tax experts at the CPA Firm who shall be directed to, within ten (10) calendar days after such submission, render a decision with respect to all matters in dispute, and such decision shall be final, binding and conclusive on the Parties hereto. The fees and disbursements of the CPA Firm shall be shared equally by Harsco and Buyer. Harsco shall pay to the applicable Target Entity, no later than two (2) Business Days prior to the due date therefor, all Taxes of such Target Entity shown as due on any Tax Return the extent such Taxes are attributable to the Pre-Closing Tax Period and not accrued as a current tax payable in the Closing Net Working Capital as finally determined.
(b)    Except as required by applicable Law, Buyer shall not file or cause or permit any Target Entity to file any amended Tax Return after the Closing Date with respect to any Pre-Closing Tax Period without the prior written consent of Harsco (which consent shall be at the sole discretion of Harsco).
(c)    Harsco and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to Buyer or any Target Entity, including by provision of any required power-of-attorney (or other form of authorization), and in maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits, and in connection with any other legitimate matters (including, for the avoidance of doubt, reasonable requests for information by Harsco or by CD&R Investor, its Affiliates or their employees or representatives, relating to the tax planning of Buyer and the Target Entities) with respect to all taxable periods relating to Taxes.
(d)    Any overpayments, refunds or credits of, Taxes attributable to Pre-Closing Tax Periods of the Target Entities (including in respect of the Straddle Period) for which Harsco is responsible pursuant to Section 5.1(a) to the extent not taken into account in the Final Closing Statement (and assuming full completion of the Transactions), plus any interest actually received with respect thereto from an applicable Tax Authority (and including refunds or credits in respect of such Taxes arising by reason of amended Tax Returns filed after the Closing Date), shall be for the account of Harsco unless such refunds or credits result from a carryback of losses or other Tax attributes from a Post-Closing Tax Period. Buyer shall pay or cause to be paid such amount to Harsco less reasonable out-of-pocket expenses incurred in connection with obtaining such refunds less any Taxes incurred by Buyer or any Target Entity as a result of such refunds or credits (including interest thereon). Buyer shall, if reasonably requested by Harsco and solely at Harsco’s cost, use its commercially reasonable efforts to file for, or cause to be filed for, and to obtain the receipt of, any refund to which Harsco is entitled under this Section 5.3(d).
5.4    Transaction Taxes
Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, excise, stamp, registration and other such Taxes (including amounts in respect of VAT) imposed by or payable to any jurisdiction or any Governmental Body arising from the Transactions (other than the Pre-Closing Transactions) or the transfer of the Harsco Company Shares to Harsco (collectively, “Transaction Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Harsco. The Person primarily responsible for such filing under applicable Law will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transaction Taxes, and, if required by applicable Law, Buyer and Harsco will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. If Buyer is not the Person primarily responsible for such filing under applicable Law, Buyer and Harsco shall, upon the request of the Person responsible for such filing (and in any event, no later than two (2) days prior to the due date for the payment of any such Transaction Taxes), pay to such Person the amount of such Taxes that are due. Buyer and Harsco agree, upon the request of the other Party, to use commercially reasonable efforts to obtain any certificate or other document from each other, any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Transaction Taxes that could be imposed in connection with the transaction contemplated by this Agreement. For the avoidance of doubt, all Transaction Taxes, if any, arising as a result of the Pre-Closing Transactions shall be borne exclusively by the Sellers.
5.5    Records Retention
The Sellers and Buyer shall (and shall cause their respective Affiliates to) (i) provide the Parties and their respective Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Tax Authority or any judicial or administrative proceeding relating to Taxes, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties, and (ii) retain (and provide the Parties and their respective Affiliates with reasonable access to), until the expiration of the later of (A) the seventh anniversary of the Closing Date and (B) the date on which Taxes may no longer be assessed under the applicable statute of limitation, including any waivers or extensions thereof, all records or information which may be relevant to such Tax Return, audit, examination or proceeding in a manner consistent with most recent past practice.
5.6    Tax Sharing Agreements
Harsco shall release or cause the release of each Target Entity from any obligation under any agreement relating to the allocation, indemnification or sharing of Taxes other than this Agreement (“Tax Sharing Agreements”) with any Person (other than any Target Entity) prior to the Closing Date. For the avoidance of doubt, Harsco shall cause each Target Entity to have no obligation under any Tax Sharing Agreement to any Person (other than any Target Entity) for the payment of Taxes.
5.7    Straddle Period
For purposes of this ARTICLE V, in the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income or receipts of the Target Entities for the Pre-Closing Tax Period and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which a Target Entity (or Non-Company Affiliate with respect to the Business) holds a beneficial interest shall be deemed to terminate at such time). The amount of any Taxes of the Target Entities for a Straddle Period to be attributed to the Pre-Closing Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
5.8    Waiver of Loss Carrybacks
To the extent permitted under applicable Law, no Target Entity shall carry any losses or other Tax attributes arising in any Post-Closing Tax Period in respect of a Consolidated Tax Return to any Pre-Closing Tax Period, provided that in cases where any Target Entity is required by law to carry such losses or Tax attributes to any Pre-Closing Tax Period before it can carry forward such losses or Tax attributes, (i) any net Tax benefit actually realized by Harsco or any of its Affiliates shall be remitted by Harsco to Buyer at the time such Tax benefit is actually realized and (ii) Taxes of any Target Entity shall be determined without regard to any such carry backs for purposes of Section 5.1(a).
5.9    [Intentionally Omitted]
5.10    Computational Matters; Indemnification Cap
(a)    The indemnification obligations of Harsco, CD&R Investor, and Buyer pursuant to this ARTICLE V shall, in respect of computational matters, be subject to Section 8.6.
(b)    Under no circumstance shall Harsco’s aggregate obligation to provide indemnification for matters covered by Section 5.1(a) (but excluding Liabilities described in Section 5.1(a)(ii), which shall not be subject to any cap) exceed an amount equal to the Purchase Price.
5.11    Certain Tax Elections; Actions
(a)    Buyers shall not, without the prior written consent of Harsco, (i) make (or cause to be made) any election under Treasury Regulation Section 301.7701-3 to change the U.S. federal tax classification of Buyer or any Target Entity where such election would be effective on or before the day after the Closing Date or (ii) unless otherwise required by applicable Law, make (or cause to be made) any election to change any accounting method that would have a material adverse effect on any Target Entity or Seller with respect to a Pre-Closing Tax Period.
(b)    With respect to each Target Entity identified on Schedule 5.11, Buyers shall not, without the prior written consent of Harsco, pay (or cause to be paid) any dividends or other distributions that would be treated as a dividend for U.S. federal income tax purposes out of such Target Entity prior to the close of the taxable year (determined for U.S. federal income tax purposes) of such entity in which the

Closing occurs, provided that, for the avoidance of doubt, nothing in this Section 5.11(b) shall restrict the payment of any dividend or other distribution if (i) the Buyer and its wholly-owned Subsidiaries do not control the payment of such dividend, (ii) the payment of such dividend or other distribution is legally required by contract or otherwise, or (iii) a Person (other than Buyer and its wholly owned Subsidiaries) own an interest in such Target Entity and such Person objects to the absence of the payment of such dividend or other distribution.
(c)    An election under each of Section 22 and Section 85 of the Income Tax Act (Canada) shall be made with respect to the purchase under this Agreement of New Harsco Canada ULC.
(d)    If the Closing occurs on or before January 1, 2014 and if any of the Contributions is by a domestic corporation to a foreign corporation (each as determined for U.S. federal income tax purposes), the Company shall, to the extent permitted by Law, cause (i) a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8 (a “GRA”) to be timely filed with respect to any gain realized in such Contribution and (ii) a protective GRA to be timely filed with respect to any such gain but as if such Contribution occurred in 2013 (the “Protective GRA” and, collectively with the GRA, the “GRAs”).  The Company shall provide Harsco, at least twenty (20) Business Days prior to the applicable deadline for filing the Protective GRA, a copy of such Protective GRA for Harsco’s review and comment.  Notwithstanding any other provision of this Agreement and for the avoidance of doubt, none of the GRAs shall create any obligation or liability in respect of any taxable income or gain realized prior to the UK Closing. On or before January 1, 2014, the Company shall not (directly or indirectly) agree to sell the UK Shares (or any stock or other equity interests received in exchange therefor in connection with the Contributions) to any other third party. Assuming compliance with the immediately preceding sentence, it is understood and agreed that neither the Company nor any of its Affiliates shall be responsible for any Tax on any gain realized prior to the Closing that relates to the UK Entity or the UK Shares and any such Tax shall be deemed to be described in Section 5.1(a)(i).
(e)    The Parties agree (and agree to use reasonable efforts to secure) that by virtue of the provisions of Article 5 of the VAT (Special Provisions) Order 1995 and section 49(1) of the UK Value Added Tax Act 1994, the sale and purchase of the Harsco UK infrastructure business pursuant to this Agreement shall not be treated as a supply of goods or services for VAT purposes.  If for any reason H.M. Revenue & Customs decide that VAT is chargeable in respect of any part of the sale and purchase of the Harsco UK infrastructure business, such VAT shall be payable by the relevant Buyer to the relevant Seller in addition to the Purchase Price upon delivery by the relevant Seller of a valid VAT invoice. Notwithstanding the foregoing, and for the avoidance of doubt, any VAT paid in accordance with this Section 5.11(e) shall be borne by the Parties in accordance with Section 5.4.
(f)    With respect to any Target Entity identified on Schedule 5.11, if the Closing occurs on or before January 1, 2014, Buyers shall not, without the prior written consent of Harsco, take any action on or before January 1, 2014 that would have the effect of closing the taxable year of such entity for U.S. federal income tax purposes prior to the close of the taxable year of such entity in which the Closing occurs for purposes of the tax law of the jurisdiction in which such Target Entity is resident for tax purposes.
(g)    Between the date hereof and the Closing Date, the Parties shall cooperate with each other and negotiate in good faith to revise the Upper-Tier Partnership Agreement such that the allocations of income, gain, loss or deduction (or items thereof) made pursuant to the Upper-Tier Partnership Agreement comply with the substantial economic effect safe harbor under Treasury Regulations Section 1.704-1(b)(2) (which, for the avoidance of doubt, will require that liquidating distributions be made in accordance with the positive capital account balances of the partners); provided that, for the avoidance of doubt, (i) no such revised Form of Upper-Tier Partnership Agreement shall be adopted unless Harsco and the CD&R Investor each determine in its discretion that (A) the revisions will not have any economic impact to any partner in any situation (as compared to the economic results under the existing Form of Upper-Tier Partnership Agreement) and (B) the revised form is understandable and (ii) Harsco or the CD&R Investor may discontinue such cooperation and negotiations if it determines that the conditions set forth in clause (i) cannot be satisfied.  For the avoidance of doubt, the obligations of the Parties to effect the Closing under this Agreement shall not be subject to any such revision to the Upper-Tier Partnership Agreement.
5.12    Exclusivity
To the extent of any inconsistency between this ARTICLE V and ARTICLE VIII, this ARTICLE V shall control as to Tax matters.
ARTICLE VI

CONDITIONS TO THE CLOSING
6.1    Conditions to Obligations of the Sellers
The obligations of the Sellers to effect the Closing under this Agreement will be subject to the fulfillment (or written waiver by Harsco), on or prior to the Closing Date, of each of the following conditions:
(a)    Accuracy of Representations and Warranties. The representations and warranties of CD&R Investor contained in this Agreement shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” included therein) on and as of the date hereof and the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CD&R Investor’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Compliance with Agreements and Covenants. All the covenants and agreements contained in this Agreement to be complied with by the Buyers or CD&R Investor on or before the Closing shall have been complied with in all material respects.
(c)    Certificate of Compliance. Each of CD&R Investor and Buyer shall have delivered to Harsco a certificate dated as of the Closing Date, signed by a duly authorized officer of CD&R Investor, certifying as to satisfaction of the conditions set forth in Section 6.1(a) and Section 6.1(b).
(d)    Antitrust Approvals. All applicable waiting periods and clearances pursuant to the Applicable Non-U.S. Antitrust Approvals shall have unconditionally expired, been terminated or been obtained, as applicable.
(e)    No Adverse Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions.
(f)    Other Agreements. CD&R Investor and Buyer shall have delivered to Harsco copies of each of the Ancillary Agreements to which it is a party, duly executed by it and approved in accordance with applicable Law and the organizational documents of Buyer and CD&R Investor, as applicable.
(g)    Brand Closing. The Brand Closing shall have occurred or shall occur simultaneously with the Closing.
6.2    Conditions to Obligations of CD&R Investor and Buyer
The obligations of CD&R Investor and Buyer to effect the Closing under this Agreement will be subject to the fulfillment (or written waiver by CD&R Investor or Buyer), on or prior to the Closing Date, of each of the following conditions:
(a)    Accuracy of Representations and Warranties. (i) The representations and warranties of Harsco and the other Sellers contained in this Agreement (other than the representations and warranties identified in clause (ii) hereof) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” included therein other than the materiality qualifier contained in Section 2.3(c)), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the representations and warranties in Sections 2.1, 2.2 and 2.19 shall be true and correct in all respects, in the case of the representations and warranties referenced in each of the foregoing clauses (i) and (ii), on and as of the date hereof and the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date).
(b)    Compliance with Agreements and Covenants. The covenants and agreements contained in Section 4.8 to be complied with by the Sellers shall have been complied with in all respects (or, with respect to those actions to occur at the Closing, are expected to occur at the Closing) and all the other covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects.
(c)    Certificate of Compliance. Harsco shall have delivered to Buyer a certificate dated as of the Closing Date, signed by a duly authorized officer of Harsco certifying as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).
(d)    Antitrust Approvals. All applicable waiting periods and clearances pursuant to the Applicable Non-U.S. Antitrust Approvals shall have unconditionally expired, been terminated or been obtained, as applicable.
(e)    No Adverse Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions.
(f)    Other Agreements. The Sellers shall have delivered to Buyer copies of each of the Ancillary Agreements, to the extent a party thereto, duly executed by and approved in accordance with applicable Law and the organizational documents of Harsco and/or their Affiliates (to the extent a party thereto).
(g)    No Material Adverse Effect. No change, effect, event, development or occurrence shall have occurred since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(h)    Brand Closing. The Brand Closing shall have occurred or shall occur simultaneously with the Closing.
6.3    Frustration of Closing Conditions
None of the Sellers, Buyer or CD&R Investor may rely, either as a basis for not consummating the transactions contemplated under this Agreement or terminating this Agreement and abandoning such purchase and sale, on the failure of any condition set forth in Section 6.1 or 6.2, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all the requisite efforts required to consummate the transactions contemplated hereby, as required by and subject to Section 4.2 and any other applicable provisions of this Agreement.
ARTICLE VII

CERTAIN RESTRICTIONS
7.1    Non-Competition
(a)    Harsco agrees that for the period from the Closing Date until the one year anniversary of the date on which Harsco (or its Affiliates) no longer has a right to designate any directors to the board of directors (or similar governing body) of the Company (the “Non-Competition Period”) it shall not and shall cause the Non-Company Affiliates not to, engage in the Business anywhere in the world (each, a “Competitive Activity”); provided that the foregoing shall not prohibit Harsco or any of its Affiliates from collectively owning (x) the Harsco Partnership Interests or other equity interests in the Company (or any successor entity) or participating in the management of the Company, Buyer and the Target Entities pursuant to this Agreement and the Ancillary Agreements or (y) up to an aggregate of five percent of the outstanding shares of any class of capital stock of any Person that engages in any Competitive Activity (a “Competing Person”) so long as neither Harsco nor any of its Affiliates has any participation in the management of such Competing Person.
(b)    Notwithstanding anything to the contrary in the foregoing, nothing in Section 7.1(a) shall:
(i)    prohibit Harsco or any of its Affiliates from acquiring the whole or any part of a Person or business which engages in any Competitive Activity or the whole or any part of a business which includes any Competitive Activity; provided that where such Competitive Activities of such Person or business represent greater than 15% of the revenues of such Person or business acquired as set out in the latest available annual financial statements of that Person or business, Harsco and/or its Affiliates shall be required to use commercially reasonable efforts to divest such Person, business or portion thereof to the extent engaging in such Competitive Activity within 18 months after the consummation of such acquisition;

(ii)    prohibit Harsco or any of its Affiliates from acquiring a Minority Investment in a Person or business which engages in, or includes, any Competitive Activity. As used in this Agreement, the term “Minority Investment” means any minority equity investment by Harsco or any of its Affiliates in any Person in which Harsco and any of Harsco’s Affiliates, as applicable, collectively hold less than 15% of the outstanding voting securities or similar equity interests of such Person entitled to elect the board of directors (or similar governing body) of such Person; or
(iii)    apply to or restrict the ownership or operations of each of the UK Entity, the Deferred India Entity, the Deferred China Entities or the Deferred Baroom Entity until such time as the relevant entity is held directly or indirectly by the Buyer.
7.2    Non-Solicitation
(a)    Harsco agrees that from and after the date of this Agreement until the eighteen month anniversary of the Closing Date (the “Non-Solicitation Period”), it shall not, and shall cause its Affiliates not to, request or induce any Person who is at any time from the date of this Agreement to the Closing Date employed in the Business, other than those employees whose responsibilities are solely ministerial in nature, to terminate his or her employment with Buyer and the Target Entities, except in the ordinary course of business, and except for employees that are not Transferred Employees; provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of Buyer or any of its Subsidiaries (including the Target Entities) (but shall apply to any hiring pursuant thereto of any employees of Buyer or any of its Subsidiaries (including the Target Entities) with a base salary of $100,000 or higher) or (ii) with respect to any employee who has been terminated by Buyer or the Target Entities (or has voluntarily left his or her employment) more than six months prior to such solicitation.
(b)    CD&R Investor agrees that during the Non-Solicitation Period, it shall not, and it shall cause its Subsidiaries (including, after the Closing, the Target Entities) not to, directly or indirectly, request or induce any Person who is at any time during the Non-Solicitation Period employed by Harsco or any of the Non-Company Affiliates (excluding, for the avoidance of doubt, Transferred Employees), other than those employees whose responsibilities are solely ministerial in nature, to terminate his or her employment with Harsco or any of its Non-Company Affiliates; provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of Harsco or the Non-Company Affiliates (but shall apply to any hiring pursuant thereto of any employees of Harsco or the Non-Company Affiliates with a base salary of $100,000 or higher) or (ii) with respect to any employee who has been terminated by Harsco or any of its Affiliates, as applicable, (or has voluntarily left his or her employment) more than six months prior to such solicitation.
7.3    Specific Performance
Harsco, Buyer and CD&R Investor recognize and affirm that in the event of breach by any such party or its Affiliates of any of the provisions of this ARTICLE VII, money damages would be inadequate and the other Parties may have no adequate remedy at law. Accordingly, Harsco, on the one hand, and CD&R Investor and Buyer, on the other hand, agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other party’s obligations under this ARTICLE VII not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this ARTICLE VII. Harsco, Buyer and

CD&R Investor agree that the other party is not required to post a bond in order for the other party to secure an injunction.
7.4    Severability
If at any time any of the provisions of this ARTICLE VII shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this ARTICLE VII shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Parties hereto expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Without limiting the foregoing, if the length of the Non-Competition Period is determined to be unacceptable under applicable Law, the Non-Competition Period shall be modified as determined by a court or other agency of competent jurisdiction or statute, as applicable, to be of the maximum length permitted under applicable Law.
7.5    Intellectual Property Matters
(a)    Subject to the terms and conditions of this Agreement, Buyer hereby grants, effective as of the Closing, to Harsco and its Affiliates a non-exclusive, perpetual, irrevocable, non-sublicensable and non-assignable (except as provided in Section 7.5(b)), royalty-free, fully paid-up, worldwide license, in connection with the current and future operation of their businesses, to use and exercise all rights under all Intellectual Property (other than Marks and Domain Names) that is owned by the Target Entities and is or was used by Harsco and its Affiliates (other than the Target Entities) as of or prior to the Closing Date, but only to the same extent and manner that Harsco and its Affiliates used such Intellectual Property in their businesses as of the Closing Date.
(b)    Harsco or its Affiliates may assign or sub-license the license set forth in Section 7.5(a) to any Affiliate, or in connection with a merger, reorganization, or sale of all, or substantially all, of any of the businesses to which this license relates, so long as: (i) the assigning or sublicensing party provides CD&R Investor and Buyer or its successor or assignee with prompt written notice of such transaction and (ii) the assignee or sublicensee cannot extend the benefits of such license to its other businesses, provided that no such assignment or sublicense pursuant to this Section 7.5(b) shall relieve the assigning or sublicensing party of its obligations hereunder.
(c)    Subject to the terms and conditions of this Agreement, each of Harsco and the Non-Company Affiliates hereby grants, effective as of the Closing, to Buyer and its Subsidiaries (including the Target Entities) a non-exclusive, irrevocable (except as set forth below), non-sublicensable and non-assignable (except as provided in Section 7.5(e)), royalty-free, fully paid-up, worldwide license, in connection with the current and future operation of the Business, to use and exercise all rights under all Intellectual Property that is owned by Harsco or any Non-Company Affiliate and is or was used by the Target Entities or the Asset Sellers in connection with the Business as of or prior to the Closing Date, but only to the same extent and manner that the Target Entities or the Asset Sellers used such Intellectual Property in the Business as of the Closing Date. Such license shall continue (i) for one year with respect to the designation “Harsco” or any variation, derivation, or translation thereof or any related mark, logo or domain name, or any name likely to cause confusion with the mark “Harsco” (the “Harsco Designations”), and (ii) perpetually with respect to all other Intellectual Property described in this Section 7.5(c). With respect to the license of any and all Intellectual Property incorporating a Harsco

Designation, Buyer and its Subsidiaries (including the Target Entities) agree that all goods and services offered under or in connection with such Intellectual Property shall be materially consistent with the standard and quality of such goods and services prior to the Closing. If, in the sole reasonable discretion of Harsco, such standard or quality is not being met, Harsco shall have the right to immediately terminate the license to such Intellectual Property.
(d)    Upon the expiration or termination of the license granted pursuant to Section 7.5(c)(i), Buyer shall, and shall cause the Target Entities to, and shall instruct its third-party sublicensees to, refrain from using the Harsco Designations. Without limiting the generality of the preceding sentence, Buyer shall, and shall cause the Target Entities to, remove or render illegible all references to the Harsco Designations appearing on any sales, marketing, advertising, shipping and related materials (including websites and stationary) used in connection with goods and services owned or offered by Buyer or Target Entities. To the extent any references to the Harsco Designations on such materials cannot be removed or rendered illegible, Buyer shall, and shall cause the Target Entities to, destroy such materials as soon as practicable after the expiration or termination of such license. Buyer covenants that it and its Subsidiaries (including the Target Entities) shall, within one (1)-year after the Closing, change any applicable business names (whether registered or otherwise), including making any applicable filings with the appropriate authorities, which incorporate a Harsco Designation to a name which does not incorporate a Harsco Designation.
(e)    Buyer and its Subsidiaries (including the Target Entities) may (x) sub-license the license set forth in Section 7.5(c)(i) to any Affiliate, sales agent, distributor or other Person in the ordinary course of the Business, consistent with past practice, and (y) assign or sub-license the license set forth in Section 7.5(c)(ii) to any Affiliate, or in connection with a merger, reorganization, or sale of all, or substantially all, of any of the businesses to which such license relates, so long as: (i) the assigning or sublicensing party provides Harsco with prompt written notice of such transaction and (ii) the assignee or sublicensee cannot extend the benefits of such license to its other businesses, provided that no such assignment or sublicense pursuant to this Section 7.5(e) shall relieve the assigning or sublicensing party of its obligations hereunder.
(f)    All rights not expressly granted by a party hereunder or under the Ancillary Agreements are reserved to such party.
(g)    Regarding any Domain Names containing any of the Harsco Designations that are used as of the Closing Date by the Business (the “Redirected Domains”), Harsco shall, and shall cause its Affiliates to, for the one (1)-year period from the Closing Date, use such Redirected Domains solely to direct or redirect Internet traffic (i) at Buyer’s or any of its Subsidiaries’ request, to one or more Internet websites designated and controlled by Buyer or its Subsidiaries or (ii) if Buyer or its Subsidiaries do not request such redirection, to an inactive web page. After such one (1) -year period, if Harsco or its Affiliates continue to maintain or renew any of the Redirected Domains, Harsco and its Affiliates will use such Domain Name(s) solely to direct or redirect Internet traffic to an inactive page.

ARTICLE VIII

INDEMNIFICATION
8.1    Indemnification by CD&R Investor
Subject to the other terms, conditions and limitations of this Agreement (including the provisions of ARTICLE V and Sections 8.4, 8.6 and 8.7), from and after the Closing, CD&R Investor agrees to indemnify Harsco and its Affiliates and its and their officers, directors, employees, agents, successors and assigns (the “Harsco Indemnified Parties”) against, and to pay and to hold Harsco Indemnified Parties harmless from, all Losses suffered or incurred by any of Harsco Indemnified Parties to the extent arising from or as a result of:
(a)    the failure of any representation or warranty made by CD&R Investor in ARTICLE III of this Agreement (other than Section 3.10) to be true and correct on and as of the date of this Agreement or on and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date); and
(b)    any failure by CD&R Investor to perform or comply with any of its covenants (other than Section 4.19(c)) or agreements in this Agreement.
8.2    Indemnification by Harsco
Subject to the other terms, conditions and limitations of this Agreement (including the provisions of ARTICLE V and Sections 8.4, 8.6 and 8.7), from and after the Closing, the Sellers, on a joint and several basis, agree to indemnify (x) in the case of the indemnification under Sections 8.2(a), 8.2(b), 8.2(d), 8.2(e), 8.2(f), 8.2(g), 8.2(h) or 8.2(i), Buyer and its Subsidiaries (including the Target Entities) and its and their officers, directors, agents, successors and assigns (the “Buyer Indemnified Parties”) and (y) in the case of the indemnification under Section 8.2(c), CD&R Investor and its officers, directors, employees, agents, successors and assigns (the “CD&R Indemnified Parties”) against, and to pay and to hold the Buyer Indemnified Parties or the CD&R Indemnified Parties, as applicable, harmless from, all Losses suffered or incurred by any of the Buyer Indemnified Parties or the CD&R Indemnified Parties, as applicable, to the extent arising from or as a result of:
(a)    the failure of any representation or warranty made by Harsco in ARTICLE II of this Agreement (other than Sections 2.1 and 2.2, and 2.9 (such Section 2.9 shall be governed by ARTICLE V)) to be true and correct on and as of the date of this Agreement or on and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date);
(b)    any failure by any Seller or, with respect to any pre-Closing period, any Target Entity, to perform or comply with any covenant or agreement in this Agreement (other than any covenant or agreement in this Agreement relating to Taxes, which shall be governed by ARTICLE V);
(c)    the failure of any representation or warranty made by Harsco in Sections 2.1 or 2.2 of this Agreement to be true and correct on and as of the date of this Agreement or on and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date) or any other breach of this Agreement by Harsco or any other Seller, or, with respect to any pre-Closing period, any Target Entity under this Agreement that causes a loss to be suffered by a CD&R Indemnified Party, but not Buyer and its Subsidiaries (such as a diminution in value); provided, that for the avoidance of doubt the limitations set forth in Section 8.5(c) shall apply hereto;
(d)    the consummation of the Pre-Closing Transactions (provided that such indemnity shall exclude Losses arising out of events occurring after the Closing Date, including changes in Law or accounting rules which Harsco had no reasonable expectation of at the time of such consummation) or the failure by Harsco or its Affiliates to take or complete any of the steps set forth in the Pre-Closing Transactions, in each case, measured as of the Closing Date (but excluding any matter to the extent indemnification with respect thereto is provided pursuant to ARTICLE V);
(e)    the matters set forth on Schedule 8.2(e)(i) and, with respect only to Losses incurred and claims made prior to the third anniversary of the Closing Date, except to the extent such Losses are caused by Buyer’s breach of its obligations under Section 4.23, the matters set forth on Schedule 8.2(e)(ii);
(f)    (i) any Excluded Target Liabilities (including, for the avoidance of doubt, the operations and Liabilities of Harsco and the Non-Company Affiliates before or after the Closing (except to the extent such Liabilities arise out of the Business)), other than to the extent indemnification with respect thereto is provided pursuant to ARTICLE V) and (ii) any restructuring liabilities in excess of the liabilities used to determine the Restructuring Expenses;
(g)    any businesses discontinued, or disposed of, by any Target Entity or any Asset Seller prior to the Closing (but only to the extent assets, liabilities or employees of such operations were not transferred or assigned to, and utilized in connection with, continuing operations of the Business as of the date hereof), including, for the avoidance of doubt, asbestos, mesothelioma and any other latent disease claims as discussed in the Towers Watson report dated January 22, 2013;
(h)    (i) any Release of Hazardous Substances at, on, to, under or from the Owned Real Property or Leased Real Property prior to the Closing Date; (ii) any Third Party Claim alleging liability for a Release of Hazardous Substances prior to the Closing Date at, on, to, under or from any property owned, leased or operated by the Business or formerly owned, leased or operated by the Business, any Target Entity or any of their predecessors or Affiliates; (iii) any Third Party Claim alleging liability for actions taken by any Target Entity or any of their predecessors or Affiliates on or prior to the Closing Date in connection with the transportation, recycling, storage, treatment, handling, use or disposal of Hazardous Substances at a property not owned or leased by any Target Entity or any of their predecessors or Affiliates; and (iv) any violations of, or non-compliance with, any applicable Environmental Laws (or Permits required thereunder) by the Business, any Target Entity or any of their predecessors or Affiliates on or prior to the Closing Date; and
(i)    any Liabilities or claims relating to or arising from:
(i)    the Harsco Employees Pension Plan and any other single-employer defined-benefit pension plan maintained or sponsored in the United States by Harsco or any of its ERISA Affiliates;
(ii)    the Harsco Pension Scheme or any current or former Business Employee’s membership in any other defined benefit pension plan maintained in the UK at any time prior to the Closing Date;

(iii)    withdrawal liability under any Infrastructure Multiemployer Plan contributed to by Harsco or any of its ERISA Affiliates that is assessed and outstanding as of the Closing Date, other than withdrawal liability imposed in connection with the transactions contemplated under this Agreement, including Section 4.6(m) hereof; and
(iv)    with respect to the Business Benefit Plans listed on Schedule 8.2(i)(iv) in which current or former Business Employees participated prior to the Closing Date and for which Buyer or any of its Affiliates assumes liability, an amount determined, as of the Closing Date, with respect to all such plans on a net cumulative basis, equal to the net aggregate present value, if any, of the accumulated benefit obligation (“ABO”) for all such plans, less the net aggregate fair value of plan assets, each as determined under GAAP consistently applied, with such obligation calculated (A) utilizing the actuarial assumptions and methods applicable to each such plan for the most recent Financial Statements, subject to (B) applicable interest and discount rate assumptions and any currency exchange rate updated to the Closing Date on a basis consistent with GAAP, as reasonably agreed by the Parties (for such plans, the “Pension Obligation”). The Pension Obligation shall be satisfied by payments from Harsco to the relevant Buyer (or its successor) that, after giving effect to the Closing, owns the Target Entity that maintains such Business Benefit Plan (the “Non-U.S. Pension Indemnitees”), in five substantially equal installments paid on the first, second, third, fourth and fifth anniversaries of the Closing Date. The Parties agree that such Pension Obligation shall be allocated in respect of the Non-U.S. Pension Indemnitees in proportion of the respective unfunded ABO of such Business Benefit Plans and that such payments shall be treated by the Parties as an adjustment to the purchase price in respect of the sale transactions described on Exhibit G (and shall be allocated among such transactions in accordance with Section 1.10).
Notwithstanding anything in this Agreement to the contrary, solely for determining whether there is a failure of any representation or warranty to be true and correct for purposes of Section 8.2(a), except with respect to the representations and warranties set forth in Section 2.3(c), Section 2.3(e), Section 2.6(a) and the first sentence of Section 2.10, no effect shall be given to any qualification as to “materiality” or “Material Adverse Effect” and phrases of similar import.
8.3    Indemnification by Buyer
Subject to the other terms, conditions and limitations of this Agreement (including the provisions of ARTICLE V and Sections 8.4, 8.6 and 8.7), from and after the Closing, the Buyers agree to indemnify the Harsco Indemnified Parties against, and to pay and to hold the Harsco Indemnified Parties harmless from, all Losses suffered or incurred by any of the Harsco Indemnified Parties to the extent arising from or as a result of:
(a)    the operations and Liabilities of the Business, Buyer and the Target Entities, including the Assumed Target Liabilities, before or after the Closing (but excluding Losses in respect of Taxes, which shall be governed by ARTICLE V); provided, however, that this Section 8.3(a) shall not obligate Buyer to indemnify any Harsco Indemnified Party for any Loss (i) for which a Buyer Indemnified Party or CD&R Indemnified Party would be entitled to indemnification under Sections 8.2(a), 8.2(b), 8.2(d), 8.2(e), 8.2(f), 8.2(g), 8.2(h) or 8.2(i) or (ii) to the extent suffered as a result of any Harsco Indemnified Parties’ direct or indirect ownership of Buyer or any Target Entity following the Closing; and
(b)    any failure by the Buyers to perform or comply with any covenant or agreement in this Agreement.

8.4    Limitations on Indemnification
(a)    The representations and warranties set forth in this Agreement (other than those in Section 2.9 (Taxes)), and the right to assert a claim for indemnification with respect thereto pursuant to Section 8.1(a) or 8.2(a) shall survive the Closing until the 18-month anniversary of the Closing Date and shall thereafter be of no further force or effect; provided that (i) the representations and warranties in Sections 2.1, 2.2, 2.19, 3.1 and 3.5 (the “Fundamental Representations”) and the right to assert a claim for indemnification with respect thereto pursuant to Section 8.1(a) or 8.2(a) shall survive the Closing indefinitely, (ii) the representations and warranties in Section 2.9(d), (g), (i) and (j) and the right to assert a claim for indemnification with respect thereto pursuant to Section 5.1(a)(iii) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations for assessments, after giving effect to any waiver, mitigation or extension of such period, and (iii) the representations and warranties in Section 2.16 shall survive until the third anniversary of the Closing. The covenants and agreements set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto shall survive the Closing for a period of 24 months, provided that those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing shall remain in full force and effect until thirty (30) days after the date by which such covenant or agreement is required to be performed. If a party delivers an indemnification notice to the other party before the expiration of a representation or warranty or covenant or agreement or indemnity, then the right to assert a claim for indemnification with respect to the applicable representation or warranty or covenant or agreement or indemnity shall survive until, but only for purposes of, the resolution of the matter covered by such notice. No claim for indemnification under Sections 8.1(a), 8.1(b), 8.2(a), 8.2(b) or 8.3(b) may be made after the expiration of the applicable survival period.
(b)    Notwithstanding anything to the contrary contained herein, except with respect to ERISA Affiliate Liabilities and the Fundamental Representations, an Indemnified Party shall not be entitled to indemnification under Section 8.1(a) or 8.2(a) until such party (together with its Affiliates) shall have incurred (A) with respect to any particular claim or series of related claims based on the same or related facts, an indemnifiable Loss in excess of $75,000 (such amount, the “Minimum Per Claim Amount”), and (B) as to all claims, indemnifiable Losses in excess of an amount equal to $4,875,000 in the aggregate (the “Deductible”).
(c)    Except with respect to ERISA Affiliate Liabilities and the Fundamental Representations, an Indemnifying Party shall be obligated to indemnify, defend or hold harmless any Indemnitee with respect to the matters covered by Section 8.1(a) or 8.2(a) only to the extent the aggregate amount of claims to be payable by such Indemnitee exceeds the Deductible and then only to the extent of such amount that is in excess of the Deductible; provided that no individual claim or series of related claims based on the same or related facts shall be so asserted unless and until the aggregate amount that would be payable pursuant to each such claim or series of related claims based on the same or related facts exceeds an amount equal to the Minimum Per Claim Amount (it being understood that any such individual claims or series of related claims for amounts less than the Minimum Per Claim Amount shall be ignored in determining whether the Deductible has been exceeded). Under no circumstance shall Harsco’s aggregate obligation to provide indemnification for matters covered by Section 8.2(a) exceed an amount equal to $60,000,000.
(d)    The Buyer Indemnified Parties shall have no right to indemnification hereunder with respect to any Losses to the extent that such Losses (A) arise out of any invasive environmental sampling conducted by or on behalf of a Buyer Indemnified Party, or with Buyer’s express consent, unless such sampling is affirmatively required of such Buyer Indemnified Party by applicable Environmental Laws, a written, unsolicited Governmental Order or unsolicited demand by a Governmental Body or with respect to the Leased Real Property, specifically required under an applicable lease agreement; (B) arise out of any environmental investigation, assessment or remediation or other action taken by or on behalf of a Buyer Indemnified Party to address any contamination to the extent that such activity is not reasonably appropriate to comply with the minimum standards required under Environmental Law applicable to the use of such property as of the Closing Date, taking into account the availability of any engineering controls, deed restrictions and other risk-based standards; (C) arise out of any change in use of the Owned Real Property or Leased Real Property after the Closing Date to a non-industrial use; (D) arise at any Owned Real Property or Leased Property after the sale, transfer, lease or closure of such Owned Real Property or after any transfer, sublease, closure or termination of lease of such Leased Real Property; (E) are indemnifiable under Section 8.2(h) but arise at any time after the second anniversary of the first date on which the CD&R Investor and its Affiliates own, in the aggregate, less than twenty percent (20%) of the equity of the Company, directly or indirectly, or (F) arise out of any action taken by, or on behalf of, a Buyer Indemnified Party that exacerbates any environmental condition, including the presence of Hazardous Substances at, on or under the Owned Real Property or Leased Real Property.  In the event that a Buyer Indemnified Party believes that it is required to conduct any investigation, remediation or other action that would give rise to a claim for indemnification pursuant to Section 8.2(a) or Section 8.2(h) (the “Required Remediation Activity”), the Buyer Indemnified Party shall first provide Harsco with reasonable notice and the opportunity to conduct such Required Remediation Activity at Harsco’s sole cost and expense.  Harsco shall notify the Buyer Indemnified Party in writing within ten (10) business days of receipt of such notice whether it shall conduct such Required Remediation Activity. In the event that Harsco declines to undertake such Required Remediation Activity, then the Buyer Indemnified Party shall be entitled to conduct such Required Remediation Activity and entitled to such indemnification as otherwise provided herein.  The Buyer Indemnified Parties shall not be entitled to indemnification for any Required Remediation Activity to the extent that Harsco is not first provided with the opportunity to conduct such Required Remediation Activity, except to the extent such Required Remediation Activity is necessary to comply with Environmental Law and notice to Harsco is impractical.
(e)    No party shall be entitled to indemnification pursuant to this ARTICLE VIII, to sue for damages or to assert any other right or remedy with respect to any Loss, cause of action or other claim to the extent such Loss resulted from the fact that such party or any of its Affiliates has taken action (or caused action to be taken) the primary purpose of which is to accelerate the time period in which such matter is asserted or payable in order to ensure the applicability of indemnification pursuant to this ARTICLE VIII.
8.5    Sole Remedy.
(a)    Each of Harsco and CD&R Investor acknowledges and agrees that its sole and exclusive post-Closing remedy with respect to any and all claims (arising at law, in equity, under contract, in tort or otherwise) relating to this Agreement and the transactions contemplated hereby (other than (x) claims arising from fraud, (y) any disputes relating to Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Cap Ex Shortfall, which shall be governed by Section 1.9 and (z) claims arising under any Ancillary Agreement) shall be pursuant to the indemnification provisions set forth in ARTICLE V and this ARTICLE VIII. In furtherance of the foregoing, each of Harsco and CD&R Investor hereby waives on its own behalf and on behalf of its Affiliates (including in the case of CD&R Investor, Buyer and the Target Entities following the Closing), from and after the Closing, to the fullest extent permitted under Law, any and all claims (other than claims arising from fraud and other than any disputes relating to Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Cap Ex Shortfall, which shall be governed by Section 1.9) it may have against the other Parties hereto or any of their Affiliates arising under or based upon this Agreement or any document or certificate delivered in connection herewith (other than any Ancillary Agreement or any document executed in connection with the Transactions), except pursuant to the indemnification provisions set forth in ARTICLE V and this ARTICLE VIII. The foregoing notwithstanding, nothing in this Section 8.5 shall limit or restrict the ability or right of CD&R Investor, Buyer or Harsco to seek injunctive relief or other equitable relief for any breach or alleged breach of any provision of this Agreement (subject to any applicable limitations set forth in Sections 9.2 and 9.3); provided that any procedures in respect of, and limitations on, Losses or Liabilities in ARTICLE V and this Article VIII shall in no event be diminished or circumvented by such relief.
(b)    Notwithstanding any other provision in this Agreement to the contrary, there shall be no right to indemnification hereunder for any Losses if and to the extent expressly taken into account in the final determination of Closing Net Working Capital (except with respect to reserves, which are governed by Section 8.6(a)), Closing Cash, Closing Indebtedness or Closing Cap Ex Shortfall pursuant to Section 1.9.
(c)    Each party shall take, and shall cause its Affiliates to take, actions to mitigate Losses, to the extent required by applicable Law, upon and after becoming aware of any event which could reasonably be expected to give rise to a claim for indemnification hereunder.
(d)    Notwithstanding anything herein to the contrary, in no event shall any Indemnifying Party be liable for any indirect, special, consequential, exemplary or punitive damages except (i) in the event of fraud or willful misconduct or (ii) to the extent awarded against an Indemnitee pursuant to a claim by a third party.
8.6    Computation of Indemnity Payments
(a)    The amount payable under this ARTICLE VIII in respect of any Loss shall be calculated net of (A) with respect to any Loss under Section 8.2(a) or Section 8.2(e), any reserves set forth in the Final Closing Statement (including the balance sheet delivered in connection therewith) that are taken into account in the determination of the Adjustment Amount and (B) any insurance proceeds or other amounts under indemnification agreements with third parties actually received by the Indemnitee on account thereof; provided in each case that the Indemnitee shall (and shall cause its Affiliates to) use commercially reasonable efforts to seek full recovery under all insurance policies and/or indemnification agreements covering any indemnifiable Loss to the same extent as the Indemnitee would if such Loss were not subject to indemnification under this Agreement. In the event that an insurance or other recovery is made at any time after an indemnification payment by the Indemnitor has been made with respect to any indemnified Loss, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (less the costs of recovery to the Indemnitee) shall be made promptly to the Person or Persons that provided such indemnity payment to such Indemnitee. The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnitee in respect of any Losses indemnified by such party.
(b)    To the extent the Loss (including any Tax) that gives rise to an indemnity payment pursuant to ARTICLE V or this ARTICLE VIII is included in income, the indemnitor shall increase such indemnity payment to the applicable Indemnitee to compensate for any Tax detriment to the Indemnitee that is actually realized by it prior to the end of the close of the taxable year in which the fourth anniversary of such indemnity payment occurs (the aggregate of such indemnity payment and such increase, an “Indemnity Payment”). To the extent the Loss that gave rise to an Indemnity Payment results in a Tax benefit to the Indemnitee that is actually realized by it prior to the end of the close of the taxable year in which the fourth anniversary of such Indemnity Payment occurs, the Indemnitee shall remit to the applicable indemnitor such Tax benefit (determined on a with and without basis) (a “Tax Benefit Payment”); provided that in no event shall the cumulative Tax benefit remitted by the Indemnitee exceed the amount of the applicable Indemnity Payment. If any such Tax benefit is subsequently disallowed or unnecessary (e.g., a carryback of losses into the taxable year in which such Tax Benefit was taken into account), the applicable indemnitor shall make an appropriate reconciliation payment to the Indemnitee. Notwithstanding the foregoing provisions of this Section 8.6, no Tax Benefit Payment shall be required to be made in respect of any portion of an indemnity payment that is subject to the cap described in Section 5.10 or Section 8.4.
8.7    Procedures for Indemnification
(a)    Procedures.
(i)    Any Person making a claim for indemnification under Section 8.1, Section 8.2 or Section 8.3 (an “Indemnified Party”) shall notify the party against whom indemnification is sought (an “Indemnifying Party”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”), describing the Third Party Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the indemnifiable Losses to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.
(ii)    Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof; provided that (i) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for all Losses related to such Third Party Claim and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this ARTICLE VIII). Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith and upon advice of counsel that (a) an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate or (b) the defendants in, or targets of, any such action or proceeding include both the Indemnified Party and an Indemnifying Party, and the Indemnified Party’s counsel shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Party), then, in each case, the Indemnified Party may, upon notice to the Indemnifying Party, engage one (1) separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder.
(iii)    Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing (such consent not to be unreasonably withheld or delayed) to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such Liability. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless (x) the relief consists solely of money damages (all of which the Indemnifying Party shall pay), (y) such settlement or compromise includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto and (z) such settlement or compromise does not include any admission of fault or wrongdoing on the part of the Indemnified Party.
(iv)    In all cases with respect to Third Party Claims, the Parties shall provide reasonable cooperation to each other in defense of such Third Party Claims, including by making employees, information and documentation reasonably available (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and providing such information, testimony and access to their books and records, during normal business hours and upon reasonable notice, in each case as shall be reasonably necessary in connection with the contest or defense.
(v)    If the Indemnifying Party shall not reasonably assume the defense of any such Third Party Claim, or fails to prosecute or withdraws from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter, at the Indemnifying Party’s expense, in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party.
(b)    In the event that any Harsco Indemnified Party, CD&R Indemnified Party or Buyer Indemnified Party alleges that it is entitled to indemnification hereunder, and that its claim is covered under more than one provision of this ARTICLE VIII, such party or Affiliates shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification.
(c)    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.
8.8    Treatment of Indemnification Payments. To the fullest extent permitted by applicable Law, for all purposes (including Tax purposes), the Parties shall treat any adjustments made pursuant to Section 1.9 and any payment made under Sections 5.1, 8.1, 8.2 or 8.3 as an adjustment to the Purchase Price.
ARTICLE IX

TERMINATION AND WAIVER
9.1    Termination
This Agreement may be terminated:
(a)    at any time prior to the Closing by the mutual written consent of Harsco and CD&R Investor;

(b)    by CD&R Investor, if any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived in writing by CD&R Investor;
(c)    by Harsco, if (x) Buyer or CD&R Investor breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement (including, for the avoidance of doubt, Buyer’s or CD&R Investor’s failure to perform its obligations under Section 4.19(c)) and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1, (ii) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (iii) has not been waived in writing by Harsco, or (y) (i) all of the conditions set forth in Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) and (ii) Harsco has given notice to CD&R Investor in writing that it is prepared and able to consummate the Closing (assuming the Debt Financing would be available at the Closing and the conditions set forth in Section 6.1 that by their terms are to be satisfied at the Closing would be satisfied by actions taken at the Closing) and (iii) CD&R Investor fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.3; and
(d)    by CD&R Investor or by Harsco, upon written notice to the other party, if the Closing has not occurred on or prior to (i) January 24, 2014, if the Marketing Period has not commenced prior to, and would be continuing on or any day after, such date or (ii) otherwise, February 14, 2014 (the date in either (i) or (ii), as applicable, the “Outside Date”).
Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this ARTICLE IX (other than pursuant to Section 9.1(d)) shall not be available to any party (a) that is in material breach of its representations, warranties, covenants or other agreements set forth herein or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the primary cause of, or primarily resulted in, the failure to satisfy any condition to the obligations of the other party hereunder.
9.2    Effect of Termination
(a)    In the event of termination in accordance with Section 9.1, this Agreement will forthwith become void and there will be no Liability on the part of any party hereto, except that Sections 2.19 and 3.5 relating to brokers’ fees, Section 4.5 relating to confidentiality, Sections 4.11(b) and 4.11(c), this Section 9.2, ARTICLE X and any corresponding definitions set forth in ARTICLE XI, shall survive termination; provided, however, that except as set forth below, nothing herein shall relieve any party hereto from Liability for any willful breach hereof prior to such termination.
(b)    In the event that this Agreement is terminated (I) pursuant to Section 9.1(c)(x) and, at such time, (x) Harsco has confirmed in a written notice to CD&R Investor that it was prepared to consummate the Closing at such time (assuming the Debt Financing would be available at the Closing and the conditions set forth in Section 6.1 that by their terms are to be satisfied by actions taken at Closing would be satisfied or waived at the Closing), (y) all the conditions set forth in Section 6.2 were satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at Closing and those conditions which fail to be satisfied as a result of CD&R Investor’s or Buyer’s breach) and (z) but for its breach or failure to perform, CD&R Investor was required to complete the Closing on the Closing Date pursuant to Section 1.3, or (ii) Section 9.1(c)(y), then CD&R Investor shall pay Harsco an amount equal to $20,000,000, provided that notwithstanding anything to the contrary set forth herein, CD&R Investor shall not be required to pay the Termination Fee with respect to the foregoing clause (ii) if the Financing was not available as a result of the failure of the representations and warranties of Harsco set forth in clauses (ii), (iii) and (iv) of the last sentence of Section 2.5(a) to be true and correct in all respects (subject to the disclosures set forth in Schedule 2.5) or (II) as a result of the Debt Financing being unavailable other than as a result of a breach by Harsco and a termination fee is payable pursuant to Section 8.3(b) of the Brand Purchase Agreement, and no Termination Fee is payable pursuant to clause (I), then CD&R Investor shall reimburse Harsco for all of Harsco’s and its Subsidiaries’ reasonable and documented out-of-pocket fees and expenses (including reasonable attorney’s fees) incurred in connection with this Agreement and the transactions contemplated hereby up to an amount not to exceed $10 million (the amount set forth in clause (I) or (II), as applicable, the “Termination Fee”).
(c)    In the event the Termination Fee is payable, such fee will be paid to Harsco by CD&R Investor in immediately available funds within three (3) Business Days after the date of termination of this Agreement. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. While Harsco may pursue both a grant of specific performance under Section 9.3(b) and the payment of the Termination Fee under this Section 9.2(c), under no circumstances shall Harsco be permitted or entitled to receive both a grant of specific performance which would result in consummation of the Closing and monetary damages in connection with this Agreement or the termination of this Agreement, including all or any portion of the Termination Fee.
(d)    Harsco and CD&R Investor acknowledge and agree that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated hereby, and that without these agreements, the Parties would not have entered into this Agreement.
(e)    Notwithstanding anything to the contrary in this Agreement, if CD&R Investor fails to effect the Closing when required by Section 1.3 for any or no reason or otherwise prior to the Closing breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then (i) except for the right of Harsco to seek an injunction, specific performance or other equitable relief as and only to the extent expressly permitted by Section 9.3(b) and except for the right of Harsco to bring a Pre-Closing Damages Proceeding pursuant to the third sentence of this Section 9.2(e), Harsco’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any of the CD&R Investor Parties for any pre-Closing breach, loss or damage shall be to terminate this Agreement as provided in Section 9.1(c)(x) or 9.1(c)(y), and receive payment of the Termination Fee, in each case to the extent provided by Section 9.2(b), or with respect to the obligation to pay the Termination Fee, the Guarantee, as applicable, and (ii) upon payment of the Termination Fee, as provided in the immediately foregoing clause (i), none of the CD&R Investor Parties will have any liability to Harsco or any of its Affiliates or any other Person, whether at Law or equity, in contract in tort or otherwise arising from or in connection with pre-Closing breaches by CD&R Investor of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that Harsco or any of its Affiliates may have relating to pre-Closing matters under this Agreement, including for a breach of Section 1.3 hereof, and no Person will have any rights or claims against any of the CD&R Investor Parties relating to any such matters. Harsco agrees to cause any Proceeding pending in connection with this Agreement or any of the transactions contemplated hereby (including any Proceeding related to the Financing, the Equity Financing Commitments, the Debt Financing Commitment or the Guarantee) by Harsco or any of its Affiliates and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders or Affiliates (collectively, the “Harsco Parties”) against any of the CD&R Investor Parties to be dismissed with prejudice promptly after payment of the Termination Fee. Notwithstanding clause (i) of the second preceding sentence, the Parties agree that in the event that (x) Harsco has terminated this Agreement pursuant to Section 9.1(c)(x) because of the willful and intentional failure by CD&R Investor to perform any of its covenants contained in this Agreement, (y) the Termination Fee is not payable and (z) Harsco has sought an injunction, specific performance and/or other equitable relief with respect to the acts or omissions that gave rise to Harsco’s ability to terminate this Agreement pursuant to Section 9.1(c)(x) as contemplated by clause (x) of this sentence and such injunction, specific performance and/or other equitable relief was determined by a court of competent jurisdiction to not be available, then, Harsco shall be entitled to seek monetary damages against CD&R Investor and/or under the Guarantee with respect to the acts or omissions that gave rise to Harsco’s ability to terminate this Agreement pursuant to Section 9.1(c) as contemplated by clause (x) of this sentence (a “Pre-Closing Damages Proceeding”); provided that the monetary damages payable by CD&R Investor and Guarantor under all Pre-Closing Damages Proceedings shall not exceed, in the aggregate, the amount of the Termination Fee. If the Closing has not occurred, in no event shall any of the Harsco Parties seek or permit to be sought on behalf of any Harsco Party any damages from, or otherwise bring any Proceeding against, any of the CD&R Investor Parties in connection with pre-Closing breaches of this Agreement or any of the pre-Closing transactions contemplated hereby (including any Proceeding related to the Financing, the Equity Financing Commitments, the Debt Financing Commitment or the Guarantee), other than a Pre-Closing Damages Proceeding, when permitted and to the extent set forth in this Section 9.2(e), or a Proceeding to recover payment of the Termination Fee when permitted and to the extent set forth in Section 9.2(b) or for specific performance solely under the circumstances and as specifically set forth in Section 9.3(b). In no event shall Harsco be entitled to seek the remedy of specific performance of this Agreement other than solely under the circumstances and as specifically set forth in Section 9.3(b). Nothing in this Section 9.2(e) shall in any way expand or be deemed or construed to expand the circumstances in which CD&R Investor or any other CD&R Investor Party may be liable under this Agreement or any of the transactions contemplated hereby (including the Financing).
(f)    The Parties acknowledge and agree that in no event will CD&R Investor be required to pay the Termination Fee on more than one occasion or pay the Termination Fee if it has paid any monetary damages under a Pre-Closing Damages Proceeding.
9.3    Enforcement
(a)    The Parties agree that irreparable damage would occur in the event that either party does not perform or otherwise breaches provisions of this Agreement in accordance with their specific terms and that, subject to the limitations provided in Section 9.2 and this Section 9.3, any such breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The Parties acknowledge and agree that CD&R Investor shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Harsco or any Seller, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity.
(b)    Subject to the last sentence of Section 9.2(c), it is acknowledged and agreed that Harsco shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including any expense reimbursement and indemnification obligations). Notwithstanding the foregoing, Harsco shall be entitled to specific performance of CD&R Investor’s obligations pursuant to the terms of this Agreement to cause the Equity Financing to be funded to fund the Transactions and to consummate the Closing only in the event that each of the following conditions has been satisfied: (i) CD&R Investor is required to complete the Closing on the Closing Date pursuant to Section 1.3, (ii) the Debt Financing has been obtained or will be obtained at the Closing if the Equity Financing is funded at the Closing, (iii) CD&R Investor fails to complete the Closing in accordance with Section 1.3 and (iv) Harsco has irrevocably confirmed that if specific performance is granted and the Equity Financing funded and the Debt Financing is obtained, and CD&R Investor otherwise complies with its obligations hereunder, then the Closing will occur.
(c)    Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance (other than on the basis that such remedy is not available pursuant to the terms of this Agreement in respect of the particular instance in question) to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.3. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with such order or injunction.
(d)    To the extent any party hereto brings any action prior to the Closing to enforce specifically the performance of the terms and provisions of this Agreement when available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus five (5) Business Days, or (ii) such other time period established by the court presiding over such action.
9.4    Waiver
Any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in or breaches of the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party to be bound thereby.
ARTICLE X

GENERAL PROVISIONS
10.1    Expenses
Except as otherwise set forth herein (including Section 4.14), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
10.2    Notices
All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by confirmed telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a party as will be specified by like notice):
(a)    if to Harsco:
Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011
Attn:      General Counsel
Fax:    (717) 265-8153
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:    Howard Chatzinoff
Attn: Jaclyn L. Cohen
Fax:    (212) 310-8007
(b)    if to CD&R Investor:
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attn:    Nathan Sleeper
Fax:    (212) 407-5252
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn:    Kevin A. Rinker
Fax:    (212) 521-7569

(c)    if to Buyer:
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attn:    Nathan Sleeper
Fax:    (212) 407-5252
and
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn:    Kevin A. Rinker
Fax:    (212) 521-7569
10.3    Severability
If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision that effects the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
10.4    Entire Agreement
This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements, together with the Confidentiality Agreement, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings with respect to the subject matter hereof and thereof, both written and oral. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.
10.5    Assignment
This Agreement shall not be assigned by any party without the prior written consent of the non-assigning Parties; provided, however, that CD&R Investor or Buyer may transfer or assign (including by way of a pledge), in whole or in part, to one or more of its Affiliates, without the consent of any other party, its rights hereunder, but no such transfer or assignment will limit CD&R Investor’s or Buyer’s obligations hereunder. Upon any such permitted assignment, the references in this Agreement to CD&R

Investor or Buyer, as the case may be, shall also apply to any such assignee unless the context requires otherwise.
10.6    No Third Party Beneficiaries
Except as otherwise expressly provided in ARTICLE VIII, except for Clayton, Dubilier & Rice, LLC in respect of the CD&R Deal Fee and except for the D&O Indemnitees with respect to the rights granted to them under Section 4.18, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Financing Sources shall be express third party beneficiaries of and have the right to enforce Sections 9.2, 10.6, 10.7, 10.8 and 10.10.
10.7    Amendment
This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties hereto. To the extent that any amendment or modification to Sections 9.2, 10.6, 10.7, 10.8 or 10.10 is sought which is adverse to the Financing Sources, the prior written consent of the Debt Commitment Parties shall be required before such amendment or modification is rendered effective. For purposes of this Section 10.7, references to “Debt Commitment Parties” shall include any parties that provide Alternative Financing as contemplated by Section 4.10.
10.8    Governing Law; Jurisdiction
(a)    This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.
(b)    Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or Federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or Federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Nothing in this Section 10.8 shall be deemed to prevent any party from seeking to remove any action to a Federal court in the State of New York. In addition, each of the Parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the borough of Manhattan in the City of New York, New York, whether a state or Federal court, and that the provisions of Section 10.10 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third party claim.
10.9    Public Announcements
From and after the date hereof through (and including) the Closing Date, the timing and content of all press releases or other written public announcements regarding any aspect of this Agreement to the financial community, employees or the general public by CD&R Investor or Harsco (or Buyer) shall be subject to prior consultation with and the consent of the other (which shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior consent of any other party, issue such a press release or other similar public statement as may be required by applicable Law or any listing agreement with a securities exchange to which the disclosing party is a party, if the disclosing party has used all commercially reasonable efforts to consult with the other and to obtain the other’s consent but has been unable to do so in a timely manner.
10.10    Waiver of Jury Trial
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DEBT FINANCING COMMITMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEBT FINANCING COMMITMENTS, THE GUARANTEE, THE ANCILLARY AGREEMENTS OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
10.11    Disclosure Generally
Information reflected in any Schedule is not necessarily limited to matters required by this Agreement to be reflected in such Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in any Schedule shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Target Entities or of the Business.

10.12    No Presumption Against Drafting Party
CD&R Investor and Harsco each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
10.13    Time Periods
Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.
10.14    Execution of Agreement
This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.
10.15    Harsco and CD&R Investor
Harsco acknowledges and agrees with CD&R Investor that Harsco shall cause the other Sellers, and CD&R Investor acknowledges and agrees with Harsco that CD&R Investor shall cause the Buyers to perform their respective obligations under this Agreement.
ARTICLE XI

CERTAIN DEFINITIONS
11.1    Certain Defined Terms
As used in this Agreement, the following terms shall have the following meanings:
“ABO” has the meaning given in Section 8.2(i)(iv).
“Adjustment Amount” has the meaning given in Section 1.9(g).
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.
“Agreed Calculation Principles” means such accounting principles, policies, methods, practices, categories, estimates, judgments and assumptions as are in accordance with Exhibit H, and, to the extent not inconsistent therewith, the accounting principles, policies, methods, practices, categories, estimates, judgments and assumptions as were used in preparing the Financial Statements as of and for the fiscal year ended December 31, 2012.

“Agreement” has the meaning given in the Preamble.
“Alternative Financing” has the meaning given in Section 4.10(a).
“Ancillary Agreements” means the Upper-Tier Partnership Agreement, the Holdings Partnership Agreement, the Investor Rights Agreement, the Guarantee, the Assignment and Assumption Agreements, the Transition Services Agreement, the CD&R Consulting Agreement, the Harsco Consulting Agreement, the CD&R Indemnification Agreement and the Harsco Indemnification Agreement.
“Anti-Corruption Laws” has the meaning given in Section 2.16(a).
“Applicable Non-U.S. Antitrust Approvals” means the necessary approvals, orders, permits or other Consents under any Competition Law set forth on Schedule 4.2.
“Asset Buyers” has the meaning given in the Preamble.
“Asset Sellers” means has the meaning given in the Preamble.
“Assets” has the meaning given in Section 2.11(a).
“Assignment and Assumption Agreements” has the meaning given in Section 1.8(a)(iii).
“Assumed Target Liabilities” has the meaning given in Section 1.2(a).
“Audited Financial Statements” has the meaning given in Section 2.5(a).
“Available Insurance Policies” has the meaning given in Section 4.9(c).
“Balance Sheet Date” means June 30, 2013.
“Brand” has the meaning given in the Recitals.
“Brand Closing” means the Closing as defined in the Brand Purchase Agreement.
“Brand Marketing Period” has the meaning given to such term in the Brand Purchase Agreement.
“Brand Purchase Agreement” has the meaning given in the Recitals.
“Brand Required Information” has the meaning given to such term in the Brand Purchase Agreement.
“Bullseye MergerSub” means Bullseye MergerSub, Inc., a Delaware corporation.
“Business” means (i) the business of renting and selling scaffolding, shoring, concrete forming and other similar access related systems and equipment and related services, including solely to the extent conducted in connection with the foregoing, related engineering and design, erection and dismantling, insulation and painting, equipment sales and plant maintenance, conducted by Harsco and its Subsidiaries and (ii) any other operations or activities conducted by the Target Entities, as of the date hereof.
“Business Benefit Plans” has the meaning given in Section 2.8(b).

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.
“Business Employee” means (i) any employee of a Target Entity and (ii) any employee of the Sellers or the Non-Company Affiliates whose employment is transferred to Buyer or a Target Entity pursuant to Section 4.6(a), in each case, including active and inactive and full-time and temporary employees.
“Buyer” has the meaning given in the Preamble.
“Buyer 401(k) Plan” has the meaning given in Section 4.6(k).
“Buyer Indemnified Parties” has the meaning given in Section 8.2.
“Buyers” has the meaning given in the Preamble.
“Cap Ex Shortfall” means any shortfall in the amount of capital expenditures by the Business (net of disposals) during the period beginning on January 1, 2013 and ending on the earlier of the Closing Date or February 28, 2014, relative to the budgeted capital expenditures for the same period as set forth on Schedule 2.5(d). For purposes of this definition, “capital expenditures” shall include (i) property, plant and equipment purchased with cash, (ii) property, plant and equipment acquired pursuant to financing leases (to the extent such leases are treated as Indebtedness), and (iii) property, plant and equipment which has been acquired for which payment has not yet been made (i.e., accounts payable). In the event that the Closing does not occur on a month-end date, the budgeted capital expenditures for the final month will be calculated pro rata based on the timing of Closing.
“Capital Expenditure Budget” has the meaning given in Section 2.5(d).
“Cash” shall mean the sum of cash, cash equivalents and liquid investments (plus all bank deposits in transit and less outstanding checks and overdrafts) of the Target Entities that are not subject to any restrictions on use; provided that in the case of Cash held by any entity for which the Business owns less than 100% of the economic interest, such amount shall be reduced proportionally to reflect the percentage of the economic interest not owned by the Business.
“Central States” has the meaning given in Section 4.6(m).
“CD&R Consulting Agreement” means the letter agreement to be entered into by Buyer and the other parties identified therein as of the Closing substantially in the form of Exhibit I hereto.
“CD&R Deal Fee” means the amount of the deal fee specified by CD&R Investor at least two Business Days prior to the Closing, up to a maximum of $20,750,000.00.
“CD&R Indemnification Agreement” means the indemnification agreement to be entered into by Buyer and the other parties identified therein as of the Closing substantially in the form of Exhibit J hereto.
“CD&R Investor” has the meaning given in the Preamble.
“CD&R Indemnified Parties” has the meaning given in Section 8.2.

“CD&R Investor Parties” means (i) CD&R Investor and the Guarantor, (ii) the Financing Sources, (iii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general and limited partners, stockholders and assignees of the persons named in clause (i) above and (iv) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general and limited partners, stockholders and assignees of the foregoing.
“CD&R Investor Partnership Interests” has the meaning given in the Recitals.
“CD&R Investor Transaction Expenses” means the costs, fees and expenses incurred by CD&R Investor and its Affiliates (including fees and expenses of legal, accounting and financial advisors and including the Debt Financing Fees and Expenses, but excluding, for the avoidance of doubt, original issue discount which shall be treated as ordinary interest payable under the Debt Financing Documents post-Closing) in connection with the transactions contemplated hereby (including the transaction contemplated by the Brand Purchase Agreement); provided that the CD&R Investor Transaction Expenses shall be subject to an overall cap of $130,000,000.00 less the amount of the CD&R Deal Fee (or, if the bridge loan under the Debt Financing is utilized, $137,500,000.00 less the amount of the CD&R Deal Fee).
“CGMI” has the meaning given in Section 3.6.
“Closing” has the meaning given in Section 1.3(a).
“Closing Cap Ex Shortfall” has the meaning given in Section 1.9(a).
“Closing Cash” has the meaning given in Section 1.9(a)(i).
“Closing Date” has the meaning given in Section 1.3(a).
“Closing Indebtedness” has the meaning given in Section 1.9(a).
“Closing Net Working Capital” has the meaning given in Section 1.9(a).
“Closing Statement” has the meaning given in the Section 1.9(a).
“Closing Transactions” means (i) any step set forth on Exhibit G other than the steps step 4.1 and step 13.1 set forth on Exhibit G (i.e., related to the transactions contemplated by Section 4.20 and Section 4.21), (ii) if the French Sale Option is exercised pursuant to the express terms of Section 4.20, step 4.1 set forth on Exhibit G, (iii) subject to the completion of the Consultations pursuant to the express terms of Section 4.21, step 13.1 set forth on Exhibit G and (iv) the transactions described in clauses (iii) and (iv) of the fifth Recital to this Agreement; provided that any step on Exhibit F which occurs between Harsco or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, on the Closing shall also be a “Closing Transaction.”
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
“Company” has the meaning given in the Recitals.
“Company Contribution” has the meaning given in Section 1.4(b).

“Company Policy” has the meaning given in Section 2.17.
“Competing Person” has the meaning given in Section 7.1(a).
“Competition Laws” mean any Laws, including the HSR Act, relating to the regulation of monopolies or competition in any jurisdiction.
“Competitive Activity” has the meaning given in Section 7.1(a).
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 20, 2012, between Clayton, Dubilier & Rice, LLC and Harsco.
“Consent” means a consent, authorization or approval of a Person or a waiver by a Person.
“Consolidated Tax Return” means any Tax Return filed or required to be filed with respect to which any of the Target Entities joins with Harsco or any of its Affiliates (other than any Target Entity) to file such Tax Return on a consolidated, combined, unitary or similar basis.
“Consultations” has the meaning given in Section 4.21.
“Contract” means any written contract, agreement, license, lease, sales order, purchase order, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of the Target Entities.
“Contributions” has the meaning given in Section 1.4(b).
“Copyrights” has the meaning given in the definition of Intellectual Property.
“Coverage Claims” has the meaning given in Section 4.9(c)(ii).
“CPA Firm” has the meaning given in Section 1.9(d).
“Debt Commitment Parties” has the meaning given in Section 3.6.
“Debt Financing” has the meaning given in Section 3.6.
“Debt Financing Commitment” has the meaning given in Section 3.6.
“Debt Financing Fees and Expenses” has the meaning given in Section 4.14(b).
“Deductible” has the meaning given in Section 8.4(b).
“Deferred Baroom Closing” has the meaning set forth in Section 1.7(b).
“Deferred Baroom Closing Date” has the meaning set forth in Section 1.7(a).
“Deferred Baroom Entity” has the meaning set forth in Section 1.7(a).
“Deferred China Closing” has the meaning given in Section 1.6(b).
“Deferred China Closing Date” has the meaning given in Section 1.6(a).
“Deferred China Entities” has the meaning given in Section 1.6(a).

“Deferred India Closing” has the meaning given in Section 1.5(b).
“Deferred India Closing Date” has the meaning given in Section 1.5(a).
“Deferred India Entity” means a private limited company to be incorporated in India and wholly owned by Harsco Investments Europe BV and MultiServ International BV prior to Closing, which, pursuant to a business transfer agreement by and among Harsco India Private Ltd., the Deferred India Entity and the other parties thereto, the Deferred India Entity will own all of the India Business.
“Definitive Agreements” has the meaning given in Section 4.10(a).
“Dollars” or “$” means U.S. dollars.
“Domain Names” has the meaning given in the definition of Intellectual Property.
“D&O Indemnitees” has the meaning given in Section 4.18(a).
“Employee Plan” means any material (i) employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) including any pension, profit-sharing, retirement, death, disability, supplemental retirement, welfare benefit, retiree health, and life insurance plans, agreements or arrangements, and any material (ii) bonus, stock option, stock purchase, restricted stock, phantom stock or other equity-based arrangement, incentive, deferred compensation, termination, severance, retention, change of control, health, group insurance, vacation or other employee benefit plan, program, policy or arrangement, whether written or unwritten, other than, in each case, an employee benefit plan, program, policy or arrangement maintained pursuant to a requirement of applicable Law and that does not provide retirement benefits.
“Encumbrance” means any pledge, lien (including a Tax lien), collateral assignment, security interest, mortgage, option, easement, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any material adverse claim of title, ownership or use, or any agreement of any kind restricting transfer.
“Engagement Letter” has the meaning given in Section 3.6.
“Environment” means the ambient air, surface water, ground water, land, and surface or subsurface strata.
“Environmental Law” means any Law governing or relating to pollution, protection of the Environment or natural resources or exposure to Hazardous Substances.
“Equity Financing” has the meaning given in Section 3.6.
“Equity Financing Commitment” has the meaning given in Section 3.6.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ERISA Affiliate Liabilities” has the meaning given in Section 4.6(n).
“Estimated Closing Cap Ex Shortfall” has the meaning given in Section 1.2(b)(vi).
“Estimated Closing Cash” has the meaning given in Section 1.2(b)(i).
“Estimated Closing Indebtedness” has the meaning given in Section 1.2(b)(ii).
“Estimated Closing Net Working Capital” has the meaning given in Section 1.2(b)(iii).
“Estimated Closing Statement” has the meaning given in Section 1.2(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 1.1(b).
“Excluded Target Liabilities” means the Liabilities of Harsco or the Asset Sellers set forth on Schedule 1.2(a).
“Exhibit” or “Exhibits” means respectively the document or documents attached to this Agreement as exhibits.
“Fair Market Value” has the meaning given in Section 4.22(b).
“Fee Credit Letter” has the meaning given in Section 3.6.
“Fee Letter” has the meaning given in Section 3.6.
“Final Closing Statement” has the meaning given in Section 1.9(e).
“Financial Statements” has the meaning given in Section 2.5(a).
“Financing” has the meaning given in Section 3.6.
“Financing Commitments” has the meaning given in Section 3.6.
“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing Commitment or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 3.6 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, and the officers, directors, employees, agents, representatives, successors and assigns of the foregoing.
“French Business” has the meaning given in Section 4.20.
“French Sale Option” has the meaning given in Section 4.20.
“FRC” has the meaning given in the Recitals.
“Fundamental Representations” has the meaning given in Section 8.4(a).
“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.
“Government Official” means any (i) officer or employee of a Governmental Body or instrumentality thereof (including any state-owned or state-controlled enterprise), or of a public international organization, (ii) holder of public office, candidate for public office, political party, official of a political party or member of a royal family or (iii) any Person acting for or on behalf of any such Governmental Body or instrumentality thereof (including any state-owned or state-controlled enterprise).
“Governmental Order” means any order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Body.
“GS” has the meaning given in Section 3.6.
“Guarantee” means the limited guarantee by Guarantor, dated as of the date hereof, in favor of Harsco with respect to certain obligations of CD&R Investor arising under, or in connection with, this Agreement.
“GRA” has the meaning given in Section 5.11(d).
“Guarantor” has the meaning given in the Recitals.
“Harsco” has the meaning given in the Preamble.
“Harsco Benefit Plans” has the meaning given in Section 2.8(b).
“Harsco Company Shares” has the meaning given in the Recitals.
“Harsco Consulting Agreement” means the letter agreement to be entered into by Buyer and the other parties identified therein as of the Closing substantially in the form of Exhibit K hereto.
“Harsco Deal Fee” means $3,800,000.
“Harsco Defined Contribution Plans” has the meaning given in Section 4.6(k).
“Harsco Designations” has the meaning given in Section 7.5(c).
“Harsco House” shall mean the premises located at 299 Regent Park, Kingston Road, Leatherhead, Surrey, United Kingdom.
“Harsco Incremental Transaction Expenses” has the meaning given in Section 4.14(c).
“Harsco Indemnification Agreement” means the indemnification agreement to be entered into by Buyer and the other parties identified therein as of the Closing substantially in the form of Exhibit L hereto.
“Harsco Indemnified Parties” has the meaning given in Section 8.1.
“Harsco Information” has the meaning given in Section 4.5(b).
“Harsco Letters of Credit” has the meaning given in Section 4.17.

“Harsco Parties” has the meaning given in Section 9.2(e).
“Harsco Partnership Interests” has the meaning given in the Recitals.
“Harsco Pension Scheme” means the occupational pension scheme currently governed by Rules dated April 28, 2004, as amended.
“Harsco Required Information” has the meaning given in Section 4.11(a)(4).
“Hazardous Substance” means any hazardous substance, hazardous waste, toxic substance, pollutant, and any other similarly described substance as defined as such in any applicable Environmental Law, including petroleum, petroleum products, asbestos and asbestos containing materials.
“Holdings Partnership” has the meaning given in Recitals.
“Holdings Partnership Agreement” means the limited partnership agreement of Holdings Partnership to be entered into by its partners substantially concurrently with the Closing.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HUG” has the meaning given in Section 1.4(a).
“Inactive Employees” has the meaning given in Section 4.6(c).
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (v) any obligations of such Person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP, (vi) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (vii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a Subsidiary of such Person, (viii) Restructuring Expenses (to be included for purposes of Sections 1.2 and 1.9 only) and (ix) Repatriation Costs (to be included for purposes of Sections 1.2 and 1.9 only), other than, in each case (other than clause (viii), in relation to any pension arrangement in the UK or any operating lease for fixed assets.
“Indemnified Party” has the meaning given in Section 8.7(a)(i).
“Indemnifying Party” has the meaning given in Section 8.7(a)(i).
“Indemnitee” means any Indemnified Party or Tax Indemnified Party.
“Indemnity Payment” has the meaning given in Section 8.6(b).
“India Business” the assets, operations and liabilities relating to the Business of Harsco India Private Ltd.
“Infrastructure MEPP Summary” has the meaning given in Section 2.8(i).

“Infrastructure Multiemployer Plan” has the meaning given in Section 2.8(h)(i).
“Initial Cash Purchase Price” has the meaning given in Section 1.2(a)(i).
“Insurance Cap” has the meaning given in Section 4.18(b).
“Intellectual Property” means any of the following: United States or foreign (i) patents and patent applications (collectively, “Patents”); (ii) registered and unregistered trademarks, service marks, trade dress and other indicia of origin, pending trademark and service mark registration applications and intent-to-use registrations or similar reservations of marks (collectively, “Marks”); (iii) registered and unregistered copyrights (including in Software) and applications for registration (collectively, “Copyrights”); (iv) internet domain names and URLs (“Domain Names”); (v) trade secrets and proprietary information, including unpatented inventions, invention disclosures, know-how, methods, processes, customer lists, data and databases, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (vi) rights or paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights”; and (vii) any other intellectual property rights.
“Intellectual Property Contract” means any Contract to which (i) any Target Entity is a party or (ii) any Asset Seller is a party and which primarily relates to the Business, in each case, pursuant to which (A) any Target Entity or any such Asset Seller permits any Person to use any Owned Intellectual Property, (B) any Person permits any Target Entity or any such Asset Seller to use Intellectual Property not owned by any Target Entity, or (C) any Target Entity or any such Asset Seller’s right to use or register Intellectual Property is restricted.
“Intercompany Balances” means, as of any date, all balances as of such date between Harsco and the Non-Company Affiliates, on the one hand, and the Target Entities, on the other hand, including intercompany accounts receivable and intercompany accounts payable.
“Intercompany Contract” has the meaning given in Section 2.14(a)(viii).
“Intercompany Obligation” means any obligation between any Target Entity and any other Affiliate of Harris (that is not a Target Entity).
“Intermediate Company” has the meaning given in Section 3.1.
“Internal IT Systems” means the hardware, Software, network and telecommunications equipment and Internet-related information technology infrastructure owned or leased by Harsco or any of its Affiliates (including the Target Entities).
“Intracompany Obligation” means any obligation between any two or more of the Target Entities, including intercompany accounts receivable and intercompany accounts payable between such entities.
“Investor Rights Agreement” has the meaning set forth in the Recitals.
“Irrevocable Offer” has the meaning given in Section 4.2.
“IRS” means the United States Internal Revenue Service.

“JV Partner” means any Person that will own, immediately after giving effect to the Closing Transactions and the Closing, any capital stock or other equity interests in any Target Entity (other than Buyer and its subsidiaries as of such time).
“Knowledge” means, when used with respect to Harsco, the actual knowledge, after reasonable inquiry, of any person set forth on Schedule 11.1(b).
“Labor Agreement” has the meaning given in Section 4.6(d).
“Law” means any applicable foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Body.
“Leased Employees” has the meaning given in Section 4.6(c)(3).
“Leased Real Property” has the meaning given in Section 2.12(b).
“Leasing Period” has the meaning given in Section 4.6(c)(3).
“Liability” or “Liabilities” means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties.
“Loss” means any and all Liabilities, losses, damages, expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses, in each case, in connection with any Proceeding), costs, fines, fees, penalties and obligations, whether or not involving a Third Party Claim.
“Loss of Coverage” has the meaning given in Section 4.6(c).
“Major Customers” has the meaning given in Section 2.21.
“Major Suppliers” has the meaning given in Section 2.21.
“Market Rent” has the meaning given in Section 4.22(b).
“Marketing Period” means the first period of twenty-five (25) consecutive calendar days after the date hereof throughout and at the end of which (a) CD&R Investor shall have the Harsco Required Information and the Brand Required Information, (b) the Offering materials shall be in customary complete form (except for portions thereof and information that would customarily be provided by lead arrangers) and (c) (x) the conditions set forth in Section 6.2 (other than Section 6.2(h)) shall be satisfied (excluding conditions that, by their nature, are satisfied at Closing) and nothing has occurred and no condition exists that would be reasonably likely to cause any of the conditions set forth in Section 6.2 (other than Section 6.2(h)) to fail to be satisfied assuming the Closing were to occur any time during such 25 consecutive calendar day period and (y) the conditions set forth in Sections 7.1 and 7.3 of the Brand Purchase Agreement shall be satisfied and nothing has occurred and no condition exists that would be reasonably likely to cause any of the conditions set forth in Sections 7.1 and 7.3 of the Brand Purchase Agreement to fail to be satisfied, assuming the closing were to occur at any time during such 25 consecutive calendar day period; provided that (i) (A) if such consecutive calendar day period commences between (and including) November 8, 2013 and November 13, 2013, it shall end no earlier than December 14, 2013, (B) the period from (and including) November 27, 2013 through (and including) December 1,

2013 shall be disregarded for purposes of calculating such 25 consecutive calendar day period (and for purposes of determining whether such period is consecutive) and (C) if such period shall not have ended on or prior to December 20, 2013, such period shall not commence before January 6, 2014, and (ii) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period, (A) financial statements included in the Harsco Required Information becomes stale under such that it would not permit a registration statement including such financial statements to be declared effective by the SEC on the last day of such 25 consecutive calendar day period under Rule 3-12 of Regulation S-X promulgated under the Securities Act, in which case the Marketing Period shall not be deemed to commence unless and until the earliest date on which Harsco has furnished CD&R Investor with updated Harsco Required Information, (B) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the annual financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another nationally-recognized independent public accounting firm, or (C) Harsco or any of its Affiliates restates or Harsco’s board of directors has determined to restate any historical financial statements of the Business included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or Harsco’s board of directors subsequently concludes that no restatement shall be required in accordance with GAAP , and (iii) the Marketing Period shall not be deemed to have commenced if, the Marketing Period, the Brand Marketing Period shall have been deemed not to have commenced pursuant to the terms of the Brand Purchase Agreement, in which case the Marketing Period shall not be deemed to commence unless and until the Brand Marketing Period has commenced, provided, further, that if Harsco in good faith reasonably believes that Marketing Period has commenced, it may deliver to the CD&R Investor a written notice to that effect (stating when it believes it had commenced), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless the CD&R Investor in good faith reasonably believes the Marketing Period has not commenced and, three (3) calendar days following receipt of such notice delivers a written notice to Harsco to that effect (stating with reasonable specificity why the CD&R Investor reasonably believes the Marketing Period had not commenced).
“Marks” has the meaning given in the definition of Intellectual Property.
“Material Adverse Effect” means any change, effect, occurrence or state of facts that, individually or in the aggregate, has a materially adverse effect, (a) on the financial condition, business, properties, rights, assets or results of operations of the Business, taken as a whole, other than any change, effect, occurrence or state of facts to the extent relating to (i) changes in business, economic or regulatory conditions as a whole or in the industries in which the Target Entities operate, (ii) changes in political conditions in any country or jurisdiction in which the Business or any Target Entity operates, (iii) an outbreak or escalation in hostilities involving the United States or any country or jurisdiction in which the Business or any Target Entity operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any such country or jurisdiction, or any of their respective territories, possessions, or military installations, (iv) changes in financial, banking or securities markets (including any disruption thereof and changes in interest or exchange rates), (v) changes in GAAP or Law, (vi) changes in commodity prices, (vii) the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby, including (A) the loss of any customers, suppliers, employees or joint venture partners (if, and only if, such loss primarily results from such announcement) and (B) compliance with the covenants set forth herein (other than for purposes of the representations and warranties contained in Sections 2.3 and 2.15 and the conditions in Section 6.2(a) to the extent they relate to the representations and warranties contained in Sections 2.3 and 2.15), and (viii) any failure by the Target Entities or the Business to meet any projections, forecasts or estimates of revenue or earnings (provided that the underlying cause of such failure may be considered in determining whether there is a Material Adverse Effect), except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that such adverse effects materially and disproportionately have a greater adverse impact on the Target Entities, taken as a whole, as compared to the adverse impact such changes have on companies in the industry in which the Target Entities operate or (b) would, or would reasonably be expected to, prevent, materially delay, or materially impede the performance by Harsco of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
“Material Contracts” has the meaning given in Section 2.14(a)(xi).
“Minimum Per Claim Amount” has the meaning set forth in Section 8.4(c).
“Minority Investment” has the meaning given in Section 7.1(b)(ii).
“MSSF” has the meaning given in Section 3.6.
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA that is maintained in the United States.
“Net Working Capital” means, as of the applicable time for determination thereof, (i) the aggregate of the Current Assets minus (ii) the aggregate of the Current Liabilities, calculated in accordance with the Agreed Calculation Principles. For purposes of this definition, (A) “Current Assets” means the sum of all current assets of the Target Entities, including in each case, accounts receivable, VAT receivables, prepaid expenses and inventory, but excluding cash and cash equivalents, deferred Tax assets and any accounts receivable due or owing to any Target Entity from Harsco or any of its Affiliates (other than intercompany trade receivables arising in the ordinary course of the Business to the extent that they are not eliminated prior to Closing), and (B) “Current Liabilities” means the sum of all current liabilities of the Target Entities, including in each case all accounts payable and accrued expenses and deferred revenue, but excluding any current portion of Closing Indebtedness, Restructuring Expenses (irrespective of when such restructuring liabilities are payable), deferred Tax liabilities and any accounts payable owed by any Target Entity to Harsco or any of its Affiliates (other than intercompany trade payables arising in the ordinary course of the Business to the extent that they are not eliminated prior to Closing). For the avoidance of doubt, (x) current assets shall not include any receivable of any Target Entity under any Tax sharing, grouping or similar arrangement with Harsco or any Non-Company Affiliate, (y) current assets shall include any intercompany trade payables and receivables due or owing to any Target Entity from Harsco or any of its Affiliates arising in the ordinary course of the Business to the extent that they are not eliminated prior to Closing and (z) current liabilities shall include any intercompany trade payables and receivables arising in the ordinary course of the Business due or owing by any Target Entity from Harsco or any of its Affiliates, to the extent that they are not eliminated prior to Closing, in each case, calculated in accordance with the principles set forth on Exhibit H. For the avoidance of doubt, Net Working Capital shall exclude all cash, cash equivalents and liquid investments (plus all bank deposits in transit and less all outstanding checks and overdrafts) of the Target Entities, including amounts in both U.S. and non-U.S. entities.
“Netherlands Business” has the meaning given in Section 4.21.
“Netherlands Transaction” has the meaning given in Section 4.21.

“Non-Company Affiliate” means any Affiliate of Harsco other than the Target Entities (after giving effect to the Transactions).
“Non-Competition Period” has the meaning given in Section 7.1(a).
“Non-Solicitation Period” has the meaning given in Section 7.2(a).
“Non-U.S. Pension Indemnitees” has the meaning given in Section 8.2(i)(iv)(B).
“Objection” has the meaning given in Section 1.9(c).
“OFAC” has the meaning given in Section 2.16(f).
“Offering Materials” has the meaning given in Section 4.11(a)(4).
“Original Valuations” has the meaning given in Section 4.22(b).
“Outside Date” has the meaning given in Section 9.1(d).
“Owned Intellectual Property” has the meaning given in Section 2.13(a).
“Owned Real Property” has the meaning given in Section 2.12(a).
“Parties” has the meaning given in the Preamble.
“Partnership” has the meaning given in the Recitals.
“Partnership Company Shares” has the meaning given in Section 1.4(b).
“Partnership Contribution” has the meaning given in Section 1.4(b).
“Patents” has the meaning given in the definition of Intellectual Property.
“Pension Obligation” has the meaning given in Section 8.2(i)(iv).
“Permit” means any permit, license, approval, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Body pursuant to Law.
“Permitted Encumbrances” means (i) any Encumbrance imposed by federal and state securities Laws; (ii) liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Harsco (or any of its Affiliates) or the Target Entities and for which adequate reserves are maintained on the financial statements of Harsco (or any of its Affiliates) or the Target Entities in accordance with GAAP consistently applied; (iii) mechanics’, construction, carriers’, workers’, repairers’ and similar statutory liens imposed by law arising or incurred in the ordinary course of business for amounts which are not delinquent and for which adequate reserves are maintained on the financial statements of Harsco (or any of its Affiliates), the Target Entities in accordance with GAAP consistently applied; (iv) zoning, entitlement, building and other land use regulations imposed by any Governmental Body having jurisdiction over the Leased Real Property or Owned Real Property which if violated do not, individually or in the aggregate, (A) materially impair the occupancy or use of the Leased Real Property or Owned Real Property for the purposes for which it is currently used or proposed to be used or (B) materially affect the value of the Leased Real Property or the Owned Real Property; (v) defects or imperfections in title, Encumbrances, covenants, conditions, restrictions, reservations, limitations, exemptions, rights-of-way, easements and other similar matters of record affecting title to the Leased Real Property or Owned Real Property which do not, individually or in the aggregate, (A) materially impair the occupancy or use of the Leased Real Property or Owned Real Property for the purposes for which it is currently used or proposed to be used or (B) materially affect the value of the Leased Real Property or the Owned Real Property; (vi) defects or imperfections in title, Encumbrances, covenants, conditions, restrictions, reservations, limitations, and other similar matters affecting the Owned Intellectual Property which do not, individually or in the aggregate, (A) materially impair the use of the Owned Intellectual Property for the purposes for which it is currently used or proposed to be used or (B) materially affect the value of the Owned Intellectual Property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (viii) liens securing rental payments under capital lease arrangements; (ix) liens of any lessor under any lease agreement; (x) rights of expropriation, access or user or any similar rights conferred on or reserved by or in any statute of a Governmental Body; and (xi) liens set forth on Schedule 11.1(c).
“Person” means any natural person, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, group, association or unincorporated organization or any other form of business or professional entity, but does not include a Governmental Body.
“Post-Closing Tax Period” means (i) any Tax period ending after the Closing Date and (ii) in the case of any Straddle Period, the portion of such period beginning after, but not including, the Closing Date.
“Pre-Closing Damages Proceeding” has the meaning given in Section 9.2(e).
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Pre-Closing Transactions” means the restructuring transactions set forth on Exhibit F; provided that any step on Exhibit G which occurs among Harsco or any of its Affiliates prior to the Closing shall also be a “Pre-Closing Transaction.”
“Prime Rate” has the meaning given in Section 1.9(h).
“Proceeding” has the meaning given in Section 2.7.
“Protective GRA” has the meaning given in Section 5.11(d).
“Purchase Price” has the meaning given in Section 1.2(a).
“Real Property Leases” has the meaning given in Section 2.12(b).
“Redirected Domains” has the meaning given in Section 7.5(g).
“Registered Intellectual Property” has the meaning given in Section 2.13(a).
“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment.
“Repatriation Schedule” is the schedule of repatriation costs on Exhibit N.

“Repatriation Costs” shall mean the costs that would be incurred as a result of repatriating to the United States, after the Closing, an amount of Cash equal to the foreign cash balance at Closing less the net Cash receipts in the five business days prior to Closing, calculated on a jurisdiction by jurisdiction basis, including any costs that would arise as a result of withholding, income or other Taxes, computed without regard to net operating losses, using the tax rates set forth on the Repatriation Schedule.
“Replicated Contracts” means the contracts set forth on Schedule 4.13(b) as well as any Shared Contract which is not set forth on Schedule 4.13(b) but which, in the good faith judgment and mutual agreement of CD&R Investor, Harsco and Buyer, should be deemed a Replicated Contract.
“Required Information” means the Harsco Required Information and the Brand Required Information, collectively.
“Required Remediation Activity” has the meaning given in Section 8.4(d).
“Relevant Persons” has the meaning given in Section 2.16(f).
“Resolution Period” has the meaning given in Section 1.9(c).
“Resolved Matters” has the meaning given in Section 1.9(c).
“Restructuring Expenses” means restructuring liabilities of the Business, calculated in a manner consistent with past practice (including with respect to discounting), provided that to the extent that any such liabilities are not already discounted to reflect their net present value, such undiscounted liabilities shall be discounted to reflect their net present value at a rate of 10%, but not including any reserves relating to the leases in Items 2 and 3 on Schedule 1.1(b).
“Return Date” has the meaning given in Section 4.6(c).
“Review Period” has the meaning given in Section 1.9(c).
“Schedule” or “Schedules” means the Schedules referenced in the introductory paragraph to ARTICLE II (for the avoidance of doubt, whether or not relating to the provisions of ARTICLE II).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sellers” has the meaning given in the Preamble.
“Shared Contract” means any Contract (i) to which Harsco or any Non-Company Affiliate is a party and (ii) which relates to, or provides a benefit to, the Business; provided that Shared Contracts shall not include any Contract which is a Target Asset unless such Contract relates to, or provides a benefit to, any business of Harsco (other than the Business).
“Software” means all computer software, including application software, system software firmware, source code and object code versions thereof, in any and all forms and media, and all related documentation.
“Stock Buyers” has the meaning given in the Preamble.

“Stock Sellers” has the meaning given in the Preamble.
“Straddle Period” means, as the context requires, any Tax period with respect to any Target Entity that begins before but ends after the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); provided that each of the entities identified on Schedule 2.2(a) without an asterisk beside such entities name shall be deemed a Subsidiary of Harsco and/or a Target Entity, as applicable. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.
“Target Assets” has the meaning given in the Recitals.
“Target Entities” means, collectively, the entities identified on Schedule 2.2(a) under the columns titled “Target Entity”; provided that for purposes of calculating the Estimated Closing Statement and the Closing Statement, and the applicable provisions and definitions relating thereto, “Target Entities” shall be deemed to include the Asset Sellers to the extent of any Cash, Indebtedness or Net Working Capital that is transferred to an Asset Buyer as part of the Target Assets or Assumed Liabilities (but excluding, for the avoidance of doubt, any such items that are not transferred to an Asset Buyer).
“Target Entity Benefit Plans” has the meaning given in Section 2.8(a).
“Target Net Working Capital” shall mean $193,505,000.
“Target Shares” has the meaning given in the Recitals.
“Tax” or “Taxes” means all taxes of any kind whatsoever (whether payable directly or by withholding), including franchise, income, gross receipts, personal property, real property, ad valorem, value added, VAT, sales, use, documentary, stamp, intangible personal property, social security, wages, pension, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any Tax Authority.
“Tax Authority” means any Governmental Body, including social security administrators, or any agent thereof (third party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.
“Tax Benefit Payment” has the meaning given in Section 8.6(b).
“Tax Claim” has the meaning given in Section 5.2(a).
“Tax Indemnified Party” has the meaning given in Section 5.2(a).

“Tax Indemnifying Party” has the meaning given in Section 5.2(a).
“Tax Return” means any report, return, document, declaration, payee statement or other information or filing required to be supplied to any Tax Authority with respect to Taxes.
“Tax Sharing Agreements” has the meaning given in Section 5.6.
“Termination Fee” has the meaning given in Section 9.2(b).
“Third Party Claim” has the meaning given in Section 8.7(a)(i).
“Third Valuation” has the meaning given in Section 4.22(b).
“Trade Secrets” has the meaning given in the definition of Intellectual Property.
“Transactions” means, collectively, the Pre-Closing Transactions and the Closing Transactions.
“Transaction Taxes” has the meaning given in Section 5.4.
“Transferred Employees” means all individuals who are Business Employees as of the Closing, excluding (x) any Business Employees covered by a collective bargaining agreement, works council or similar agreement and (y) any Inactive Employees who do not return to active employment with the Target Entities on or prior to the first anniversary of the Closing Date.
“Transition Services Agreement” has the meaning given in the Recitals.
“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.
“Triggering Event” has the meaning given in Section 4.9(b).
“TUPE” has the meaning given in Section 4.6(a)(i).
“TUPE-Equivalent Regulations” has the meaning given in Section 4.6(a)(i).
“UBSLF” has the meaning given in Section 3.6.
“UBSS” has the meaning given in Section 3.6.
“UK Closing” has the meaning given in Section 1.4(b).
“UK Closing Date” has the meaning given in Section 1.4(a).
“UK Entity” has the meaning given in Section 1.4(a).
“UK Entity Contribution” has the meaning given in Section 1.4(a).
“UK Shares” has the meaning given in Section 1.4(a).
“Unresolved Matters” has the meaning given in Section 1.9(d).
“Upper-Tier Partnership” has the meaning given in the Recitals.

“Upper-Tier Partnership Agreement” means the limited partnership agreement of the Upper-Tier Partnership, by and amongst Harsco, CD&R Investor and the other parties thereto, substantially in the form attached as Exhibit M.
“VAT” means any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, irrespective of the jurisdiction in which it is imposed.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any other similar Law.
“Works Council” has the meaning given in Section 4.6(b).
11.2    Interpretation
The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between language or amounts contained in the body of the Agreement and language or amounts contained in the Exhibits or Schedules attached hereto, the language or amounts in the body of the Agreement shall control. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person in, or with respect to, an agreement includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of such agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Underscored references to Articles, Sections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.
[Remainder of page intentionally left blank]

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, Harsco, CD&R Investor, the Company and Buyer have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.
HARSCO CORPORATION

By:    /s/ Patrick K. Decker
Name:    Patrick K. Decker
Title:     President and Chief Executive Officer

CD&R BULLSEYE HOLDINGS, L.P.
By: CD&R Investment Associates IX, Ltd.,
its general partner

By:    /s/ Theresa A. Gore
Name:    Theresa A. Gore
Title:     Vice President, Treasurer and Secretary

BULLSEYE INVESTORS, INC.

By:    /s/ Theresa A. Gore
Name:    Theresa A. Gore
Title:     Vice President and Secretary

BULLSEYE, INC.

By:    /s/ Theresa A. Gore
Name:    Theresa A. Gore
Title:     Vice President and Secretary

EXHIBIT A - LIST OF STOCK SELLERS AND STOCK BUYERS
EXHIBIT B - LIST OF ASSET SELLERS AND ASSET BUYERS
EXHIBIT C - FORM OF INVESTOR RIGHTS AGREEMENT
EXHIBIT D - FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT E - BRAND PURCHASE AGREEMENT
EXHIBIT F - PRE-CLOSING TRANSACTIONS
EXHIBIT G - CLOSING TRANSACTIONS
EXHIBIT H - NET WORKING CAPITAL STATEMENT METHODOLOGY
EXHIBIT I - CD&R CONSULTING AGREEMENT

EXHIBIT J - CD&R INDEMNIFICATION AGREEMENT
EXHIBIT K - HARSCO CONSULTING AGREEMENT
EXHIBIT L - HARSCO INDEMNIFICATION AGREEMENT
EXHIBIT M - FORM OF UPPER-TIER PARTNERSHIP AGREEMENT
EXHIBIT N - REPATRIATION SCHEDULE